                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12
                                Metrocall, Inc.
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     [X] No fee required.

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         0-11.

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         filing fee is calculated and state how it was determined):

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         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                               [METROCALL LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 7, 1997

To the Stockholders of Metrocall, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Metrocall, Inc. ("Metrocall") will be held at the Ritz-Carlton, Pentagon City located at 1250 South Hayes Street, Arlington, Virginia on May 7, 1997, at 9:00 a.m., Eastern Daylight Savings Time, to consider and act upon the following proposals:

          1. To elect three directors, each for a three-year term (Proposal
     One);

          2. To ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent public accountants of Metrocall for the fiscal year ending December 31, 1997 (Proposal Two);

          3. To consider and act upon the amendment to Metrocall's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 33,500,000 to 60,000,000 (Proposal Three);

          4. To consider and act upon the proposal to approve the provisions of
     Section 5 of the Certificate of Designation for the Series B Preferred Stock permitting the convertibility of Series B Preferred Stock into Common Stock (Proposal Four);

          5. To consider and act upon certain amendments to Metrocall's 1996 Stock Option Plan (Proposal Five); and

          6. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to Metrocall's Bylaws, the Board of Directors has fixed the close of business on March 14, 1997, as the record date for the Annual Meeting. Only holders of record of Metrocall Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                                            By Order of the Board of Directors

                                            /s/ RICHARD M. JOHNSTON

                                            Richard M. Johnston
                                            Chairman of the Board

Alexandria, Virginia,
April 17, 1997

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                METROCALL, INC.

                                PROXY STATEMENT

                                      FOR
                    ANNUAL MEETING OF METROCALL STOCKHOLDERS

                           TO BE HELD ON MAY 7, 1996

                             INTRODUCTORY STATEMENT

     This Proxy Statement is being furnished to the stockholders of Metrocall, Inc., a Delaware corporation ("Metrocall" or the "Company"), as part of the solicitation of proxies by its board of directors (the "Board of Directors" or the "Board") from holders of the outstanding shares of Metrocall common stock, par value $.01 per share ("Common Stock" or "Metrocall Common Stock"), for use at the Annual Meeting of Stockholders of Metrocall to be held on May 7, 1997, and at any adjournments thereof ("Annual Meeting") at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia at 9:00 a.m., Eastern Daylight Savings Time. At the Annual Meeting, stockholders will be asked to elect three members of the Board of Directors (Proposal One); ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1997 (Proposal Two); consider and act upon the amendment to Metrocall's Amended and Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock (Proposal Three); consider and act upon the proposal to approve the provisions of Section 5 of the Certificate of Designation for the Series B Preferred Stock permitting convertibility of Series B Preferred Stock into Common Stock (Proposal Four); consider and act upon certain amendments to Metrocall's 1996 Stock Option Plan (Proposal Five); and to transact such other business as may properly come before the meeting or any adjournments thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to stockholders of Metrocall on or about April 17, 1997.

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Each outstanding share of Common Stock is entitled to one vote on all matters as to which a vote is taken at the Annual Meeting. The close of business on March 14, 1997, has been fixed by the Board of Directors of Metrocall as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Common Stock outstanding on the Record Date was 25,050,617. The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the Record Date (12,525,309 shares) is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Directors are elected (Proposal One) by a plurality of the votes of shares present (in person or by proxy) and entitled to vote. Proposal Two (Ratification of Independent Public Accountants) will be approved if the votes cast in favor of the proposal exceed the votes cast in opposition to the proposal. Abstentions and broker non-votes with regard to Proposals One and Two will have no effect on the outcome. Proposal Three (Amendment to Metrocall's Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares) requires the affirmative vote of a majority of the Common Stock outstanding and entitled to vote as of the record date. Abstentions and broker non-votes will be equivalent to a vote against Proposal Three. Proposal Four (Convertibility of Series B Preferred Stock into Common Stock) and Proposal Five (Amendment to Metrocall's 1996 Stock Option Plan) each require the affirmative vote of a majority of the votes of shares present or represented and entitled to vote at the Annual Meeting. For purposes of determining the number of votes present or represented and entitled to vote with respect to Proposals Four and Five, abstentions will be counted (and will, therefore, be equivalent to a vote against), but broker non-votes will not be counted.
     All proxies in the enclosed form of proxy that are properly executed and returned to Metrocall prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. Executed but unmarked proxies will be voted FOR all proposals set forth in this Proxy Statement. Any proxy may be revoked by any stockholder who attends the Annual Meeting and gives notice of his or her intention to vote in person without compliance with any other formalities. In addition, any Metrocall stockholder may revoke a proxy at any time before it is voted by executing and delivering a subsequent proxy or by delivering a written notice to the Secretary of Metrocall stating that the proxy is revoked. At the Annual Meeting, stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election.
     The Board of Directors does not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, it is intended that the persons named in the applicable form of proxy will vote in accordance with their best judgment on such matters.
     The expense of printing this Proxy Statement and the proxies solicited hereby will be paid by Metrocall. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of Metrocall, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. Metrocall may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of Metrocall Common Stock and will provide reimbursement for the cost of forwarding the material in accordance with customary charges. Metrocall has retained Corporate Investor Communications, Inc., at an estimated cost of $3,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals.

                             ---------------------
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF ALL PROPOSALS SET FORTH IN THIS PROXY STATEMENT.
                             ---------------------

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of March 14, 1997, regarding beneficial ownership of Common Stock by (i) each person who is known to Metrocall to own more than 5% of Common Stock, (ii) each director and executive officer of Metrocall and (iii) all directors and executive officers as a group. The information on beneficial ownership in the table and the footnotes thereto is based upon Metrocall's records and the most recent Schedule 13D or 13G filed by each such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares shown.

                                                            NUMBER OF SHARES      PERCENT OF
                                                              BENEFICIALLY       COMMON STOCK
                             NAME                               OWNED(a)         OUTSTANDING
    ------------------------------------------------------  ----------------     ------------
    Richard M. Johnston, Chairman of the Board and
      Director                                                      2,305(b)            *
    William L. Collins, III, President, Chief Executive
      Officer, Vice Chairman of the Board and Director            379,554(c)          1.5%
    Vincent D. Kelly, Chief Financial Officer, Treasurer
      and Executive Vice President                                201,588(d)            *
    Steven D. Jacoby, Chief Operating Officer
      and Executive Vice President                                 82,079(e)            *
    Harry L. Brock, Jr., Director
        6677 Richmond Highway
        Alexandria, VA 22306                                    3,593,710(f)         14.3%
    Suzanne S. Brock, Director                                    200,000(g)            *
    Francis A. Martin, III, Director                               62,000(b)            *
    Ronald V. Aprahamian, Director                                 51,000(b)            *
    Michael Greene, Director                                    2,059,019(h)          7.9%
    Elliott H. Singer, Director                                 1,010,797(i)          4.0%
    Ray D. Russenberger, Director                               2,129,448             8.5%
    Ryal R. Poppa, Director                                        10,000(b)            *
    Royce Yudkoff, Director                                            --               *
    All directors and executive officers as a group (13
      persons)                                                  9,781,500(j)         36.8%
    Henry L. Hillman, Elsie Hilliard Hillman
      and C.G. Grefenstette, Trustees
        2000 Grant Building
        Pittsburgh, PA 15219                                    1,196,576(k)          4.8%
    UBS Capital LLC                                             2,059,019(l)          7.9%
         299 Park Avenue
         New York, NY 10171

---------------

 *  Less than 1%.

(a) Under the rules of the Securities and Exchange Commission (the "Commission"), a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the Commission's rules. The table does not include shares as to which a party might be deemed to share voting power pursuant to certain agreements described below under "Election of Directors -- Voting Agreements."
(b) Includes Common Stock issuable upon the exercise of options (Mr. Johnston, 2,000 shares; Mr. Martin, 12,000 shares; Mr. Aprahamian, 11,000 shares; and Mr. Poppa, 10,000 shares) granted under the Company's stock option plans.
(c) Includes 492 shares owned of record by Collins & Clarke, Inc.; 19,396 shares owned of record by USA Telecommunications, Inc. ("USATel"); 305 shares owned by William L. Collins, Jr.; and 11,846 shares issuable upon the exercise of options exchanged in the merger with FirstPAGE USA, Inc. (the "FirstPAGE Merger") in 1994.

(d) Includes 106,588 shares issuable upon the exercise of options granted under the Company's stock option plans.

(e) Includes 379 shares held of record by Collins & Clarke, Inc.; 988 shares owned of record by USATel; and 9,477 shares issuable upon the exercise of options exchanged in the FirstPAGE Merger.

(f) Excludes 200,000 shares of Common Stock held of record by Suzanne S. Brock, Mr. Brock's wife, of which Mr. Brock disclaims beneficial ownership. Includes 112,510 shares issuable upon exercise of options granted under the Company's stock option plans.

(g) Excludes 3,481,200 shares of Common Stock held of record by Harry L. Brock, Jr., Ms. Brock's husband, of which Ms. Brock disclaims beneficial ownership.

(h) Includes 970,365 shares held by UBS Capital LLC, of which Mr. Greene is a Managing Director. Also includes 1,088,654 shares of Common Stock that may be acquired upon exercise of warrants held by UBS Capital LLC.

(i) Includes 141,452 shares issuable upon exercise of options exchanged in the merger with A+ Network, Inc. ("A+ Network Merger") in 1996.

(j) Includes an aggregate of 254,098 shares of Common Stock issuable upon the exercise of options granted under the Company's stock option plans, and 1,088,654 shares issuable upon exercise of warrants held by UBS Capital LLC. Also includes an aggregate of 21,323 shares of Common Stock issuable upon the exercise of options exchanged in the FirstPAGE Merger and 141,452 shares issuable upon exercise of options exchanged in the A+ Network Merger.

(k) Includes 42,391 shares owned by a trust for the benefit of Henry L. Hillman (the "HLH Trust"), and 1,154,185 shares owned by Wilmington Securities, Inc. ("Wilmington Securities"). Wilmington Securities is a Delaware private investment company indirectly owned by The Hillman Company, a Pittsburgh, Pennsylvania firm engaged in diversified investments and operations, which is controlled by the HLH Trust. The trustees of the HLH Trust are Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette (the "HLH Trustees"). The HLH Trustees share voting power and dispositive power of the stock of The Hillman Company. Does not include 56,520 shares owned by four irrevocable trusts for the benefit of members of the Hillman family, as to which shares the HLH Trustees (other than Mr. Grefenstette) disclaim beneficial ownership. Does not include 42,391 shares owned by Venhill Limited Partnership ("Venhill"), as to which shares the HLH Trustees disclaim beneficial ownership. Venhill is a Delaware limited partnership, of which the limited partners are trusts for the benefit of members of the Hillman family. Howard B. Hillman, a step-brother of Henry L. Hillman, is the general partner of Venhill.

 (l) Includes 1,088,654 shares of Common Stock that may be acquired upon exercise of warrants.

                                ELECTION OF DIRECTORS
                                   (PROPOSAL ONE)

     The Bylaws of Metrocall provide that the number of directors shall not be fewer than three nor more than 11, unless certain events have occurred and are continuing that give the holders of the Company's Series A Convertible Preferred Stock ("Series A Preferred") the power to elect additional directors. The Board of Directors by resolution has established the number of directors to be eleven. Two of the directors are designated by the holders of the Series A Preferred. Under the Company's Amended and Restated Certificate of Incorporation, the nine directors elected by the Common Stock are divided into three classes that are to be as nearly equal in number as possible. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until new successors are elected and qualified. The class of directors whose term of office expires this year has three members. At the Annual Meeting, three directors will be elected to the Board of Directors, each for a three-year term, to fill those seats on the Board.

     It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or will be unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth the names of the Board of Directors' nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information, with respect to each such person's age at March 14, 1997, principal occupation or employment during the past five years, the periods during which he or she has served as a director and positions currently held with Metrocall.

     NOMINEES FOR A THREE-YEAR            DIRECTOR      EXPIRATION             POSITIONS HELD
               TERM              AGE       SINCE         OF TERM               WITH METROCALL
    ---------------------------  ---      --------      ----------      ----------------------------
    William L. Collins, III      46         1994           1997         President, Chief Executive
                                                                          Officer, Director and Vice
                                                                          Chairman of the Board
    Francis A. Martin, III       53         1994           1997         Director
    Suzanne S. Brock             58         1982           1997         Director
    CONTINUING DIRECTORS
    ---------------------------
    Ryal R. Poppa                63         1996           1998         Director
    Elliott H. Singer            56         1996           1998         Director
    Ronald V. Aprahamian         50         1995           1998         Director
    Harry L. Brock, Jr.          61         1982           1999         Director
    Richard M. Johnston          62         1994           1999         Chairman of the Board
    Ray D. Russenberger          42         1996           1999         Director
    Michael Greene               35         1997           1999         Director
    Royce Yudkoff                           1997           1999         Director

     The holders of Series A Preferred have the right to designate two directors of Metrocall. Michael Greene and Royce Yudkoff have been designated by such holders.

     Set forth below is certain biographical information regarding the directors of the Company.

NOMINEES FOR A THREE-YEAR TERM

     William L. Collins, III has been President and Chief Executive Officer of Metrocall since January 1996 and has served as Director and Vice Chairman of the Board since September 1994. From 1988 to 1994, Mr. Collins was the Chairman of the Board, Chief Executive Officer, President and a director of FirstPAGE USA, Inc. and its predecessor companies. Mr. Collins serves as Chairman of the Board of Directors of USA Telecommunications, Inc. From 1977 to 1988, Mr. Collins was President of C&C, Inc. ("C&C"), a national communications marketing and management company.

     Francis A. Martin, III has been a member of the Board of Directors of Metrocall since November 1994. Mr. Martin is a principal of U.S. Media Group and Chairman of the Board, President and Chief Executive Officer of Media Holdings, Inc. Mr. Martin previously served as President and Chief Executive Officer of Chronicle Broadcasting Company, a publicly-held television broadcasting company.

     Suzanne S. Brock has been a director of Metrocall since 1982 and was Secretary (through May 1996) and Treasurer (through August 1995) of Metrocall. Ms. Brock was employed by Metrocall and its predecessor companies from 1965 through May 1996. Ms. Brock is the wife of Harry L. Brock, Jr. See "Voting Agreements" below for information regarding the agreement of certain shareholders to vote in favor of Ms. Brock's election to the Board of Directors.

CONTINUING DIRECTORS

     Ryal R. Poppa is a private investor and has been a director of Metrocall since November 1996. Mr. Poppa served as Chairman of the Board, President and Chief Executive Officer of Storage Technology Corporation, an international company that manufactures, markets and services information storage and retrieval services for high performance computers, from January 1985 through June 1996. Mr. Poppa serves on the board of directors of Carrier Access, Inc.

     Elliott H. Singer has been a director of Metrocall since November 1996. Mr. Singer was Chairman of the Board of A+ Communications, Inc. from its formation in 1985 and was chairman of A+ Network from October 1995 until its merger with Metrocall in November 1996, and also served as Chief Executive Officer of A+ Network from 1985 to January 15, 1996. Mr. Singer was the owner and Chief Executive Officer of A+ Network's predecessor entities, through which he had been engaged in the telemessaging service business since 1974 and in the paging business since 1983. Mr. Singer was elected to the Board of Directors pursuant to the Company's merger agreement with A+ Network.

     Ronald V. Aprahamian is a private investor and has been a member of the Board of Directors of Metrocall since May 1995. Mr. Aprahamian serves on the board of directors of Sunrise Assisted Living, Inc. Mr. Aprahamian was Chairman and Chief Executive Officer of The Compucare Company, a healthcare computer software services firm, from January 1988 to October 1996. Mr. Aprahamian's son, Thomas J. Aprahamian, is Vice President of Financial Operations of Metrocall and receives an annual salary of approximately $85,000.

     Harry L. Brock, Jr. founded Metrocall and served as Chairman of the Board (through January 1996) and President (through August 1995). Mr. Brock has been a director of Metrocall since 1982, and its predecessor companies since 1965. Mr. Brock was a founding partner of Cellular One of Washington, one of the first operating cellular systems. Mr. Brock is the husband of Suzanne S. Brock.

     Richard M. Johnston has served as Chairman of the Board of Directors of Metrocall since January 1996, and has been a member of the Board of Directors since September 1994. Since 1970, Mr. Johnston has been Vice
President-Investments of The Hillman Company and a director of Hillman Company since 1994. Mr. Johnston serves on the board of directors of Novoste Corporation.

     Ray D. Russenberger has been a director of Metrocall since November 1996. Mr. Russenberger was Vice Chairman of A+ Network, Inc. ("A+ Network") from October 1995 through the merger of A+ Network into Metrocall in November 1996. He served as Chairman of the Board and Chief Executive Officer of Network Paging Corporation ("Network") (which was merged with A+ Communications, Inc. in 1995 to form A+ Network) since December 1988. From 1985 to 1990, he founded and was President of Network Paging Corporation, a paging company sold to Mobile Communications Corporation of America, a wholly-owned subsidiary of BellSouth Corporation, in 1990. Mr. Russenberger was elected to the Board of Directors pursuant to the Company's merger agreement with A+ Network. Mr. Russenberger serves on the board of directors of First American Bank of Pensacola.

     Michael Greene has been a director of Metrocall since January 1997. He is a Managing Director of UBS Capital LLC, which is the private equity subsidiary of the Union Bank of Switzerland ("UBS"). Mr. Greene has worked in UBS' private equity and leveraged finance businesses since he joined UBS in 1990. Mr. Greene serves on the board of directors of CBP Resources Inc.

     Royce Yudkoff has been a director of Metrocall since April 1997. Mr. Yudkoff is the Managing Partner of ABRY Partners, Inc., a private equity investment firm which invests in the communications and media industries. Prior to co-founding ABRY in 1988, Mr. Yudkoff was a partner at Bain & Company ("Bain"), an international management consulting firm where he had significant responsibility for Bain's media practice. Mr. Yudkoff serves on the board of directors of Sullivan Broadcasting Company, Pinnacle Towers and several other private companies.

CORPORATE GOVERNANCE AND OTHER MATTERS

     The Board of Directors of the Company acts as nominating committee for selecting nominees for election as directors. Metrocall's Bylaws permit stockholders eligible to vote for the election of directors at the Annual

Meeting to make nominations for directors but only if such nominations are made pursuant to timely notice in writing to the Secretary of Metrocall. The Bylaws also permit stockholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to timely notice in writing to the Secretary of Metrocall. To be timely, notice must be received at the principal executive offices of Metrocall no later than the date designated for receipt of stockholder proposals in a prior public disclosure made by Metrocall. For the 1998 Annual Meeting, such proposals must be received by Metrocall no later than the date specified in this Proxy Statement for stockholder proposals, which is November 30, 1997.

     Pursuant to the Bylaws, Metrocall received timely notice of a stockholder proposal from Norman H. Minkow, in which Mr. Minkow nominated himself as a candidate for the Board of Directors. Therefore, Mr. Minkow has been duly nominated for election to the Board, and ballots containing his name will be available at the Annual Meeting. However, the Board of Directors is not soliciting proxies in favor of Mr. Minkow's election.

     The Board of Directors of Metrocall has appointed an Audit Committee to review the scope of the independent annual audit, the independent public accountants' letter to the Board of Directors concerning the effectiveness of Metrocall's internal financial and accounting controls and the Board of Directors' response to that letter, if deemed necessary. Compensation matters are considered by the Compensation Committee of Metrocall. At March 14, 1997, Messrs. Aprahamian and Martin were members of the Compensation and Audit Committees. The Audit and Compensation Committees each held three and six meetings, respectively, during 1996.

     During the fiscal year ended December 31, 1996, Metrocall held four regular and twelve special meetings of the Board of Directors. No directors attended fewer than 75% of the meetings of the Board of Directors and the committees of the Board on which each director served.

COMPENSATION OF DIRECTORS

     Directors who are full-time officers of Metrocall receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not full-time officers of Metrocall receive an annual fee of $15,000, plus $2,000 for each regular board meeting attended and $1,000 for each special board or committee meeting attended (other than a committee meeting that occurs on the same day as an otherwise scheduled board meeting). Pursuant to a special agreement, Mr. Johnston receives compensation of $30,000 per year, in addition to $5,000 for each Board meeting attended and $1,000 for each committee or special meeting attended. Mr. Johnston was also awarded an option in 1996 to acquire 50,000 shares of Common Stock under the Company's stock option plan. The exercise price for these options was $19.125 per share, which was changed to $7.9375 on September 18, 1996. Directors are reimbursed for travel costs and other out-of-pocket expenses incurred in attending meetings. In connection with his resignation from the Board, Christopher A. Kidd waived any director's fees which would be payable to him during the period February 7, 1996 to May 31, 1996, but was compensated for actual expenses associated with attendance at and participation in Board of Directors' meetings during this period.

     On May 1, 1996, the stockholders approved the Metrocall, Inc. 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for formula grants of stock options to directors who have never been officers or employees of the Company ("Eligible Directors"). Pursuant to the Plan, all Eligible Directors on April 5, 1996 were granted an initial option to purchase 10,000 shares of Common Stock. Every Eligible Director who commences service thereafter will be granted an initial option to purchase 10,000 shares of Common Stock at the time such Eligible Director commences service on the Board of Directors. Subsequently, each Eligible Director who received an initial grant of an option will receive an additional option to purchase 1,000 shares of Common Stock on each anniversary of the initial option, provided that the director continues to be an Eligible Director on each anniversary date. Options granted to Eligible Directors will become fully vested six months after the date of grant. The exercise price for options granted to Eligible Directors will be the fair market value of the Common Stock on the date the option is granted or the date of initial shareholder approval of the Plan, if later. Under the 1996 Plan, Messrs. Martin, Aprahamian and Poppa were each granted initial options to purchase 10,000 shares of Common Stock during the fiscal year ending December 31, 1996, with exercise prices of $21.25, $21.25, and $5.625, respectively. As of December 31, 1996, a total of 30,000 options had been granted to Eligible Directors under the 1996 Plan.

     At its meeting on February 4, 1997, the Board of Directors approved a repricing of all outstanding director stock options to $6.00 per share (other than those with a lower exercise price). This repricing is subject to shareholder approval of the proposed amendments to the 1996 Plan. See "Amendment to 1996 Stock Option Plan."

EXECUTIVE OFFICERS

     Executive officers of Metrocall serve at the pleasure of the Board of Directors, subject to the provisions of their employment agreements.

     The executive officers of Metrocall, their ages as of March 14, 1997, and their position(s) with Metrocall are set forth below.

                    NAME                   AGE                     POSITION
    -------------------------------------  ---       -------------------------------------
    William L. Collins III...............  46        President and Chief Executive Officer
    Vincent D. Kelly.....................  37        Chief Financial Officer, Treasurer,
                                                       and Executive Vice President
    Steven D. Jacoby.....................  39        Chief Operating Officer and Executive
                                                       Vice President

Set forth below is certain biographical information concerning individuals listed in the above table.

     William L. Collins, III has been President and Chief Executive Officer of Metrocall since January 1996 and has served as Director and Vice Chairman of the Board since September 1994. From 1988 to 1994, Mr. Collins was the Chairman of the Board, Chief Executive Officer, President and a director of FirstPAGE USA, Inc. and its predecessor companies. Mr. Collins serves as Chairman of the Board of Directors of USA Telecommunications, Inc. From 1977 to 1988, Mr. Collins was President of C&C, Inc. ("C&C"), a national communications marketing and management company.

     Vincent D. Kelly has been the Chief Financial Officer and Vice President of Metrocall since January 1989. Mr. Kelly has also served as Treasurer since August 1995, and was appointed Executive Vice President in February 1997. Mr. Kelly served as Chief Operating Officer and Chief Financial Officer of Metrocall from February 1993 through August 31, 1994, when Metrocall acquired FirstPAGE USA, Inc. Mr. Kelly was a director of Metrocall from 1990 until November 1996. Mr. Kelly is a certified public accountant.

     Steven D. Jacoby has been Chief Operating Officer and Vice President of Metrocall since September 1994. Mr. Jacoby was appointed Executive Vice President in February 1997. Mr. Jacoby joined Metrocall from FirstPAGE USA, Inc. where he had served as Chief Operating Officer, Vice President and Secretary since 1988. Mr. Jacoby was a director of Metrocall from September 1994 until November 1996.

VOTING AGREEMENTS

     Messrs. Aprahamian, Brock, Collins, Jacoby, Martin, Kelly, Russenberger and Singer, Ms. Brock, certain stockholders affiliated with the Hillman Company, and UBS Capital LLC have agreed to vote all shares of Metrocall Common Stock held by them in favor of Proposals Two and Three. The shares held by these stockholders represent approximately 38.0% of the issued and outstanding shares of Metrocall Common Stock on March 14, 1997.

     Certain stockholders of Metrocall were parties to a voting agreement (the "Voting Agreement") pursuant to which the stockholders agreed to vote for up to seven persons designated by various of the stockholders to serve as directors of Metrocall. The terms of the Voting Agreement expired on November 15, 1996, except that the parties to the agreement, who now hold 21.8% of the issued and outstanding shares of Metrocall Common Stock, agreed to vote in favor of the reelection of Ms. Brock at the Annual Meeting.

Messrs. Singer and Russenberger have separately agreed to vote the shares of Metrocall Common Stock they hold in favor of the reelection of Ms. Brock at the Annual Meeting.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of all compensation during the last three fiscal years for Metrocall's chief executive officer and each of Metrocall's executive officers whose aggregate annual salary and bonus exceeded $100,000 for the year ended December 31, 1996 and certain former officers of Metrocall (the "named executive officers").

                                                   ANNUAL COMPENSATION
                              FOR THE      -----------------------------------     LONG TERM
                                YEAR                                 OTHER       COMPENSATION
         NAME AND              ENDED                                ANNUAL       -------------     ALL OTHER
    PRINCIPAL POSITION      DECEMBER 31     SALARY     BONUS     COMPENSATION       OPTIONS      COMPENSATION
--------------------------  ------------   --------   --------   -------------   -------------   -------------
William L. Collins            1996         $288,696   $ 75,000           --         100,000        $  35,000(g)
  III(a)..................    1995           68,365     54,640      $68,364(d)           --               --
  President, Chief            1994           47,212         --           --              --               --
    Executive Officer
    (effective January
    1996), Director and
    Vice Chairman of the
    Board
Vincent D. Kelly..........    1996          224,711    100,000           --         206,588(e)         2,375(h)
  Chief Financial Officer,    1995          209,807     72,860           --          50,000            1,656(h)
    Treasurer and             1994          199,519     57,140           --          34,588            3,745(h)
    Executive Vice
    President
Steven D. Jacoby(b).......    1996          224,711    100,000           --         100,000(e)         1,425(h)
  Chief Operating Officer     1995          209,807     72,860           --          50,000            1,099(h)
    and Executive Vice        1994           62,949         --           --              --               --
    President
Harry L. Brock, Jr. ......    1996          206,175         --           --         122,510(e)            --
  Former Chairman of Board    1995          273,450    109,280           --          10,000               --
    and President             1994          303,836     85,720           --          36,510            5,033(h)
Christopher A. Kidd(c)....    1996            8,077         --           --              --          283,797(i)
  Former Chief Executive      1995          209,807     72,860           --          50,000(f)           462(h)
    Officer and Vice          1994          199,519     57,140           --          34,588            3,816(h)
    President

---------------
(a) Mr. Collins became employed by the Company effective August 31, 1994, as a result of the FirstPAGE Merger. Mr. Collins became Chief Executive Officer in January 1996.
(b) Mr. Jacoby became employed by the Company effective August 31, 1994, as a result of the FirstPAGE Merger.
(c) Mr. Kidd resigned on January 16, 1996.
(d) Payments under a non-competition agreement entered into with the Company on August 31, 1994.
(e) Includes options granted in previous years that were repriced during the fiscal year as follows: Mr. Kelly, 156,588 options, Mr. Jacoby, 50,000 options, Mr. Brock, 122,510 options.
(f) Options granted to Mr. Kidd in 1995 were canceled in 1996.
(g) Payments by the Company for life insurance premiums pursuant to Mr. Collins' employment contract.
(h) Allocation of employer contribution under the Metrocall, Inc. Savings and Retirement Plan (the "Savings Plan").
(i) Includes severance payments of $276,923, $6,692 in benefits under severance agreement and allocation of $182 employer contribution under the Savings Plan.

OPTION GRANTS IN 1996

     The following table sets forth information concerning grants of stock options, during the fiscal year ended December 31, 1996 to each of the named executive officers.

                                             % OF TOTAL
                                             NUMBER OF                                     POTENTIAL REALIZABLE
                                               SHARES                                        VALUE AT ASSUMED
                              NUMBER         UNDERLYING                                      ANNUAL RATES OF
                            OF SHARES         OPTIONS                                    STOCK PRICE APPRECIATION
                            UNDERLYING       GRANTED TO       EXERCISE                       FOR OPTION TERM
                             OPTIONS        EMPLOYEES IN        PRICE      EXPIRATION    ------------------------
           NAME             GRANTED(a)    FISCAL YEAR (%)     ($/SH)(b)     DATE(c)        5% ($)       10% ($)
--------------------------  ----------    ----------------    ---------    ----------    ----------    ----------
William L. Collins, III...    100,000          16.9%           $7.9375       1/16/06        499,185     1,265,033
Vincent D. Kelly..........     25,000            4.2            7.9375       1/16/06        124,796       316,258
Steven D. Jacoby..........     25,000            4.2            7.9375       1/16/06        124,796       316,258
Vincent D. Kelly..........     25,000            4.2            7.9375       2/07/06        124,796       316,258
Steven D. Jacoby..........     25,000            4.2            7.9375       2/07/06        124,796       316,258

---------------
(a) Options granted to Mr. Collins become exercisable on January 16, 1998, two years from the date of grant. Options granted to Messrs. Kelly and Jacoby become exercisable on January 16, 1998 (50,000) and February 7, 1998 (50,000), two years from the respective dates of grant.
(b) The Compensation Committee repriced outstanding non-qualified options for current employees and officers on September 18, 1996 to $7.9375 per share. On February 4, 1997, the Compensation Committee approved a further repricing of outstanding non-qualified options for current employees and officers to $6.00 per share.
(c) Options can only be exercised so long as the optionee is employed by Metrocall or a subsidiary of Metrocall and for three months after termination of employment.

AGGREGATE OPTION EXERCISES IN 1996 AND OPTION YEAR-END VALUE

     The following table sets forth the fiscal year-end value of all unexercised options held by named executive officers. No named executive officer exercised any stock options during the fiscal year.

                                                   NUMBER OF SHARES
                                               UNDERLYING UNEXERCISABLE        VALUE OF UNEXERCISED
                                                      OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                   DECEMBER 31, 1996             DECEMBER 31, 1996
                      NAME                     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
    -----------------------------------------  -------------------------     -------------------------
    William L. Collins III...................        11,846/100,000                  $47,159/$--
    Vincent D. Kelly.........................       106,588/100,000                      $--/$--
    Steven D. Jacoby.........................         9,477/100,000                  $37,728/$--
    Harry L. Brock, Jr. .....................       112,510/ 10,000                      $--/$--
    Christopher A. Kidd......................            106,588/--                      $--/$--

REPRICING OF OPTIONS

     The following table sets forth information concerning the repricing of options granted to named executive officers during the period ended December 31, 1996.

                         TEN-YEAR OPTIONS/SAR REPRICING

                                                                                                                  LENGTH OF
                                                         NUMBER OF      MARKET        EXERCISE                     ORIGINAL
                                                        SECURITIES     PRICE OF       PRICE AT                   OPTION TERM
                                                        UNDERLYING     STOCK AT       TIME OF                    REMAINING AT
                                                        REPRICED OR     TIME OF     REPRICING OR       NEW         TIME OF
                                                          AMENDED      REPRICING     AMENDMENT      EXERCISE     REPRICING OR
                   NAME                        DATE     OPTIONS (#)       ($)           ($)         PRICE ($)     AMENDMENT
------------------------------------------   --------   -----------    ---------    ------------    ---------    ------------
Vincent D. Kelly..........................   1/16/96       50,000      $ 19.125       $20.25        $ 19.125      114 months
  Chief Financial Officer, Treasurer and
    Executive Vice President
Steven D. Jacoby..........................   1/16/96       50,000      $ 19.125       $20.25        $ 19.125      114 months
  Chief Operating Officer, and Executive
    Vice President
William L. Collins, III...................   9/18/96      100,000      $  7.9375      $19.125       $  7.9375     112 months
  President, Chief Executive Officer and
    Vice Chairman of the Board
Vincent D. Kelly..........................   9/18/96       72,000      $  7.9375      $19.50        $  7.9375      86 months
  Chief Financial Officer, Treasurer and                   34,588      $  7.9375      $13.00        $  7.9375      92 months
    Executive Vice President                               50,000      $  7.9375      $19.125       $  7.9375     106 months
                                                           25,000      $  7.9375      $19.125       $  7.9375     112 months
                                                           25,000      $  7.9375      $20.25        $  7.9375     113 months
Steven D. Jacoby..........................   9/18/96       50,000      $  7.9375      $19.125       $  7.9375     106 months
  Chief Operating Officer, and Executive                   25,000      $  7.9375      $19.125       $  7.9375     112 months
    Vice President                                         25,000      $  7.9375      $20.25        $  7.9375     113 months
Harry L. Brock, Jr........................   9/18/96       76,000      $  7.9375      $19.50        $  7.9375      86 months
  Former Chairman of the Board and                         36,510      $  7.9375      $13.00        $  7.9375      92 months
    President                                              10,000      $  7.9375      $20.25        $  7.9375     106 months

     For a discussion of the decision by the Compensation Committee to reprice the options, see "Compensation Committee Report on Executive Compensation" below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

     Until January 16, 1996, Mr. Collins' employment was governed by a three-year contract dated August 31, 1994, whereby Mr. Collins agreed to serve as Vice Chairman of the Board of Directors and a member of the Mergers and Acquisitions Committee of the Board. Mr. Collins also agreed to undertake such other duties and responsibilities as agreed upon with the Company. The contract provided for an annual fee equal to one-quarter of the base salary plus bonus paid to Mr. Brock for the preceding fiscal year and a non-competition fee also equal to one-quarter of the base salary plus bonus paid to Mr. Brock for the preceding fiscal year. The August 31, 1994 contract was canceled and replaced by a one-year contract dated January 16, 1996, whereby Mr. Collins agreed to serve as President, Chief Executive Officer, Director and Vice Chairman of the Board of Directors. The January 16, 1996 contract provided for a base salary of $300,000 per year, a one-time signing bonus of $75,000 and a recommendation that the Compensation Committee award Mr. Collins an option to acquire 100,000 shares of Common Stock under the Company's stock option plan.

     Mr. Jacoby's compensation was governed initially by a three-year written contract dated August 31, 1994 whereby Mr. Jacoby agreed to serve as Chief Operating Officer. The contract had an initial term of three years with automatic one-year renewals on each anniversary date thereof. The contract was amended effective January 1, 1996 to provide for a base salary of $225,000 per year, a one-time bonus of $100,000 and a recommendation that the Compensation Committee award Mr. Jacoby an option to acquire 25,000 shares of Common Stock under the Company's stock option plan.

     Mr. Kelly's compensation was governed initially by a three-year written contract dated June 1, 1993, whereby Mr. Kelly agreed to serve as Chief Financial Officer. The contract had an initial term of three years with automatic one-year renewals on each anniversary date thereof. The contract was amended effective January 1, 1996 to provide for a base salary of $225,000 per year, a one-time bonus of $100,000 and a recommendation that the Compensation Committee award Mr. Kelly an option to acquire 25,000 shares of Common Stock under the Company's stock option plan.

     Mr. Collins, Mr. Jacoby, and Mr. Kelly entered into new employment contracts approved by the Compensation Committee and dated May 15, 1996. The new contracts did not change the salary or benefits of any of those officers, except that Metrocall will now be responsible for certain life insurance premiums incurred by Mr. Collins. The term of employment for each of the officers was extended to December 31, 1999 from December 31, 1996 (for Mr. Collins), August 31, 1998 (for Mr. Jacoby), and June 1, 1999 (for Mr. Kelly). In addition, Mr. Collins' contract now includes a provision (similar to that in Messrs. Jacoby's and Kelly's contracts) for automatic one-year extensions on anniversaries of May
15. Pursuant to their terms, each of Messrs. Collins', Jacoby's and Kelly's contract has been automatically extended through December 31, 2000.

     The contract provisions regarding termination of employment are described below.

     Termination of Employment Contract Provisions for Messrs. Collins, Jacoby and Kelly. Each of Messrs. Collins', Jacoby's and Kelly's contracts provides that, if the executive's employment is terminated without cause, if the executive terminates the contract for good reason, or if the executive's employment is terminated by reason of death or disability, Metrocall will pay the executive or his estate the full base salary and benefits (in connection with termination without cause or resignation for good reason) that would otherwise have been paid to the executive during the remaining term of the agreement. Terminations without cause or resignations for good reason would also require Metrocall to pay the executive, at his election, the difference between the fair market value of stock subject to options (including those otherwise unexercisable) and the price he would have had to pay to exercise the options. If the executive voluntarily terminates employment (other than for good reason), Metrocall will pay the executive one year's base salary and benefits under the contract. The reasons for resignation for good reason under the revised contracts include the termination of any of the others for reasons other than cause, death, or disability.

     Change of Control Agreements for Messrs. Collins, Jacoby and Kelly. Messrs. Collins, Jacoby, and Kelly entered into separate change of control agreements approved by the Compensation Committee as of May 15, 1996 to run through December 31, 1999 (with automatic extensions). Each such contract has been automatically extended through December 31, 2000. Changes of control are defined as (i) any action required to be reported pursuant to Item 6(e) of Schedule 14A as a "change of control" (generally a 50% change in share ownership but other changes may also qualify), (ii) any person's acquiring more than 25% of the voting power of Metrocall voting stock, unless with the prior approval of the Board, (iii) changes in Board membership such that during any two consecutive years, Board members at the beginning constitute less than a majority of the Board at the end (including as Board members at the beginning of the period any directors added during the period with approval of two-thirds of the Board),
(iv) merger or reorganization in which Metrocall does not survive or in which the outstanding shares of Metrocall are converted into other shares or securities (except through a reincorporation or setting up a holding company);
(v) a more than 50% turnover of voting power in a merger, reorganization, or similar transaction approved by stockholders, unless 75% of the Board carries over to the new entity; or (vi) any other event the Board determines constitutes a change of control. A change of control is also deemed to occur if the executive is removed at the request of a third party who has taken steps to effect a change of control or the termination was otherwise caused by a change of control. Under the change of control agreements, executives would be entitled to payment of three times the sum of their salary and most recent bonus within 30 days after termination of employment after a change of control (other than termination for death, disability, or cause), together with a payment of the option spread (as described above under terminations of employment), paid health coverage for up to 18 months, and certain other benefits. Payments would be grossed up, as necessary, to provide that the executive receives his payments net of any excise taxes and any taxes on the excise payment (but the executive would remain responsible for any income taxes on the payment).

     Severance Agreement. Mr. Kidd had entered into a three-year written contract dated June 1, 1993 whereby Mr. Kidd agreed to serve as Chief Executive Officer. The base salary under this agreement, as set by the Compensation Committee of the Board of Directors, was $210,000. Effective January 16, 1996, Mr. Kidd resigned his position as Chief Executive Officer. Pursuant to the terms of a severance agreement with Mr. Kidd dated February 7, 1996, Mr. Kidd's employment agreement dated June 1, 1993 was canceled. The Company paid Mr. Kidd a lump sum of $75,000 upon the execution of the severance agreement and will continue to pay Mr. Kidd $210,000 per year until May 31, 1998. In lieu of benefits due Mr. Kidd under his employment agreement, the Company will pay Mr. Kidd $600 per month for 12 months. In addition, Mr. Kidd will be entitled to all rights provided under 1993 and 1994 stock option awards and related agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Executive Compensation Philosophy. Metrocall's philosophy regarding executive compensation is to offer competitive and fair compensation that will attract and retain key executives, and to reward executives and hold them accountable for Metrocall's overall performance. Particular factors that the Compensation Committee believes important in assessing performance are growth in the number of pagers in service and cash flow, on an annual basis, and, on a longer term basis, growth in stockholder value as measured by stock price. In establishing appropriate levels for base salary, the Compensation Committee considered base salary levels of senior executives at other public paging and other wireless companies, particularly in the peer group described in the performance graph below ("Peer Group") and the particular officer's overall contributions to Metrocall during the past year and previously. Annual performance bonuses are based upon the Compensation Committee's evaluation of the executive's performance in achieving corporate objectives during the preceding fiscal year. Option grants are designed to reward an executive officer for his or her overall contribution to Metrocall and to serve as an incentive to achieve Metrocall's goal of increasing stockholder value.

     In 1996, many of the Compensation Committee's decisions were motivated by its view that, following the resignation of the Company's former Chief Executive Officer and replacement of its Chairman of the Board, achievement of the Company's objectives required the long-term retention of the core management group consisting of William Collins, Steven Jacoby and Vincent Kelly. Accordingly, the Committee during the course of the year approved three-year employment contracts with each executive, as well as agreements providing benefits in the event of a change in control of Metrocall.

     Base Salary. In determining the appropriate level of base salaries, the Compensation Committee considers responsibility, prior experience and accomplishments and the relative importance of the position in achieving Company objectives. The Compensation Committee also sets base salaries at levels necessary to retain key employees. For this purpose, the Compensation Committee considers base salary levels paid by companies in the Peer Group and salary levels paid by other companies competing for executive talent. Mr. Collins' base salary for 1996 was established in his January 1996 employment contract, and is comparable to that of the Company's former President and Chairman of the Board. During the course of the year, the Committee considered whether to increase the base salaries of the key executives. It decided to maintain salaries at the levels specified in the employment agreements entered into early in the year. In accordance with the Compensation Committee's recommendations in August 1995, the base salary of Harry Brock, former Chairman of the Board and President, was reduced, effective August 1, 1996, from $233,000 to $167,000.

     Bonuses. In January 1996, the Compensation Committee approved a special bonus to Mr. Collins of $75,000 to induce him to accept the position of Chief Executive Officer. The Committee also approved bonuses to Messrs. Jacoby and Kelly of $100,000 based on its assessment of their accomplishments in achieving corporate objectives in 1995, in particular Metrocall's successful debt and equity offerings.

     Stock Option Grants. The Compensation Committee believes that stock options are necessary to focus each executive's attention on the Company's goal of increasing stockholder value as reflected in the stock price. In determining the level of option grants, the Compensation Committee considers the executive's level of stock ownership and position in the Company. The Compensation Committee has determined that the overall level of stock options for the year is consistent with the practice of companies in the Peer Group.

During 1996, the Compensation Committee approved awards of 100,000 options to Mr. Collins, and awards of 50,000 options each to Messrs. Jacoby and Kelly.

     Stock Option Repricing. In January 1996, the Committee approved a repricing of 50,000 options granted to each of Messrs. Jacoby and Kelly in July 1995. The repricing reduced the exercise price from $20.25 per share to $19.125 per share. The Committee approved this action as part of the compensation package designed to ensure their retention and continued performance in light of the management changes discussed above.

     Beginning in June 1996, following reports of adverse operating results and other developments reported by other companies in the paging industry, there occurred a significant decline in the trading prices of the stocks, of paging companies, including the Company's. In response to this industry-wide decline, the Compensation Committee decided, on September 18, 1996, to change the exercise price of all non-qualified options outstanding to all current employees of the Company. The exercise price was reset at $7.9375 per share, the closing price of Common Stock on September 17, 1996. The Committee concluded that, absent the repricing, the options, originally priced between $13 and $21 per share (except for 20,000 shares at $8), would no longer serve their intended function of providing an incentive to employees to achieve Metrocall's goal of increasing stockholder value. The Compensation Committee, as of October 31, 1996, granted replacement incentive stock options ("ISOs") to holders of ISOs to provide them with comparable incentives. The exercise price for these ISO grants was $7.3975, the September 17, 1996 closing price, which was higher than the closing price of Common Stock on October 31.

    Submitted by the Compensation Committee of Metrocall as of April 7, 1997

               Francis A. Martin, III        Ronald V. Aprahamian

METROCALL PERFORMANCE

     The following table sets forth comparative information regarding Metrocall's cumulative stockholder return on the Common Stock since July 1993, when the Common Stock first became publicly traded. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. Metrocall's cumulative stockholder return based on an investment of $100 on July 16, 1993 through December 31, 1996, is compared to the cumulative total return of the NASDAQ Market Index and an index comprised of publicly traded paging companies (the "Peer Group Index") during that same period. The Peer Group Index is based on the cumulative total stockholder return of publicly traded companies which solely engage in the paging line of business, and which were already publicly traded as of July 1993. These companies are Arch Communications Group, Inc. (APGR), Paging Network Inc. (PAGE) and ProNet, Inc.
(PNET). The returns of each component issuer of the Peer Group Index has been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated. Page America Group, Inc. (PGG) was previously included in the Peer Group. It was removed from listing on the AMEX in May 1996, and accordingly no quotations are available.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)           METROCALL INC.        PEER GROUP         NASDAQ MARKET
7/16/93                                         100.00              100.00              100.00
9/30/93                                         133.96              121.32              105.02
12/31/93                                        132.08              135.76              105.26
3/31/94                                         135.85              104.91              106.96
6/30/94                                          98.11              123.91              106.05
9/30/94                                         129.25              132.83              111.70
12/30/94                                        128.30              152.74              109.46
3/31/95                                         126.42              152.90              112.69
6/30/95                                         137.74              158.26              123.28
9/29/95                                         209.43              219.09              137.36
12/29/95                                        144.34              220.96              136.26
3/29/96                                         156.60              224.05              142.55
6/28/96                                          83.96              209.50              153.12
9/30/96                                          48.11              172.77              157.34
12/31/96                                         37.85              130.65              164.74

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

     Metrocall leases its office space in Alexandria, Virginia from Beacon Communications Associates, Ltd. ("Beacon Communications"), a Virginia limited partnership that engages in real estate investment and leasing, and in which Metrocall is a general partner and has a 20% interest. Mr. Brock and Ms. Brock are limited partners of Beacon Communications, holding 20% and 30% interests, respectively. Their children, David H. Brock and Lisa S. Brock, are also limited partners of Beacon Communications, holding 10% each. The lease terminates in July 2010. Metrocall paid rent for the premises during 1996 on a monthly basis in the annual amount of $229,000. The annual rent for 1997 is expected to be approximately $229,000.

     Metrocall also leases an antenna site from Beacon Communications. The lease terminates in November 2010. Metrocall paid rent for the site during 1996 on a monthly basis in the annual amount of $68,000. The annual rent for the site is expected to be approximately $67,000 in 1997.

     Beacon Communications financed the construction of the Alexandria, Virginia office building with an Industrial Revenue Bond in the principal amount of $1,800,000 issued by the Fairfax County, Virginia Economic Development Authority, dated December 20, 1983 (the "IRB"). Mr. Brock and Ms. Brock have guaranteed, in their individual capacities, payment of the final $400,000 due on the IRB. On December 31, 1996, the principal amount outstanding on the IRB was approximately $914,000. During 1996, Beacon Communications repaid the principal balance outstanding ($145,000) of a note payable to Metrocall.

     Metrocall leases its Harrisburg, Pennsylvania office space from 227 Associates, a Virginia general partnership that engages in real estate investment and leasing, in which Metrocall is a general partner and has a 10% interest. Mr. Brock and Ms. Brock are general partners of 227 Associates, holding 10% and 60% interests, respectively. Metrocall paid rent for the premises during 1996 on a monthly basis in the annual amount of $33,000. The annual rent for the premises is expected to be approximately $33,000 in 1997.

     Franklin Associates and 314 Associates are Virginia general partnerships owned and controlled by the Brock family that license to Metrocall radio station equipment and tower use for some of Metrocall's operations in Virginia. During 1996, Metrocall paid rent on a monthly basis in the annual amounts of approximately $147,000 to 314 Associates and approximately $57,000 to Franklin Associates. During 1997, Metrocall expects that its rent to 314 Associates and Franklin Associates will be approximately $124,000 and $54,000, respectively.

     Metrocall believes that its agreements with Beacon Communications, 227 Associates, 314 Associates and Franklin Associates are on terms that are no less favorable to Metrocall than could be obtained from an unaffiliated party in an arms-length transaction.

     In July 1993, Metrocall and Messrs. Brock, Kidd and Kelly and Ms. Brock (the "Subchapter S stockholders") entered into a Tax Indemnification Agreement relating to their respective income tax liabilities in connection with Metrocall's earlier status as an S Corporation. Because Metrocall became subject to corporate income taxation after Metrocall's initial public offering (the "Offering"), the reallocation of income and deductions between the period during which Metrocall was treated as an S Company and the period during which Metrocall became subject to corporate income taxation may have increased the taxable income of one party while decreasing that of another party. Accordingly, the Tax Indemnification Agreement was intended to assure that taxes are borne by Metrocall on the one hand and the Subchapter S stockholders on the other hand only to the extent that such parties are required to report the related income for tax purposes. Subject to certain limitations, the Tax Indemnification Agreement generally provides that the Subchapter S stockholders will be indemnified by Metrocall with respect to Federal and state income taxes (plus interest and penalties) shifted from a Metrocall taxable year subsequent to the Offering to a taxable year in which Metrocall was an S Corporation. In addition, Metrocall will be indemnified by the Subchapter S stockholders, subject to certain limitations, with respect to federal and state income taxes (plus interest and penalties) that arise from a termination of S Corporation status prior to the date of such termination or which are shifted from S Corporation taxable year to a Metrocall taxable year subsequent to the consummation of the Offering. Any payment made by Metrocall to the Subchapter S stockholders pursuant to the Tax Indemnification Agreement likely will be considered by the Internal Revenue Service or the applicable state taxing authorities to be nondeductible by Metrocall for income tax purposes. As of March 1, 1997, no indemnification obligations have arisen under the Tax Indemnification Agreement with respect to any of the parties thereto.

     Mr. William Collins, President, Chief Executive Officer, Director, and Vice Chairman of the Board of Directors of Metrocall and former Chairman of the Board of Directors, President and Chief Executive Officer of FirstPAGE, is a general partner in three real estate partnerships that leased commercial office space to Metrocall at three locations in Alexandria, Virginia during 1996. Mr. Steven D. Jacoby, Chief Operating Officer, is a general partner in one of such partnerships. Leases on two of the Alexandria locations either expired or were terminated in 1996. The lease payments to entities with whom Messrs. Collins and Jacoby are affiliated amounted to approximately $31,000 for the year ended December 31, 1996. The annual rent for the remaining lease in 1997 is expected to amount to approximately $14,000.

     At December 31, 1995, USA Telecommunications, Inc. ("USATel") had not reimbursed the Company approximately $69,000 representing USATel employees' insurance claims paid on behalf of USATel by Metrocall. Mr. Collins is Chairman of the Board of Directors of USATel in addition to his positions as President, Chief Executive Officer, Director and Vice Chairman of the Board of Directors of Metrocall. The amount due from USATel was fully reserved for financial reporting purposes at December 31, 1996.

     The Company leases its regional office in Pensacola, Florida and warehouse space from a company owned by Ray D. Russenberger, a member of the Board of Directors and the former Vice Chairman of A+ Network, Inc. From the date of acquisition through December 31, 1996, Metrocall, Inc. paid rent on a monthly basis of approximately $43,200. The leases expire on dates ranging from May 31, 1998 to December 31, 1998. The annual rent for the premises is expected to be approximately $520,000 in 1997. As a result of the A+ Network merger, Metrocall succeeded to a month-to-month lease of an aircraft from a company owned by Mr. Russenberger. The lease provides for rent payments of $10,860 a month plus reimbursement for certain costs and maintenance expenses. Metrocall made payments under this lease totalling approximately $11,000 in 1996. The lease has been terminated effective in May 1997.

INDEBTEDNESS OF MANAGEMENT

     In December 1986, Metrocall made a loan to Mr. Brock in the original principal amount of $350,000 to finance Mr. Brock's purchase of a 33.3% interest in Page KOM. The promissory note bears an annual interest rate of 7.39%. The principal is payable when the note becomes due on December 31, 1996, subject to acceleration in the event of a default as defined in the promissory note. At December 31, 1995, for financial accounting purposes, the accrued interest of $60,000 was written off and the principal of $267,000 was written down to $50,000. On February 9, 1996, Mr. Brock paid $50,000 to the Company, and accordingly the loan has been deemed satisfied.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                                 (PROPOSAL TWO)

     The Board of Directors of Metrocall has appointed the firm of Arthur Andersen LLP to continue as independent public accountants for Metrocall for the fiscal year ending December 31, 1997, subject to ratification of such appointment by the stockholders. Arthur Andersen LLP has acted as the independent public accountants of Metrocall since 1993. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the books and accounts of Metrocall for the fiscal year ending December 31, 1997. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that you vote FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1997.

          AMENDMENT OF METROCALL CHARTER TO INCREASE IN THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

                                (PROPOSAL THREE)

     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to increase the authorized number of shares of Common Stock from 33,500,000 to 60,000,000. The Board recommends that the stockholders approve the amendment to Section 4.1 of the Company's Amended and Restated Certificate of Incorporation (the "Charter") to effect the proposed increase. The provisions of Section 4.1 of the Charter, as proposed to be amended, is set forth in Exhibit A to this Proxy Statement. The purposes of the amendment are 1) to authorize additional shares of Common Stock that can be reserved for issuance upon conversion of the Series A Preferred Stock ("Series A Preferred"); 2) to authorize additional shares of Common Stock that can be issued, if necessary, as consideration for the acquisition of substantially all the assets of Page America Group, Inc., and its subsidiaries ("Page America") and can be reserved for issuance upon conversion of the Company's Series B Junior Convertible Preferred Stock ("Series B Preferred"), to the extent such Series B Preferred is issued as part of the consideration for the Page America acquisition; and 3) to authorize additional shares of Common Stock for issuance upon exercise of current and future employee stock options and for other corporate purposes.

SERIES A PREFERRED

     On November 15, 1996, the Company raised $39.9 million in equity capital through a private placement of Series A Preferred having a liquidation preference of $39.9 million and warrants to purchase 2,915,254 shares of Common Stock. The Series A Preferred has a dividend rate of 14% of the stated value per year, payable semi-annually in cash or in additional shares of Series A Preferred, at the Company's option. The Series A Preferred, including shares paid as dividends, will be convertible into Common Stock beginning November 15, 2001, or sooner upon the occurrence of certain "change in control" events. Under the terms of the certificate of designation for the Series A Preferred, the Company is required, beginning on the earlier of June 1, 1997, or the approval of an increase in the number of authorized shares of Common Stock to 50,000,000 shares, to reserve and keep available at least 15,000,000 shares out of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred into Common Stock. The agreement with the purchasers of the Series A Preferred requires the Company to seek stockholder approval of such increase prior to June 1, 1997.

     If the stockholders do not approve the proposed increase in authorized shares of Common Stock, the dividend rate of Series A Preferred will increase from 14% to 16%, and dividends will be payable in cash to the extent permitted by applicable covenants in the Company's debt agreements. Such covenants currently would permit the payment of up to $10 million a year in cash dividends, if certain debt ratios are otherwise satisfied. In addition, the holders of Series A Preferred will be permitted to elect additional directors to Metrocall's Board of Directors so that such directors constitute no less than 40% of the members of the Board of Directors. These terms will remain in effect until the required increase in authorized shares is approved.

     The Board of Directors believes that these provisions of the Series A Preferred could have an adverse impact on the Company and the holders of Common Stock. Even if permitted by applicable debt ratios, payment of the Series A Preferred dividends in cash, in the Board's view, would not represent the best use of the Company's available cash resources, which could otherwise be invested in the business, and such dividends could result in an increase in leverage if borrowing were necessary to pay such dividends. If the dividends were paid in additional shares of Series A Preferred instead of cash, the additional accretion of Series A Preferred will result in there being a greater amount of Series A Preferred ranking ahead of the Common Stock than there would be at the lower dividend rate. And the Series A Preferred would potentially gain greater power to influence or control the Company's management through obtaining 40% of the seats on the Board of Directors.

PAGE AMERICA ACQUISITION

     On January 30, 1997, Metrocall and Page America executed an Amended and Restated Asset Purchase Agreement (the "Acquisition Agreement") to acquire substantially all the assets of Page America (the "Page America Acquisition" or the "Acquisition"). Pursuant to the Acquisition Agreement, as subsequently modified, (i) Metrocall will acquire substantially all of the assets and assume substantially all of Page America's accounts payable and certain obligations under various office and equipment leases and (ii) Page America will receive (a) $25 million in cash less amounts due to Metrocall for pagers supplied by Metrocall to Page America, (b) 1,500 shares of Series B Preferred Stock having a stated value of $15 million, (c) 762,960 shares of the Company's Common Stock and (d) additional shares of the Company's Common Stock or other equity securities having a value equal to $15 million, subject to certain adjustments. The Series B Preferred carries a dividend rate of 14% and will rank senior in right of payment upon liquidation to the Common Stock (but junior to the Series A Preferred). The number of shares of Metrocall Common Stock to be issued in the Acquisition will not be finally determined until immediately prior to the closing date of the acquisition.

     In the event that, at the closing of the Acquisition, the number of authorized and unissued shares of Common Stock that are not reserved for other purposes is less than the number of shares of Common Stock to be issued to Page America pursuant to the formula in the Acquisition Agreement, then Metrocall will issue fractional shares of a series of preferred stock ("Common Stock Equivalents") having rights comparable to shares of Common Stock. The number of Common Stock Equivalents to be issued will be equal to the excess of the number of shares of Common Stock calculated in accordance with the formula in the Acquisition

Agreement over the number of shares available for issuance. If this proposal is approved prior to the date of closing of the Acquisition it will not be necessary to issue Common Stock Equivalents.

     The Common Stock Equivalents and the Series B Preferred, by their terms, are convertible into Metrocall Common Stock in specified circumstances, although the convertibility of the Series B Preferred is subject to shareholder approval. Metrocall retains the option to substitute cash at closing for all or a portion of the equity securities that are part of the consideration for the Acquisition. Metrocall will also have the ability to redeem the Series B Preferred, in full or in part, for cash equal to its liquidation value. If the amendment is approved, the Acquisition Agreement requires the Company to reserve 3,500,000 shares of Common Stock for issuance upon conversion of the Series B Preferred.

     The increase in the authorized number of shares will provide sufficient authorized shares to permit issuance of Common Stock upon the conversion of the Series B Preferred or the Common Stock Equivalents. If the amendment to increase the authorized shares is not approved by June 1, 1997, any Common Stock Equivalents issued in the transaction will be automatically converted to Series B Preferred Stock. That would increase the amount of Series B Preferred that would rank senior to the Common Stock. By contrast, if the amendment is approved, each Common Stock Equivalent would be converted into a share of Common Stock on a one-for-one basis. Although Metrocall retains the option to substitute cash at closing for all or a portion of the equity securities that are part of the consideration, authorization of additional shares of Common Stock will provide the Company with the flexibility to close the Acquisition for a mix of consideration that management believes is most beneficial to the Company at the time of closing.

     Because some of the shares of Common Stock that will be authorized if the proposal is approved may be issued to Page America pursuant to the Acquisition, the Acquisition is more fully described below. Additional information about Page America, including Page America's financial statements, and pro forma financial statements giving effect to the Acquisition, are included in Appendix A hereto. HOWEVER, METROCALL STOCKHOLDERS ARE NOT APPROVING THE ACQUISITION, AND THE COMPANY IS OBLIGATED TO CONSUMMATE THE ACQUISITION (SUBJECT TO THE OTHER TERMS AND CONDITIONS OF THE ACQUISITION AGREEMENT) REGARDLESS OF WHETHER OR NOT THE STOCKHOLDERS APPROVE THIS PROPOSAL.

OTHER CORPORATE PURPOSES

     Finally, the Board of Directors recommends increasing the number of authorized shares to 60,000,000 to provide additional shares for other corporate purposes in addition to conversion of the Series A Preferred and the Series B Preferred. These shares would be available for issuance at the discretion of the Board of Directors in connection with acquisitions, efforts to raise capital for the Company, employee stock options and other corporate purposes. Increasing the number of authorized shares will provide the Company with additional flexibility to pursue acquisitions which the Board believes provide the potential for growth and scale without the delay and uncertainties occasioned by the need to obtain stockholder approval prior to the consummation of the transaction. Although the Board has no current plans to effect such actions, the additional authorized shares also would be available to raise cash assets through sales of stock to public and private investors. Furthermore, having such additional shares authorized and available for issuance or reservation will provide the Company with greater flexibility in implementing potential future actions involving the issuance of stock, including stock dividends or stock splits. The ability to issue shares, as deemed in the best interests of the Company by the Board, will also permit the Company to avoid the expenses which are incurred in holding special stockholders' meetings in the future. Increasing the number of authorized shares will not materially affect any substantive rights, powers or privileges of current stockholders. Additional shares of Common Stock will be issued only upon a determination of the Board of Directors that a proposed issuance is in the best interests of the Company.

     Approval of the amendment to the Charter will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. Abstentions and broker non-votes will be equivalent to a vote against the amendment.

     The Board of Directors recommends that you vote FOR the amendment to the Company's Amended and Restated Certificate of Incorporation.

                          THE PAGE AMERICA ACQUISITION

THE PARTIES

  Page America

     Page America provides paging, messaging and information products and services through networks which it owns and operates as a radio common carrier ("RCC") under licenses from the Federal Communications Commission (the "FCC"). As of December 31, 1996, Page America provided paging services to approximately 205,000 pagers in geographic areas encompassing a total population of 34 million people.

     Page America's strategy is to concentrate its operations in major metropolitan markets in which it may achieve both critical mass and a substantial market share position. Page America targets specific user segments and, through its broad distribution capabilities, markets and delivers its comprehensive package of paging and value-added messaging services to each particular segment. Page America has secured licenses for multiple channels in each of its markets and has developed networks which can support significant future growth in paging units as well as value-added messaging and information services. Page America emphasizes customer ownership of pagers, as compared to leasing of pagers, which significantly reduces Page America's capital costs. At March 1, 1997, approximately 75 percent of Page America's units in service were owned by customers or resellers.

     Page America was incorporated in 1976 under the laws of the State of New York. Page America's principal executive offices are located at 125 State Street, Hackensack, New Jersey 07601, and its telephone number is (201) 342-6676.

  Metrocall

     Metrocall had 2,142,351 pagers in service at December 31, 1996, and is the fifth largest paging company in the United States, providing local, regional and nationwide paging and other wireless messaging services. Metrocall currently operates regional and nationwide paging networks throughout the United States and has historically concentrated its selling efforts in five operating regions:
(i) the Northeast (Massachusetts through Delaware); (ii) the Mid-Atlantic (Maryland and the Washington, D.C. metropolitan area); (iii) the Southeast (including Virginia, the Carolinas, Georgia, Florida, Alabama, Louisiana, Mississippi and Tennessee); (iv) the Southwest (primarily Texas); and (v) the West (California, Nevada and Arizona). Through the Metrocall Nationwide Wireless Network, Metrocall can provide paging services in all 50 states and approximately 1,000 U.S. cities which include the top 100 Standard Metropolitan Statistical Areas ("SMSAs").

     On November 15, 1996, Metrocall completed the acquisition (the "A+ Network Merger") of A+ Network, Inc. ("A+ Network"), adding approximately 660,000 subscribers. On a combined basis (pro forma for acquisition of the Page America assets), Metrocall would service a total subscriber base consisting of approximately 2.3 million units in service. Metrocall was organized as a Delaware corporation in October 1982. Metrocall Common Stock is traded on the Nasdaq National Market under the symbol "MCLL." Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677. Unless the context otherwise requires, all references to Metrocall shall mean Metrocall prior to the consummation of the Acquisition.

THE ACQUISITION

     Upon consummation of the Acquisition (i) Metrocall will acquire substantially all of the assets and assume certain of the liabilities of Page America and (ii) Page America will receive (A) cash in the amount of $25 million minus an amount equal to the unpaid purchase price (plus accrued interest) of any pagers delivered to Page America by Metrocall (the "Cash Consideration"),
(B) 1,500 shares of Series B Preferred Stock of Metrocall having a value upon liquidation or redemption ("Stated Value") of $15 million, (C) 762,960 shares of Common Stock, and (D) shares of Common Stock or other equity securities having a Share Value equal to $15 million, subject to adjustment based on changes in Page America's Working Capital Deficit and decreases in service revenue below specified thresholds (the consideration payable pursuant to paragraphs B, C and D above being collectively referred to as the "Stock Consideration" and together with the

Cash Consideration, the "Consideration"). None of the Consideration represents payment for goodwill. Under the Acquisition Agreement, Metrocall will retain the option to substitute cash at closing for all or a portion of the Stock Consideration. The number of shares of Common Stock to be received by Page America pursuant to paragraph (D) above shall be equal to $15 million, as adjusted, divided by the average of the last sales price per share of Common Stock on the NNM for the 10 consecutive trading days ending immediately prior to the Closing Date (the "Share Value"). Because the Share Value is not determined until immediately prior to the Closing Date, the exact number of shares of Common Stock that Page America will receive in the Acquisition cannot be specified at this time.

     In the event that at the Closing Date the number of shares of Common Stock authorized under the Charter and unissued and not reserved for other purposes ("Available Shares") is less than the number of shares of Common Stock to be issued to Page America pursuant to the Acquisition, then Metrocall shall issue that number of Common Stock Equivalents equal to the excess of the number of shares to be issued over the Available Shares. The Common Stock Equivalents will have voting, dividend, liquidation and other rights equivalent to the Metrocall Common Stock. Metrocall is seeking to cause the Charter to be amended to increase its authorized capital stock to 60 million shares, and holders representing 38.0% of the outstanding Common Stock have agreed to vote in favor of this amendment. If the proposal is approved, any Common Stock Equivalents would automatically be converted on a one-for-one basis into Common Stock. If such proposal is not approved by June 1, 1997, any Common Stock Equivalents would be converted into Series B Preferred Stock having a Stated Value equal to the number of Common Stock Equivalents multiplied by the Share Value. In the event the total number of shares of Common Stock or Common Stock Equivalents to be issued pursuant to paragraph (D) exceeds 4,000,000 shares, Metrocall will issue an aggregate of 4,000,000 shares and will issue an additional number of shares of Series B Preferred Stock having a Stated Value equal to the difference between $15 million, as adjusted, and the Share Value of 4,000,000 shares of Common Stock or Common Stock Equivalents. There is no provision for termination of the Acquisition Agreement in the event that the Share Value is less than or exceeds any specified amounts.

THE ACQUISITION AGREEMENT

     The Acquisition Agreement sets forth the principal terms on which the Acquisition will be consummated and the rights of Page America to receive the Consideration. The Acquisition Agreement contains representations, warranties, covenants and agreements of the parties, and provides specific conditions to the consummation of the Acquisition and terms under which the Acquisition may be terminated or abandoned.

     The Acquisition Agreement also requires Metrocall and Page America to enter into registration rights agreements with respect to the Metrocall Common Stock to be issued to Page America and an escrow agreement with respect to $4 million (the "Escrowed Consideration") of the Common Stock or Common Stock Equivalents to be issued to Page America.

     The Acquisition Agreement may be terminated (i) by mutual consent of Metrocall and Page America; (ii) by either Metrocall or Page America if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition (including FCC denial of required license assignments) and such order, decree, ruling or other action shall have become final and nonappealable; (iii) by either Metrocall or Page America if there has been a failure to comply with conditions precedent of the other party (other than by reason of the material breach by such terminating party of any of its representations, warranties, covenants or agreements set forth in the Acquisition Agreement), and such noncompliance shall not have either been cured within five days after receipt of written notice from the terminating party or the waiver by the terminating party of such conditions; (iv) by either Metrocall or Page America if there has been a breach of any of Page America's representations, warranties or covenants, which breach shall, in Metrocall's good faith estimation, cost $500,000 or more to cure, and Page America is unable or unwilling to cure the same, or such breach is not capable of being cured; (v) by Metrocall if there is a loss or damage to any of Page America's assets resulting from fire, theft or other casualty which is so substantial as to prevent the normal operation of any material portion of Page America's business or the replacement or restoration of the lost or damaged material asset within 30 days after the occurrence of the event resulting in the loss or damage; (vi) by Page America if Page America receives a proposal from a third party that is financially superior to the transactions contemplated by the Acquisition Agreement and is reasonably capable of being financed (as determined in each case in good faith by the Page America Board after consultation with Page America's financial advisors) and Page America and Metrocall do not agree to make adjustments to the Acquisition Agreement so as to enable Metrocall to match or better the proposal; and (vii) by either Metrocall or Page America if the Acquisition has not occurred on or before July 1, 1997.

ESCROW OF CONSIDERATION

     Of the Stock Consideration, Common Stock or Common Stock Equivalents issued to Page America having a Share Value of $4 million will be held in escrow (the "Escrowed Consideration") until April 1, 1998 in order to satisfy, at least in part, any indemnification claims made by Metrocall against Page America pursuant to the provisions of the Acquisition Agreement. Because $4 million of the Stock Consideration will be held in escrow, on the Closing Date Page America will receive the Cash Consideration, 1,500 shares of Series B Preferred Stock of Metrocall, 762,960 shares of Common Stock, and shares of Common Stock or Common Stock Equivalents having a Share Value of $11 million, subject to adjustment.

CONDITIONS TO THE ACQUISITION

     The obligations of Metrocall and Page America to effect the Acquisition are subject to the satisfaction or waiver of certain conditions, including, among other things (i) approval of the transactions contemplated by the Acquisition Agreement by the shareholders of Page America, (ii) the representations and warranties of Metrocall and Page America being true and correct as of the Closing Date, (iii) the performance by Metrocall and Page America of the terms of the Acquisition Agreement and (iv) the receipt by Metrocall and Page America of certain officers certificates and opinions of counsel. The consummation of the Acquisition is also subject to certain regulatory approvals. See "Regulatory Approvals."

CLOSING DATE

     The Closing Date for the Acquisition will occur on the first day of the calendar month following the satisfaction or waiver of all the conditions set forth in the Acquisition Agreement, including the approval by the shareholders of Page America of the Acquisition Agreement and Page America's Plan of Complete Liquidation and Dissolution (the "Plan of Liquidation").

REASONS FOR THE ACQUISITION

     Metrocall's long-term strategy is to continue to expand by providing paging and other wireless communication services to an increasingly broad base of subscribers throughout the United States. The Acquisition furthers this strategy by adding approximately 200,000 subscribers and expanding Metrocall's geographic coverage in the New York, New Jersey and Chicago markets. On April 22, 1996, the Company signed a definitive acquisition agreement with Page America to acquire substantially all the assets of Page America. Subsequently, the Company and Page America negotiated a revision in the terms of the Acquisition to give the Company financial flexibility in choosing the mix of consideration to be paid for Page America's assets, in light of the Company's debt position and borrowing capacity following the A+ Network merger, and to reflect adjustments based on Page America's operations. The Acquisition Agreement was executed on January 30, 1997. Subsequently, the agreement was modified to provide for an adjustment in Cash Consideration equal to amounts owed to Metrocall by Page America for pagers supplied by Metrocall, and to adjust the number of shares of Common Stock to be delivered.

     Page America has incurred net losses since its inception in 1976 and believes that it will continue to incur losses for at least the next several years. In order to repay amounts due under its credit facility and subordinated notes and to obtain sufficient capital to purchase an adequate number of pagers to at least maintain its level of business, Page America explored various opportunities to obtain long-term debt and equity financing or to sell some or all of its remaining assets. After thorough consideration, Page America concluded that the Acquisition was in the best interests of Page America and its shareholders.

REGISTRATION RIGHTS AGREEMENTS

     Page America and certain shareholders of Page America will be granted certain registration rights with respect to the Common Stock issued to Page America.

STOCKHOLDERS AGREEMENT

     Certain shareholders of Page America, who in the aggregate beneficially owned approximately 6,097,125 shares of Page America Common Stock and 198,496 shares of Page America Series One Preferred Stock, or approximately 48% of the voting rights, have entered into a stockholders agreement pursuant to which they have agreed to vote all of their shares of Page America Common Stock and Series One Preferred Stock for the approval of the Acquisition Agreement. Pursuant to the terms of the stockholders agreement, each such shareholder has granted Metrocall an option to purchase all of such shareholders' shares of Page America Common Stock and Series One Preferred Stock, which option is exercisable in the event that the Acquisition Agreement is terminated by Page America as a result of the receipt by Page America of an acquisition proposal that is financially superior to the Acquisition and is reasonably capable of being financed.

REGULATORY APPROVALS

     The Acquisition is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. On September 20, 1996, Metrocall and Page America each filed the required information and material with the DOJ and the FTC. The statutory waiting period under the HSR Act terminated on October 27, 1996.

     The paging industry is a highly regulated industry. The consummation of the Acquisition is conditioned upon, among other things, Page America and Metrocall having obtained the consent and approval of the FCC to the assignment or transfer of all licenses, permits, franchises and authorizations issued by the FCC for the construction or operation of Page America's business. Applications for FCC approval were filed by Page America and Metrocall on May 7, 1996. On July 5, 1996, the FCC issued Public Notice granting assignment of all of the RCC licenses used in Page America's business. On August 14, 1996, the grant of assignment for the RCC licenses from Page America to Metrocall became final. The parties have received an extension of this grant to May 31, 1997.

ACCOUNTING TREATMENT

     The Acquisition will be accounted for by Metrocall under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on the estimated fair values at the time of acquisition. Income of Metrocall will not include income (or loss) of Page America prior to the date of acquisition.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Acquisition will have no federal income tax consequences for Metrocall's stockholders. The Company does not believe there will be any material adverse tax consequences to Metrocall from the Acquisition.

MARKET PRICES AND DIVIDENDS

     Metrocall Common Stock is traded on the Nasdaq National Market. Page America Common Stock had been listed on the AMEX under the symbol "PGG." Due to Page America's inability to comply with certain financial guidelines of the AMEX for continued listing, Page America Common Stock was removed from the AMEX listing in May 1996. The last available price quotation for Page America was April 16, 1996 and, therefore, current prices quotations for Page America are not available. The following table sets forth, for the calendar periods indicated, the closing sales prices of Metrocall on the NNM and of Page America on the AMEX.

                                                                   METROCALL             PAGE AMERICA
                                                                 COMMON STOCK            COMMON STOCK
                                                             ---------------------   ---------------------
                           1995                                HIGH         LOW        HIGH         LOW
                                                             ---------   ---------   ---------   ---------
First Quarter..............................................  $18         $14 1/2     $ 3 3/4     $ 2 1/2
Second Quarter.............................................   18 3/8      17           3 3/8         1/2
Third Quarter..............................................   29          18           1             9/16
Fourth Quarter.............................................   28 1/4      19 1/2         3/4         1/8
1996
First Quarter..............................................  $21 1/4     $16 1/2     $   5/16    $   3/16
Second Quarter (through April 16, 1996 for Page America)...   21 3/4      10             3/4         3/16
Third Quarter..............................................   11           6 1/4      NA          NA
Fourth Quarter.............................................    7 1/8       3 13/16    NA          NA
1997
First Quarter (through March 31, 1997).....................  $ 7 1/2     $ 4 1/8      NA          NA
Second Quarter (through April 16, 1997)....................    4 5/8       4 1/4      NA          NA

     On April 22, 1996, the last full trading day for Metrocall Common Stock, and on April 16, 1996, the last full trading day for Page America Common Stock, prior to the public announcement of the execution of the initial Acquisition Agreement, the reported closing sale prices of Metrocall Common Stock and of Page America Common Stock, as reported by the NNM and AMEX, respectively, were $18.375 and $0.75 per share, respectively. The closing price of Metrocall Common Stock as reported by the NNM on April 16, 1997 1997 was $4 3/8. Because the market price of Metrocall Common Stock is subject to fluctuation, the market value of that portion of the stock consideration consisting of 762,960 shares of Metrocall Common Stock that Page America will receive in the Acquisition may increase or decrease prior to completion of the Acquisition.

     Page America has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends to the holders of its Common Stock in the foreseeable future. The payment of dividends on Common Stock and Preferred Stock is also restricted pursuant to the provisions of Page America's Credit Facility. Page America's outstanding series of Series One Preferred Stock provides that Page America may not declare or pay dividends on its Common Stock unless all accrued dividends on the Series One Preferred Stock have been paid in full. Payment of dividends on the Series One Preferred Stock may be made in cash or in Page America Common Stock registered under the Securities Act. At December 31, 1996, accrued and unpaid dividends on Page America's outstanding Series One Preferred Stock aggregated $2,863,610.

     Metrocall has not paid any cash dividends on its Common Stock (except for distributions by Metrocall prior to its initial public offering), and the Board of Directors of Metrocall currently does not anticipate paying cash dividends in the foreseeable future on shares of its common stock. Following the Acquisition, any future payments of dividends will be at the discretion of Metrocall's Board of Directors and will depend upon the financial condition and capital requirements of Metrocall as well as other factors that Metrocall's Board of Directors may deem relevant. In addition, certain covenants in Metrocall's bank credit agreement and in the terms of Metrocall's Series A Convertible Preferred Stock ("Series A Preferred Stock") prohibit the payment of dividends by Metrocall on its Common Stock. Payment of dividends on Metrocall's Series A Preferred Stock may be made in cash or in additional shares of Series A Preferred Stock, at Metrocall's option.

FINANCIAL INFORMATION

     Metrocall's Consolidated Financial Statements for the fiscal year ended December 31, 1996, including the notes thereto, which are contained in Metrocall's Annual Report to Stockholders, are hereby incorporated by reference. Metrocall's Management's Discussion and Analysis of Financial Condition and Results of Operations is set forth in Appendix B hereto. A copy of the annual report is being mailed to stockholders with this Proxy Statement. Representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                METROCALL, INC.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
            (IN THOUSANDS, EXCEPT UNIT, PER UNIT AND PER SHARE DATA)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------------------------
                                                                          1992        1993      1994(1)       1995       1996(1)
                                                                        --------    --------    --------    --------    ---------
                                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE,
                                                                                        UNIT, AND PER UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Service, rent and maintenance revenues...............................   $ 30,996    $ 33,111    $ 49,716    $ 92,160    $ 124,029
Product sales........................................................      4,196       4,549       8,139      18,699       25,928
                                                                        --------    --------    --------    --------    ----------
        Total revenues...............................................     35,192      37,660      57,855     110,859      149,957
Net book value of products sold......................................     (3,439)     (4,130)     (6,962)    (15,527)     (21,633)
                                                                        --------    --------    --------    --------    ----------
                                                                          31,753      33,530      50,893      95,332      128,324
Operating expenses:
Service, rent and maintenance........................................      8,342       9,559      14,014      27,258       38,347
Selling, general and administrative(2)...............................     12,341      17,879      20,727      42,353       57,226
Depreciation and amortization........................................      6,594       6,525      13,829      31,504       58,196
                                                                        --------    --------    --------    --------    ----------
Income (loss) from operations........................................      4,476        (433)      2,323      (5,783)     (25,445)
Interest and other (expense) income..................................      1,212          77         161       2,011         (607)
Interest expense.....................................................     (2,631)     (1,331)     (3,726)    (12,533)     (20,424)
                                                                        --------    --------    --------    --------    ----------
Income (loss) before income tax benefit (provision) and extraordinary
  item...............................................................      3,057      (1,687)     (1,242)    (16,305)     (46,476)
Income tax benefit (provision).......................................        (69)        (59)        152         595        1,021
                                                                        --------    --------    --------    --------    ----------
Income (loss) before extraordinary item..............................      2,988      (1,746)     (1,090)    (15,710)     (45,455)
Extraordinary item(3)................................................         --        (439)     (1,309)     (4,392)      (3,675)
                                                                        --------    --------    --------    --------    ----------
  Net income (loss)..................................................      2,988      (2,185)     (2,399)    (20,102)     (49,130)
Preferred dividends..................................................         --          --          --          --         (780)
                                                                        --------    --------    --------    --------    ----------
  Income (loss) attributable to common stockholders..................   $  2,988    $ (2,185)   $ (2,399)   $(20,102)   $ (49,910)
                                                                        ========    ========    ========    ========    ==========
Loss per share attributable to common stockholders:
  Loss per share before extraordinary item attributable to common
    stockholders.....................................................                           $  (0.14)   $  (1.34)   $   (2.84)
  Extraordinary item, net of income tax benefit......................                              (0.16)      (0.38)       (0.23)
                                                                                                --------    --------    ----------
  Loss per share attributable to common stockholders.................                           $  (0.30)   $  (1.72)   $   (3.07)
                                                                                                ========    ========    ==========
OPERATING AND OTHER DATA:
Units in service (end of period).....................................    201,397     247,716     755,546     944,013    2,142,351
EBITDA(4)............................................................   $ 11,070    $ 10,923    $ 16,152    $ 27,771    $  32,751
EBITDA margin(5).....................................................       34.9%       32.6%       31.7%       29.1%        25.5%
Net cash provided by operating activities............................   $  8,858    $ 10,929    $ 11,796    $ 15,697    $  15,608
Net cash provided by (used in) investing activities..................   $ 26,127    $(13,598)   $(19,227)   $(46,225)   $(327,904)
Net cash (used in) provided by financing activities..................   $(34,167)   $  1,983    $  9,190    $151,329    $ 199,639
ARPU(6)..............................................................   $  13.10    $  12.29    $  10.53    $   9.15    $    8.01
Average monthly operating expense per unit(7)........................   $   8.74    $   8.39    $   7.36    $   6.71    $    6.28
Units in service per employee (end of period)........................        730         716       1,007       1,047        1,086
Capital expenditures.................................................   $  3,918    $ 13,561    $ 19,091    $ 44,058    $  62,110


                                                                                              DECEMBER 31,
                                                                          1992        1993        1994        1995        1996
                                                                        --------    --------    --------    --------    ----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficit)............................................   $    531    $ (1,603)   $ (5,277)   $116,009    $  (7,267)
Cash and cash equivalents............................................      1,700       1,014       2,773     123,574       10,917
Total assets.........................................................     26,180      33,857     200,580     340,614      651,468
Total long-term debt.................................................     31,143      12,102     104,846     154,055      327,792
Total stockholders' equity (deficit).................................    (11,374)     13,729      68,136     155,238      166,298

---------------
(1) 1994 and 1996 include the results of operations of acquired companies from their respective acquisition dates (see Note 3 to consolidated financial statements incorporated by reference herein).
(2) Includes the impact of one-time, non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and for severance and other compensation costs incurred as part of a management reorganization charge of approximately $2.0 million in 1995.
(3) In 1993, 1994 and 1995 the Company refinanced balances outstanding under its then existing credit facilities. As a result of this refinancing the Company recorded extraordinary items of $439,000, $1.3 million and $4.4 million, respectively, representing charges to expense unamortized deferred financing costs and other costs, net of any income tax benefits, related to those credit facilities. In 1996, the Company recorded an extraordinary item for costs of approximately $3.7 million paid to purchase the A+ Network 11 7/8% senior subordinated notes outstanding.
(4) EBITDA (earnings before interest, taxes, depreciation and amortization, and certain one-time charges), while not a measure under generally accepted accounting principles ("GAAP"), is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which the Company's covenants are calculated under the Indenture and its credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for discussion of significant capital requirements and commitments. EBITDA excludes non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and approximately $2.0 million incurred as part of a management reorganization charge in 1995.
(5) EBITDA margin is calculated by dividing (a) EBITDA by (b) the sum of (total revenues less the net book value of products sold).
(6) ARPU (average monthly paging revenue per unit) is calculated by dividing (a) service, rent and maintenance revenues for the period by (b) the average number of units in service for the period. ARPU calculation excludes revenues derived from non-paging services such as telemessaging, long distance and cellular telephone.
(7) Average monthly operating expense per unit is calculated by dividing (a) total recurring operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period. For this calculation, operating expenses exclude non-recurring charges for the forgiveness of certain stockholder notes receivable of approximately $4.8 million in 1993, and approximately $2.0 million incurred as a part of a management reorganization charge in 1995.

                            PAGE AMERICA GROUP, INC.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                         YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------
                                                       1992        1993      1994(4)         1995(2)           1996
                                                     --------    --------    --------        --------        --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AND PAGER DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:(1)
Total revenues....................................   $ 32,805    $ 30,257    $ 37,258        $ 29,107        $ 21,984
Operating Expenses:
  Cost of service and sales.......................      3,296       4,253       5,709           4,363           3,412
  Selling.........................................      6,544       4,879       6,842           6,066           3,988
  General and administrative......................      8,940       8,688      10,653           8,923           6,270
  Technical.......................................      3,455       3,343       4,685           4,262           3,190
  Depreciation, amortization and
    write-off of intangibles......................      9,519       9,793      10,817           8,585           6,173
                                                      -------     -------     -------         -------         -------
Operating profit (loss)...........................      1,051        (699)     (1,448)         (3,092)         (1,049)
Interest expense..................................      4,783       4,032       5,102           6,263           6,153
Other expenses....................................      1,957       1,814         478           3,738             908
Extraordinary gain(5).............................      7,156          --          --              --              --
Cumulative effect of changes in accounting
  principles(7)...................................     (3,960)         --          --              --              --
                                                      -------     -------     -------         -------         -------
Net loss..........................................     (2,493)     (6,545)     (7,028)        (13,093)         (8,110)
Preferred stock dividend requirements.............     (2,791)     (3,268)     (3,023)(3)      (2,863)(3)      (2,864)
                                                      -------     -------     -------         -------         -------
Net loss applicable to common shares..............   $ (5,284)   $ (9,813)   $(10,051)       $(15,956)       $(10,974)
                                                      =======     =======     =======         =======         =======
Net loss per common share(6)......................   $  (1.40)   $  (2.55)   $  (1.55)       $  (2.01)       $  (0.88)
                                                      =======     =======     =======         =======         =======
Weighted average shares outstanding...............      3,774       3,847       6,464           7,936          12,498
OTHER DATA:
Pagers in service at end of period................    228,000     305,000     311,000         221,000         205,000
Capital expenditures, net of book value of pagers
  sold (excluding acquisitions)...................   $  4,296    $  2,630    $  5,365        $  3,300        $  2,597
Net cash provided by (used in) operating,
  investing and financing activities..............         92       2,746      (1,784)           (377)           (461)

                                                                              DECEMBER 31,
                                                    -----------------------------------------------------------------
                                                    1992(5)     1993(4)     1994(3)         1995(2)(3)       1996(2)
                                                    --------    --------    --------        --------        ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficiency).....................   $(10,242)   $ (2,053)   $ (9,541)       $(52,444)       $ (58,405)
Total assets.....................................     58,755      75,193      70,229          44,003           39,561
Long-term debt, less current maturities..........     48,269      57,850      56,953              69               37
Series A, A-2 and B Preferred Stock..............     17,063          --          --              --               --
Accumulated deficit..............................    (59,365)    (68,980)    (78,989)        (94,945)        (105,919)
Shareholders' equity (deficit)...................    (21,402)      9,096         439         (11,222)         (20,746)

---------------
(1) EBITDA (earnings before interest, taxes, depreciation and amortization) for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 was $10.6 million, $9.1 million, $9.4 million, $5.5 million, and $5.1 million, respectively. EBITDA is a standard measure of financial performance in the paging industry but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles.

(2) In July 1995, Page America sold its California and Florida paging assets. Concurrently with the sale, Page America amended the Page America Credit Facility and Subordinated Notes providing, among other things, for accelerated maturities. Such debt, which was classified as long term at December 31, 1994, is in default and is classified as a current liability at December 31, 1995 and 1996.

(3) In August 1994 and March 1995, Page America issued shares of its Common Stock as full payment of fiscal year 1994 dividends on Series One Preferred Stock. On June 30, 1995, in exchange for the waiver of the dividend payment on Series One Preferred Stock, the accrued dividends were added to the liquidation value. In June 1996, Page America issued shares of its Common Stock in payment of accrued dividends at December 31, 1995 on Series One Convertible Preferred Stock. See Note G of Notes to Consolidated Financial Statements.

(4) On December 30, 1993, Page America acquired Crico and refinanced its senior and subordinated debt and redeemable Preferred Stocks.

(5) In June 1992, Page America repurchased its subordinated note payable.

(6) Page America has never paid any cash dividends on its Common Stock.

(7) Effective January 1, 1992, Page America changed its method of depreciation for pager equipment from the straight line method to the double declining balance method.

         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following summary unaudited pro forma condensed combined statement of operations data of Metrocall for the year ended December 31, 1996 gives effect to the acquisition of Parkway Paging, Inc. (the "Parkway Acquisition"), Satellite Paging and Message Network (the "Satellite Acquisition"), and A+ Network, Inc. (the "A+ Network Acquisition") by Metrocall (collectively, the "Recent Acquisitions") under the heading "Pro Forma Recent Acquisitions," and also gives effect to the acquisition of Page America by Metrocall under the heading "Pro Forma Combined Company" in each case as though the acquisitions occurred on January 1, 1996. The unaudited pro forma condensed combined balance sheet data under the heading "Pro Forma Combined Company and Recent Acquisitions" gives effect to the acquisition of Page America and the Recent Acquisitions as if each of the business combinations had occurred on December 31, 1996.

     This information should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Data and the notes thereto included herein and the Metrocall Consolidated Financial Statements incorporated by reference herein and the Page America Consolidated Financial Statements included herewith. The unaudited pro forma condensed combined financial data do not purport to represent what Metrocall's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project Metrocall's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of management of Metrocall, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial data.

                      FOR THE YEAR ENDED DECEMBER 31, 1996
         (IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND UNITS IN SERVICE)
                                  (UNAUDITED)

                                                                                               PRO FORMA
                                                                                                COMBINED
                                                  HISTORICAL                    HISTORICAL    COMPANY AND
                                                 ------------    PRO FORMA     ------------       PAGE
                                                 METROCALL(1)   METROCALL(2)   PAGE AMERICA     AMERICA
                                                 ------------   ------------   ------------   ------------
CONDENSED COMBINED STATEMENTS OF OPERATIONS
  DATA:
  Total revenues...............................   $  149,957     $  247,886      $ 21,984      $   269,870
  Total operating expenses.....................      153,769        264,120        21,749          289,187
  Loss from operations.........................      (25,445)       (46,821)       (1,049)         (51,188)
  Interest and other income (expense), net.....      (21,031)       (30,573)       (7,061)         (33,481)
  Benefit (provision) for income taxes.........        1,021          5,614            --            5,614
  Net loss.....................................   $  (45,455)    $  (71,780)       (8,110)         (79,055)
  Net loss per share...........................   $    (2.80)    $    (2.86)                   $     (2.69)
  Weighted average common shares outstanding...       16,253         25,113                         29,405
OTHER DATA:
  Units in service (end of period).............    2,142,351      2,142,351       205,000        2,347,351
  EBITDA(3)....................................   $   32,751     $   53,471      $  5,124      $    58,595
CONDENSED COMBINED BALANCE SHEET DATA
  (AS OF DECEMBER 31, 1996):
  Working capital (deficit)....................   $   (7,267)    $   (7,267)     $(58,409)     $   (10,692)
  Total assets.................................      651,468        651,468        39,561          714,143
  Long-term obligations, net of current
     portion...................................      327,092        327,092            37          352,092
  Total stockholders' equity (deficit)(4)......      166,298        166,298       (20,746)         184,541

---------------
(1) For the year ended December 31, 1996, Metrocall's historical condensed combined statements of operations data includes the results of operations of Parkway, Satellite and A+ Network since their respective dates of acquisition. At December 31, 1996, Metrocall's historical condensed combined balance sheet and units in service data include the acquisitions of Parkway, Satellite and A+ Network.

(2) Pro Forma Metrocall gives effect to the acquisitions of Parkway, Satellite and A+ Network as if the acquisitions had occurred on January 1, 1996.

(3) EBITDA (earnings before interest, taxes, depreciation and amortization), while not a measure under generally accepted accounting standards ("GAAP"), is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP.

(4) The pro forma stockholders' equity assumes a per share price of $4.25 for Metrocall Common Stock as of the closing date of the Page America Acquisition.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain historical per share data of Metrocall and Page America and combined unaudited pro forma per share data after giving effect to the Acquisition. This information should be read in conjunction with the Pro Forma Condensed Combined Financial Data and the notes thereto included herein and with the Metrocall Consolidated Financial Statements incorporated by reference herein and the Page America Consolidated Financial Statements included herewith. The unaudited pro forma per share data do not purport to represent what Metrocall's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project the Metrocall's results of operations or financial position for any future period or date.

                                                                                      PRO FORMA
                                                                               -----------------------
                                                                                               PAGE
                                                                                COMBINED     AMERICA
                                                                                COMPANY     EQUIVALENT(3)
                                                  PRO FORMA      HISTORICAL     AND PAGE    ----------
                                                 METROCALL(1)   PAGE AMERICA   AMERICA(2)   HIGH   LOW
                                                 ------------   ------------   ----------   ----   ---
Loss from continuing operations per common
  share:
  Year ended December 31, 1996.................     $(2.86)        $(0.88)       $(2.69)     N/A   N/A
Book value per share:
  December 31, 1996............................       6.78          (1.29)         6.40      N/A   N/A

---------------
(1) Reflects the acquisitions of Parkway Paging, Satellite Paging and A+ Network by Metrocall as though they had occurred on January 1, 1996.
(2) Reflects the pending acquisition of Page America as though it had occurred on January 1, 1996.
(3) The value of the assets of Page America to be available for distribution to its shareholders upon liquidation and dissolution cannot be ascertained at this time and will depend, among other things, on Page America's liabilities and the market value of the shares of Metrocall Common Stock received by Page America pursuant to the Acquisition Agreement.

             APPROVAL OF CONVERTIBILITY OF SERIES B PREFERRED STOCK

                                (PROPOSAL FOUR)

     The Board of Directors proposes that the stockholders approve the provisions of Section 5 of the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of the Series B Preferred ("Certificate of Designation"). These provisions permit the conversion of Series B Preferred into Common Stock in certain circumstances. Under applicable rules of the Nasdaq Stock Market, stockholder approval of convertibility is required because the Common Stock that could be issued upon conversion of the Series B Preferred, plus the other Common Stock and Common Stock Equivalents to be issued to Page America in the Page America Acquisition, would exceed 20% of the issued and outstanding shares of Common Stock. The Certificate of Designation, including the convertibility provisions of Section 5, is set forth as Exhibit B to this Proxy Statement.

     As described above in connection with Proposal Three, as part of the consideration for the Page America Acquisition, the Company agreed to issue to Page America 1,500 shares of Series B Preferred and additional shares under certain circumstances. Each share of Series B Preferred has a stated value of $10,000 per share. Each share has a liquidation preference equal to its stated value, which is junior to the Series A Preferred Stock but senior to shares of Common Stock. The Series B Preferred carries a dividend of 14% of the stated value per year, payable semi-annually in cash or in additional shares of Series B Preferred, at the Company's option. Subject to approval of the conversion rights by the holders of Common Stock, beginning on each of September 1, 1997, December 1, 1997, March 1, 1998 and June 1, 1998, the holders of Series B Preferred have the right to convert up to 25% of the number of Series B Preferred Stock initially issued (plus shares of Series B Preferred issued as dividends on such shares, and as dividends on such dividends) into that number of shares of Common Stock equal to the stated value divided by the average of the closing price of the Common Stock for the 10 trading days prior to each conversion dated. The conversion price will be subject to adjustment based on stock splits, stock dividends, issuance of securities below current market price and other events. If the Company elects to redeem Series B Preferred, the holders thereof will have the right to convert any Series B Preferred which was then convertible into Common Stock within 15 business days after receipt of notice of redemption.

     If the stockholders of the Company do not approve the conversion provisions discussed above, the dividend rate will increase to 17% on July 1, 1997, 18% on October 1, 1997, 19% on January 1, 1998 and 20% on April 1, 1998, but will revert to 14% at such time as such stockholder approval is obtained. Accordingly, stockholder approval of the convertibility of the Series B Preferred is necessary to avoid increasing dividend rates on Series B Preferred. The Board of Directors believes that the proposal is in the best interests of the Company and its stockholders, since the increased accretion of Series B Preferred at the higher dividend rate would result in there being a greater amount of Series B Preferred ranking ahead of the Common Stock than there would be at the lower dividend rate.

     Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy at the Annual Meeting. For purposes of determining the number of shares present or represented, abstentions will be counted (and will, therefore, be equivalent to a vote against), but broker non-votes will not be counted.

     The Board of Directors recommends that you vote FOR the approval of the provisions of Section 5 of the Certificate of Designation of the Series B Preferred permitting the convertibility of Series B Preferred into Common Stock.

                      AMENDMENT TO 1996 STOCK OPTION PLAN

                                (PROPOSAL FIVE)

     The Board of Directors proposes that the stockholders of the Company approve certain amendments (the "Plan Amendments") to the Metrocall, Inc. 1996 Stock Option Plan (the "1996 Plan"). The 1996 Stock Option Plan became effective April 5, 1996 (the "Effective Date"), pursuant to the approval of the stockholders of the Company. On February 5, 1997, the Board of Directors adopted a restated and amended version of the 1996 Plan (the "Revised Plan").

     The Revised Plan makes several changes to the 1996 Plan in light of the relaxation of requirements in Rule 16b-3 of the Securities and Exchange Act of 1934 and other administrative concerns. The Plan Amendments modify the 1996 Plan to (1) provide for discretionary grants of options to directors, (2) permit modification of the terms of formula grants to directors by the Board of Directors, and (3) eliminate required stockholder approval in certain circumstances. The following is a summary of the Revised Plan and a description of the amendments that are subject to stockholder approval ("Plan Amendments"). This summary description is a fair and complete summary of the Revised Plan; however, it is qualified in its entirety by reference to the full text of the Revised Plan, which is attached to this Proxy Statement as Exhibit C.

General

     Purpose. The Revised Plan offers eligible employees and non-employee directors the opportunity to purchase shares of Common Stock. The Revised Plan is intended to encourage employees and non-employee directors to acquire an equity interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and its subsidiaries. Funds received by the Company under the Revised Plan may be used for any general corporate purpose.

     Eligibility. All employees of the Company and certain subsidiaries and those non-employee directors who have never been employees of the Company and its subsidiaries ("Eligible Directors") are eligible to participate in the Revised Plan. As of March 14, 1997, there were 2,058 employees and seven Eligible Directors eligible to receive grants under the Revised Plan.

     Shares Available Under the Revised Plan. The Revised Plan authorizes the issuance of up to 2,000,000 shares of Common Stock. The number of shares issuable under the Revised Plan will be adjusted for stock dividends, stock splits, reclassifications and other changes affecting Metrocall's Common Stock. If any option granted under the Revised Plan expires or terminates prior to exercise in full, the shares subject to that option will be available for future grants under the Revised Plan. The maximum number of shares that may be acquired under the Revised Plan by any individual is 750,000 shares, subject to adjustment for stock dividends, stock splits, reclassifications, corporate transactions or other changes affecting Common Stock. Because the Revised Plan provides for discretionary grants of options, the specific amounts to be granted to particular persons cannot be determined in advance.

     Administration. The Revised Plan is administered by Board of Directors or the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority and discretion to select employees to participate in the Revised Plan, to grant options to employees under the Revised Plan, to specify the terms and conditions of options granted to employees (within the limitations of the Revised Plan) and to otherwise interpret and construe the terms of the Revised Plan and any agreements governing options granted under the Revised Plan. The Committee has no discretion over the options granted to Eligible Directors. The Board of Directors has authority under the Plan Amendments to make discretionary grants to Eligible Directors or to modify the terms of formula grants to Eligible Directors.

Options Granted Under the Revised Plan

     General. All options granted under the Revised Plan will be evidenced by a written agreement setting forth the terms and conditions governing the option. The Committee has broad discretion to determine the timing, amount, exercisability and other terms and conditions of options granted to employees, but will have no discretion over the terms and conditions of options granted to Eligible Directors. No options granted under the Revised Plan are assignable or transferable, other than by will or in accordance with the laws of descent and distribution.

     Options Granted to Employees. Both incentive stock options and non-stockholder stock options are available for employees under the Revised Plan. For incentive stock options, the option price will be not less than the fair market value of a share of Common Stock on the date the option is granted. However, if the employee receiving the option is a more than 10% owner of Common Stock, the option price will not be less than the greater of par value or 110% of the fair market value of a share of Common Stock on the date the option is granted. For non-qualified options, the option price will be not less than the par value of the Common Stock. The closing price of a share of Common Stock, as reported on the Nasdaq Stock Market on March 14, 1997 was $5 1/16.

     Formula Options Granted to Directors. All options granted to Eligible Directors will be non-qualified options. On the effective date of the 1996 Plan, all Eligible Directors were granted an initial option to purchase 10,000 shares of Common Stock. Thereafter, every Eligible Director will be granted an initial option to purchase 10,000 shares of Common Stock at the time such Eligible Director commences service on the Board of Directors. Subsequently, each Eligible Director who received an initial grant of an option will receive an additional option to purchase 1,000 shares of Common Stock on each anniversary of the initial option, provided that the director continues to be an Eligible Director on each anniversary date. Options granted to Eligible Directors will become fully vested six months after the date of grant. The exercise price for options granted to Eligible Directors will be the fair market value of the Common Stock on the date the option is granted or the date of stockholder approval of the Revised Plan, if later.

     Discretionary Grants to Directors. As permitted under revised Rule 16b-3, the Plan Amendments broaden the extent to which directors can receive options under the Revised Plan. As previously approved, the 1996 Plan provided that nonemployee directors were eligible only for grants pursuant to a specified formula. Section 7.2 of the Revised Plan provides that the full Board of Directors can make grants to any and all directors in its discretion. The formula grants remain in place in the Revised Plan, but the full Board of Directors is also given the authority to amend those formula grants as it deems appropriate. The Board believes that this change is in the best interests of the Company in that it will facilitate its attracting, retaining and motivating qualified outside directors. This change is contingent on stockholder approval.

     In connection with this amendment, the Board approved grants to Messrs. R. Aprahamian, Brock, Greene, Martin, Poppa, Russenberger, and Singer and Ms. Brock of 5,000 shares each at an exercise price of $6.00 per share. It also made grants to Messrs. R. Aprahamian and Martin of 10,000 and 10,000 shares respectively at an exercise price of $6.00 per share in substitution for options previously granted under the 1996 Plan and made grants under the Revised Plan to Messrs. R. Aprahamian, Johnston, and Martin of 1,000, 2,000, and 2,000 shares respectively at an exercise of $6.00 per share to supplement their out-of-the-money options under the Company's prior stock option plan for directors. All changes to director options are contingent on stockholder approval of the Plan Amendments to the Revised Plan.

     Exercise. Options granted under the Revised Plan to employees or Eligible Directors may be exercised by delivery to the Committee of a written notice of exercise. The notice must specify the number of shares being exercised and must be accompanied by payment in full of the option price for the shares being exercised (unless the optionee's written notice of exercise directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to Metrocall as the agent for the optionee and at the time the stock certificates are delivered to the broker, the broker tenders to Metrocall cash or cash equivalents acceptable to Metrocall equal to the exercise price).

     The option price may be paid as permitted by the option agreement, (a) in cash or certified check, (b) by tendering shares of Common Stock that the optionee has held for at least 6 months or acquired under an option granted not less than 6 months prior and that will be valued at the fair market value on the date of exercise; or (c) any combination of these methods. An optionee will not have any of the rights of a stockholder until payment in full for the shares is received and a stock certificate is issued. In addition, with respect to options granted to employees, options may be exercised by any other method that the Committee prescribes.

     For options granted to employees, the Committee may prescribe in the option agreement that the optionee may elect to satisfy any federal, state or local withholding tax requirements by directing Metrocall to apply shares of Common Stock to which the optionee is entitled as a result of the exercise of the option in order to satisfy such withholding requirements.

     Termination of Service. The Committee has discretion to fix the period in which options granted to employees may be exercised after termination of employment. Vested options granted to Eligible Directors remain exercisable for the remaining term of the option unless the Board specifies otherwise (see "Term of Options," below).

     Term of Options. Each option granted under the Revised Plan will terminate no later than 10 years after the date the option is granted. However, options intended to be incentive stock options granted to employees under the Revised Plan will expire no later than 5 years after the date of the grant if the option is granted to an employee who owns (or is deemed to own) more than 10% of the outstanding Common Stock.

Other Amendments

     In addition to providing for discretionary grants to directors, the Revised Plan, in Section 11, eliminates provisions in the 1996 Plan that required stockholder approval in a number of circumstances for which it would not be required by the securities laws in the future. The Board concluded that this change is in the best interests of the Company because it eliminates corporate expenses and limitations on optionees that are no longer necessary for legal compliance. Under the Revised Plan, stockholder approval is required only for changes to the incentive stock options and only to the extent necessary to preserve their tax treatment. This change to the requirements for stockholder approval is also contingent on stockholder approval of the Plan Amendments.

     The Revised Plan also includes certain changes that were not required to be submitted to stockholders. These include bringing holders of options exchanged for A+ Network options in the A+ Network Merger within the Revised Plan, the distribution of the Company's indexed Variable Common Rights under the 1996 Plan to A+ Network option holders, and certain administrative changes, such as the timing of the use of stock to pay withholding obligations. The Revised Plan also changes the definition of "Compensation Committee" for purposes of the 1996 Plan.

Amendment or Termination of the Plan

     The Board of Directors may amend or terminate the Revised Plan at any time and from time to time, provided however, that no amendment may, without the approval of a majority of the stockholders of the Company, amend the provisions governing incentive stock options other than as permitted under the Internal Revenue Code. The Revised Plan will terminate no later than 10 years after its effective date.

Tax Consequences

     The following is a general summary of the federal income tax treatment of incentive stock options and non-qualified stock options to be granted under the Revised Plan based upon the current provisions of the Code and regulations promulgated thereunder.

     Incentive Stock Options. Incentive stock options granted to employees under the Revised Plan are intended to meet the requirements of Code section 422. No tax consequences result from the grant of the option. If an option holder acquires stock upon the exercise, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder) and the Company will be allowed no deduction as a result of the exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Company or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid for stock will ordinarily be treated as long-term capital gain, and any loss will be treated as a long-term capital loss, in the year of the sale.

     If the option holder fails to comply with the employment or holding period requirements discussed above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the difference between the fair market value of the Common Stock received upon exercise and the option exercise price or (ii) the excess of the amount realized upon such disposition over the exercise price. If the option holder is treated as having received ordinary income because of his failure to comply with either condition above, an equivalent deduction will be allowed to the Company in the same year.

     Nonqualified Stock Options. No tax consequences result from the grant of a nonqualified stock option. An option holder who exercises a non-qualified stock option with cash generally will realize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the option shares on the date of exercise and the option exercise price, and the Company will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value of the shares on the date exercised, and when the shares are disposed of, capital gain or loss, either long-term or short-term, will be recognized depending on the holding period of the shares.

NEW PLAN BENEFITS

     The following benefits have been awarded under the Revised Plan, subject to stockholder approval:

                            NAME AND POSITION                          NUMBER OF SHARES
        ----------------------------------------------------------     ----------------
        William L. Collins, III, President and Chief Executive
          Officer.................................................               0
        Vincent D. Kelly, Chief Financial Officer, Treasurer, and
          Executive Vice President................................               0
        Steven D. Jacoby, Chief Operating Officer and Executive
          Vice President..........................................               0
        Executive Group...........................................               0
        Non-Executive Director Group..............................          65,000(a)
        Non-Executive Officer Employee Group......................               0

---------------
          (a) Of the 65,000 shares, 20,000 were issued in replacement for options previously issued under the 1996 Plan.

     Additional benefits to be awarded under the Revised Plan have not been determined at this time.

Stockholder Approval

     Approval of the Plan Amendments will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or by proxy at the Annual Meeting. For purposes of determining the number of votes present or represented and entitled to vote, abstentions will be counted (and will, therefore, be equivalent to a vote against), but broker non-voters will not be counted. Failure of the stockholders to approve the Plan Amendments will cause the rescission of the Plan Amendments, and any rights to purchase shares granted pursuant to the Plan Amendments will be void.

     The Board of Directors recommends that you vote FOR the proposal to approve the Plan Amendments.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of Metrocall does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the proxy holders will vote upon the same according to their discretion and best judgment.

                             STOCKHOLDER PROPOSALS

     Any proposal intended to be presented by any stockholder for action at the 1998 Annual Meeting of Stockholders of Metrocall must be received by the Secretary of Metrocall at 6677 Richmond Highway, Alexandria, Virginia 22306 not later than November 30, 1997, in order for the proposal to be considered for inclusion in Metrocall's proxy statement and proxy relating to the 1998 Annual Meeting.

                                            By Order of the Board of Directors

                                            /s/ RICHARD M. JOHNSTON

                                            Richard M. Johnston
                                            Chairman of the Board

Alexandria, Virginia,
April 17, 1997

     A COPY OF THE METROCALL ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 ACCOMPANIES THIS PROXY STATEMENT. METROCALL HAS FILED AN ANNUAL REPORT FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996 ON FORM 10-K WITH THE COMMISSION. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE FORM 10-K BY WRITING TO INVESTOR RELATIONS, METROCALL, INC., 6677 RICHMOND HIGHWAY, ALEXANDRIA, VIRGINIA 22306.

                                                                       EXHIBIT A

                           PROPOSED AMENDMENT TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

     The proposed amendment to Section 4.1 of the Company's Amended and Restated Certificate of Incorporation that would be effective if Proposal Three is approved by the stockholders is set forth below. Additions are underlined and in bold type and deletions are in brackets and italicized type.

4. CAPITAL STOCK

     4.1 AUTHORIZED SHARES.

     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 61,000,000 [34,500,000] shares, of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock") and 60,000,000 [33,500,000] shall be classified as shares of Common Stock par value $0.01 per share ("Common Stock"). The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

                                                                       EXHIBIT B

                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                  SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK
                                       OF
                                METROCALL, INC.

     Metrocall, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, at a meeting duly held on January 17, 1997, adopted the following resolution:

     WHEREAS, the Board of Directors of the Corporation is authorized by the Amended and Restated Certificate of Incorporation to issue up to 1,000,000 shares of preferred stock in one or more classes or series and, in connection with the creation of any class or series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the class or series and the qualifications, limitations or restrictions thereof; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting the series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.

                                          --------------------------------------
                                          Shirley B. White
                                          Assistant Secretary

ATTEST:

------------------------------------------------------
Vincent D. Kelly
Chief Financial Officer

                                                                         ANNEX A

                  SERIES B JUNIOR CONVERTIBLE PREFERRED STOCK

     The powers, designations, preferences and relative, participating, optional or other rights of the Series B Junior Convertible Preferred Stock of Metrocall, Inc. (the "Corporation") are as follows:

1. DESIGNATION AND AMOUNT.

     This series of preferred stock shall be designated as "Series B Junior Convertible Preferred Stock," and shall have $0.01 par value per share. The number of authorized shares constituting this series shall be 9,000 shares. Shares of the Series B Convertible Preferred Stock shall have a stated value of $10,000 per share (the "Stated Value"). The Corporation may issue fractional shares of Series B Junior Convertible Preferred Stock.

2. DIVIDENDS.

     (a) Right to Receive Dividends. Holders of the Series B Junior Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the General Corporation Law of the State of Delaware, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the day of issuance of such share and shall accrue from day to day whether or not earned or declared.

     (b) Form of Dividend. Any dividend payment made with respect to the Series B Junior Convertible Preferred Stock may be made, at the sole discretion of the Board of Directors, in cash out of funds legally available for such purpose or by issuing the number of shares of Series B Junior Convertible Preferred Stock equal to the amount of the dividend divided by the Stated Value. Any such dividend payment may be made, in the sole discretion of the Board of Directors, partially in cash and partially in shares of Series B Junior Convertible Preferred Stock determined in accordance with the preceding formula; provided, that, in the event that any such dividend payment is made partially in cash and partially in shares of Series B Junior Convertible Preferred Stock, each holder of Series B Junior Convertible Preferred Stock shall receive a ratable amount of cash and Series B Junior Convertible Preferred Stock that is proportionate to the amount of Series B Junior Convertible Preferred Stock held by such holder on which such dividend is paid. All shares of Series B Junior Convertible Preferred Stock issued as a dividend shall be fully paid and nonassessable.

     (c) Dividend Rate. The dividend rate on the Series B Junior Convertible Preferred Stock shall be 14% of the Stated Value per share per annum; provided, that unless and until the holders of the common stock, $.01 par value of the Corporation (the "Common Stock") approve the conversion provisions of Section 5 below, the dividend rate will increase to 17% on July 1, 1997, 18% on October 1, 1997, 19% on January 1, 1998 and 20% on April 1, 1998, and will revert to 14% at such time as such stockholder approval is obtained.

     (d) Payment of Dividends. Dividends shall be payable in arrears, when and as declared by the Board of Directors, on May 15 and November 15 of each year (each such semiannual payment date a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series B Junior Convertible Preferred Stock from the date of issuance of such share, and, after payment of a dividend as required hereunder, from and after each Dividend Payment Date based on the number of days elapsed and a 365-day year. The dividend payable on the first Dividend Payment Date with respect to any share of Series B Junior Convertible Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the date of issuance, up to and including such first Dividend Payment Date and a 365-day year. Each dividend shall be paid to the holders of record of shares of the Series B Junior Convertible Preferred Stock as they appear on the books of the Corporation on such record date, not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

     (e) Dividend Preference. Dividends on the Series B Junior Convertible Preferred Stock shall be payable after dividends are paid on the Series A Convertible Preferred Stock, $.01 par value, of the Corporation (the "Series A Preferred Stock") and before any dividends or distributions or other payments shall be paid or set aside for payment upon the Common Stock, the variable common rights ("VCRs") issued pursuant to the Variable Common Rights Agreement dated November 15, 1996 between the Corporation and First Union National Bank of Virginia as Rights Agent, or any other stock ranking on liquidation or as to dividends or distributions junior to the Series B Junior Convertible Preferred Stock (any such stock or VCRs, together with the Common Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. If at any time dividends on the outstanding Series B Junior Convertible Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any class of Junior Stock, other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash on or prior to the Final Redemption Date (as defined in Section 7) or is redeemable for cash at the option of the holder thereof at any time prior to the Final Redemption Date.

     If there shall be outstanding shares of any Parity Securities, no full dividends shall be declared or paid or set apart for payment on any such Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum or additional shares of Series B Junior Convertible Preferred Stock as permitted hereunder sufficient for the payment thereof set apart for such payment on the Series B Junior Convertible Preferred Stock for all dividend periods terminating on or prior to the date of payment of such dividends; provided that in no event shall any dividends be declared or paid in cash on Parity Securities unless dividends in cash of not less than a ratable amount are declared and paid on Series B Junior Convertible Preferred Stock. The term "Parity Securities" shall mean any class or series of capital stock which is entitled to share ratably with the Series B Junior Convertible Preferred Stock in the payment of dividends, including accumulations, if any, and, in the event that the amounts payable thereon on liquidation are not paid in full, are entitled to share ratably with the Series B Junior Convertible Preferred Stock in any distribution of assets; provided that Parity Securities shall not include any shares of Series B Junior Convertible Preferred Stock issued as dividends pursuant to this Section 2.

     If dividends on the Series B Junior Convertible Preferred Stock and on any other series of Parity Securities are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably (and ratably as to cash, in-kind or other payments) upon all outstanding shares of the Series B Junior Convertible Preferred Stock and shares of such other Parity Securities in proportion to the respective aggregate amounts of dividends in arrears on the Series B Junior Convertible Preferred Stock and on such other series of Parity Securities to the date of such dividend payment.

3. LIQUIDATION PREFERENCE.

     In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series B Junior Convertible Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, but after payment to holders of the Series A Preferred Stock of any amounts to which they are entitled, an amount per share of Series B Junior Convertible Preferred Stock equal to the Stated Value plus any accrued and unpaid dividends to the date of liquidation. If the assets and funds legally available for distribution among the holders of Series B Junior Convertible Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among holders of Series B Junior Convertible Preferred Stock in proportion to the number of shares of Series B Junior Convertible Preferred Stock owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders upon any bankruptcy, liquidation, dissolution or winding up of the affairs of the

Corporation, whether voluntary or involuntary, shall be insufficient to permit the payment to holders of the full aforesaid preferential amount and there shall be any outstanding shares of Parity Securities, the holders of Series B Junior Convertible Preferred Stock and the holders of such other Parity Securities shall share ratably (and ratably as to cash or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

4. VOTING RIGHTS.

     The holders of the Series B Junior Convertible Preferred Stock shall have no voting rights except as set forth in the Corporation's Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time (the "Certificate of Incorporation") or as provided by applicable law, and except for the following:

     (a) Changes in Organizational Documents. So long as the Series B Junior Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Junior Convertible Preferred Stock, voting as a single class, amend, repeal, modify or supplement (i) any provision of the Certificate of Incorporation, the Fourth Amended and Restated Bylaws of the Corporation, as in effect on the date on which Series B Junior Convertible Preferred Stock is first issued by the Corporation (the "Initial Issuance Date"), or any successor bylaws, if such amendment, repeal, modification or supplement in any way adversely affects the powers, designations, preferences or other rights of the Series B Junior Convertible Preferred Stock, or (ii) this Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Junior Convertible Preferred Stock ("Certificate of Designation").

     (b) Limitation on Senior Securities. (i) So long as the Series B Junior Convertible Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series B Junior Convertible Preferred Stock, voting as a single class, incur or issue, or permit any subsidiary of the Corporation to incur or issue, any Senior Securities, except that the Corporation or a subsidiary may incur or issue Senior Securities if at the time of incurrence or issuance, the ratio of (A) Senior Securities outstanding on such date to (B) Pro Forma Consolidated Cash Flow for the most recently ended full fiscal quarter multiplied by four, determined on a pro forma basis as if any such Senior Securities had been incurred or issued and the proceeds thereof had been applied at the beginning of such fiscal quarter, would be less than 7.0 to 1.0. Notwithstanding the foregoing limitation, the Corporation may incur and, as applicable, may permit its Subsidiaries to incur, Refinancing Debt.

          (ii) For purposes of this Section,

             (A) "Senior Securities" shall mean (i) all Debt, and (ii) the shares of any classes or series of capital stock which are senior to the Series B Junior Convertible Preferred Stock in respect of the right to receive dividends or to participate in any distribution of assets other than by way of dividends or which are Redeemable Stock. For the purposes of determining any particular amount of Senior Securities described in clause (ii) of the definition of Senior Securities, said amount shall be the greater of the market value or the minimum amount payable by the Corporation or any of its subsidiaries upon the redemption, purchase, or the retirement of such Senior Securities. Notwithstanding any other provision hereof, "Senior Securities" shall not include Series A Preferred Stock.

             (B) "Pro Forma Consolidated Cash Flow" shall mean for any period the Corporation's Consolidated Cash Flow for such period calculated on a pro forma basis to give effect to any Asset Disposition or acquisition of assets not in the ordinary course of business (including acquisitions by merger, consolidation or purchase of capital stock) during such period or thereafter as if such Asset Disposition or acquisition had taken place on the first day of such period.

             (C) "Consolidated Cash Flow" shall mean for any period the Corporation's Consolidated Net Income for such period plus (i) the Corporation's Consolidated Interest Expense for such period plus (ii) the consolidated income tax expense of the Corporation and its consolidated subsidiaries for such period plus (iii) the consolidated depreciation and amortization expense included in the income statement of the Corporation and its consolidated subsidiaries for such period plus (iv) other non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), minus (v) non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of and the depreciation and amortization and other non-cash charges of any of the Corporation's consolidated subsidiaries shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such subsidiary was included in calculating the Consolidated Net Income of the Corporation and only if and to the extent such subsidiary could have paid such amount at the date of determination as a dividend to the Corporation by such subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders.

             (D) "Consolidated Net Income" shall mean for any period the net income (or loss) of the Corporation and its subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles ("GAAP"); provided that there shall be excluded therefrom (i) the net income (but not the loss) of any subsidiary which is subject to restrictions which prevent the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to the Corporation except to the extent of the amount of dividends or other distributions actually paid to the Corporation by such subsidiary without violation of any such restrictions, (ii) the net income (or loss) of any Person that is not a consolidated subsidiary of the Corporation except to the extent of the amount of dividends or other distributions actually paid to the Corporation by such Person during any period, (iii) any gain or loss on any Asset Disposition by the Corporation or any of its subsidiaries and
        (iv) any extraordinary gain or loss.

             (E) "Consolidated Interest Expense" shall mean for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Corporation and its consolidated subsidiaries for such period determined in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments of fees with respect to letters of credit, bankers' acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with GAAP; and (iv) the interest component associated with capital lease obligations.

             (F) "Asset Disposition" shall mean any transfer, conveyance, sale, lease or other disposition by the Corporation or any of its subsidiaries (including a consolidation or merger or other sale of any such subsidiary with, into or to another Person in a transaction in which such subsidiary ceases to be a subsidiary, but excluding a disposition by a subsidiary of such Person to such Person or a wholly owned subsidiary of such Person or by such Person to a wholly owned subsidiary of such Person, and excluding the creation of a lien, pledge or security interest) of (i) shares of capital stock (other than directors' qualifying shares) or other ownership interests of a subsidiary of such Person, (ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, in any case where the consideration received by such Person or a subsidiary of such Person or the fair market value of the assets subject to such disposition exceeds $1 million.

             (G) "Debt" shall mean (without duplication), whether recourse is to all or a portion of the assets of the Corporation or any of its subsidiaries, and whether or not contingent, (i) every obligation of the Corporation or any of its subsidiaries for money borrowed, (ii) every obligation of the Corporation or any of its subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of the Corporation or any of its subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the

        Corporation or any of its subsidiaries, (iv) every obligation of the Corporation or any of its subsidiaries issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of the Corporation or any of its subsidiaries, (vi) Attributable Debt of the Corporation or any of its subsidiaries, (vii) the maximum fixed redemption or repurchase price of Redeemable Stock (other than Series A Preferred Stock) of the Corporation or any of its subsidiaries at the time of determination,
        (viii) every obligation of the Corporation or any of its subsidiaries secured by a lien on any asset of the Corporation or any of its subsidiaries (whether or not such obligation is assumed by the Corporation or any of its subsidiaries); provided, however, that, unless such Debt constitutes Debt of the referent Person pursuant to any other clause of this definition, the amount of such Debt shall be the lesser of (A) the fair market value of such asset and (B) the amount of such Debt, and (ix) every obligation of the type referred to in clauses (i) through (viii) of the Corporation or any of its subsidiaries and all dividends of the Corporation or any of its subsidiaries the payment of which, in either case, the Corporation has guaranteed or for which the Corporation is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise and provided further that none of the following shall constitute Debt: (i) guarantees by subsidiaries of Debt under any bank credit facility incurred by the Corporation; (ii) Debt owed by the Corporation to any wholly owned subsidiary of the Corporation or owed by any wholly owned subsidiary of the Corporation to the Corporation or any other wholly owned subsidiary of the Corporation (but only so long as such Debt is held by the Corporation or such wholly owned subsidiary); (iii) debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two business days of its incurrence; and (iv) renewals of guarantees permitted by clause (i) above.

             For purposes of determining any particular amount of Debt under this covenant, guarantees of (or obligations with respect to letters of credit supporting) Debt otherwise included in the determination of such amount shall not also be included. For the purpose of determining compliance with this covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Corporation, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses; and (B) the amount of Debt issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

             (H) "Attributable Debt" in respect of a sale and leaseback transaction shall mean, at the time of determination the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale and leaseback transaction for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

             (I) "Person" shall mean an individual, partnership, corporation, trust, unincorporated organization or other business entity, and a government or agency or political subdivision thereof.

             (J) "Refinancing Debt" shall mean (i) any Debt of the Corporation that renews, refunds or extends any outstanding Debt of the Corporation or a subsidiary of the Corporation which Debt was incurred in compliance with this Certificate of Designation, and (ii) any Debt of a subsidiary of the Corporation that renews, refunds or extends any Debt of such Subsidiary which Debt was incurred in compliance with this Certificate of Designation in the case of both clauses (i) and (ii) in an amount not to exceed the outstanding principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the debt refinanced or the amount of any premium reasonably determined by the Corporation as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Corporation incurred in connection with such refinancing.

     (c) Means of Voting. The rights of the holders of Series B Junior Convertible Preferred Stock under this Section 4 may be exercised (i) at a meeting of the holders of shares of such Series B Junior Convertible Preferred Stock, called for the purpose by the Corporation; or (ii) by written consent signed by the holders of the requisite percentage of the then outstanding shares of the Series B Junior Convertible Preferred Stock, delivered to the Secretary or Assistant Secretary of the Corporation. Except to the extent otherwise provided herein or to the extent that holders of a majority of the Series B Junior Convertible Preferred Stock decide otherwise, any meeting of the holders of Series B Junior Convertible Preferred Stock shall be conducted in accordance with the provisions of the By-Laws of the Corporation applicable to meetings of stockholders. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this Section 4, the terms of this Certificate of Designation shall prevail.

5. CONVERSION

     Subject to and upon the approval of this Section 5 by the holders of the Common Stock, Shares of Series B Junior Convertible Preferred Stock may be converted into shares of Common Stock, on the terms and conditions set forth in this Section 5.

     (a) Optional Conversion. Beginning on each of September 1, 1997, December 1, 1997, March 1, 1998, and June 1, 1998 (each such date, a "Conversion Date"), each holder that was issued Series B Junior Convertible Preferred Stock on the Initial Issuance Date or upon conversion of the Corporation's Common Stock Equivalent Preferred Stock (or, in either case, such holder's permitted transferees) shall have right, at any time and from time to time thereafter, to convert up to 25% of that number of shares of Series B Junior Convertible Preferred Stock so issued to such holder plus shares of Series B Junior Convertible Preferred Stock issued as dividends on such shares (and as dividends on such dividends) into that number of shares of Common Stock equal to the Stated Value of the shares converted divided by the Conversion Price on the respective Conversion Date, subject to adjustment as provided in Section 5(h). In the event the Corporation delivers a notice of redemption of Series B Junior Convertible Preferred Stock pursuant to Section 6(c) below, a holder of the Series B Junior Convertible Preferred Stock may elect, by written notice delivered within 15 business days after receipt of the notice of redemption, to convert any or all shares of Series B Junior Convertible Preferred Stock which are subject to the notice of redemption and are convertible on the date notice is deemed given under Section 5(h).

     (b) Conversion Price. The Conversion Price of the shares of Series B Junior Convertible Preferred Stock convertible on each Conversion Date shall be the average of the Closing Prices of the Common Stock of the Corporation for the 10 Trading Days prior to each such Conversion Date. For purposes of this Certificate of Designation:

          (i) the term "Closing Price," on any Trading Day, shall mean the last reported sale price, or in case no such sale takes place on such day, the average of the closing bid and asked prices, for the Common Stock.

          (ii) the term "Trading Day" shall mean (A) a day on which the Common Stock is traded on the principal stock exchange on which the Common Stock has been listed, or (B) if the Common Stock is not listed on any stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the Nasdaq National Market System, or (C) if the Common Stock is not listed on any stock exchange or traded on the Nasdaq National Market System, a day on which the Common Stock is traded in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

     (c) Common Stock. The Common Stock to be issued upon conversion hereunder shall be fully paid and nonassessable.

     (d) Procedures for Conversion. (i) In order to convert shares of Series B Junior Convertible Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed for transfer, at any time during normal business hours, to the Corporation at its principal or at such other office or agency then maintained by it for such purpose (the "Payment Office"), accompanied (or preceded as required by Section 5(a)) by written notice to the Corporation of such holder's election to convert and (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form reasonably satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and any cash payment required pursuant to Section 5(d)(iii). As promptly as practicable after the surrender for conversion of any share of the Series B Junior Convertible Preferred Stock in the manner provided in the preceding sentence, and the payment in cash of any amount required by the provisions of Section 5(d)(iii), but in any event within three Trading Days of such surrender for payment, the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such shares, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares in proper order for conversion, and all rights of the holder of such share as a holder of such shares shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened.

          (ii) The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series B Junior Convertible Preferred Stock. At the Corporation's discretion, in the event the Corporation determines not to issue fractional shares, in lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

          (iii) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any issue, stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

     (e) Reservation of Stock Issuable Upon Conversion. Subject to the approval of the holders of Common Stock of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation to not less than 60,000,000 shares, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Junior Convertible Preferred Stock, 3,500,000 shares of Common Stock. If at any time the number of authorized and unissued shares of Common Stock that are reserved for issuance upon conversion of the shares of Series B Junior Convertible Preferred Stock, shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Junior Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, taking appropriate board action, recommending such an increase to the holders of Common Stock, holding shareholders meetings, soliciting votes and proxies in favor of such increase to obtain the requisite stockholder approval and upon such approval, the Corporation shall reserve and keep available such additional shares solely for the purpose of effecting the conversion of the shares of the Series B Junior Convertible Preferred Stock.

     (f) Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Junior Convertible Preferred Stock shall be deemed given five days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation, or the next business day after such notice is delivered to a recognized overnight courier service with next-business day delivery specified.

     (g) Reorganization, Merger or Sale of the Corporation.

          (i) Notwithstanding any other provision hereof, in case of (A) any reorganization or any reclassification of the capital stock of the Corporation or (B) any merger of the Corporation, that in any such case results in the Common Stock being converted into other securities or property, or the right to receive other securities or property, then provision shall be made so that, upon consummation of such reorganization, reclassification or merger, each share of Series B Junior Convertible Preferred Stock which was convertible into Common Stock on the Trading Day immediately prior to the initial announcement of the transaction or of a proposed transaction that ultimately resulted in the transaction, shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Junior Convertible Preferred Stock would have been entitled assuming conversion on such Trading Day. In any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Junior Convertible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series B Junior Convertible Preferred Stock.

          (ii) In case of any merger, consolidation, reclassification or other similar reorganization, to the extent the Corporation is not the surviving entity, and the Corporation or the holders do not otherwise redeem or convert all outstanding shares of Series B Junior Convertible Preferred Stock, the Series B Junior Convertible Preferred Stock shall be converted into or exchanged for and shall become shares of the surviving corporation having, in respect of the surviving corporation, substantially the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series B Junior Convertible Preferred Stock had immediately prior to such transaction.

     (h) Adjustments. The number of shares of Common Stock issuable upon conversion of shares of the Series B Junior Convertible Preferred Stock that are then outstanding and that prior to the relevant date have become convertible into Common Stock pursuant to Section 5(a) ("Then-Convertible Shares") shall be subject to adjustment from time to time as follows:

          (i) Stock Dividends; Stock Splits; Reverse Stock Splits. In case the Corporation shall (A) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to all holders of its outstanding Common Stock in shares of Common Stock, (B) subdivide or reclassify its outstanding Common Stock, or (C) combine its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each Then-Convertible Share that was convertible immediately prior to the record date for such dividend or combination or the effective date of such subdivision or reclassification shall be adjusted so that the holder of each such share shall thereafter be entitled to receive the kind and number of shares of Common Stock that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such share been converted in full immediately prior to the happening of such event or any record date with respect thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, the number of shares of Common Stock issuable upon conversion of each such share shall be subject to further adjustments under this Section 5(h). An adjustment made pursuant to this Section 5(h)(i) shall become effective at the record date, if any, for such event.

          (ii) Distributions to Stockholders. In case the Corporation shall issue to holders of its Common Stock rights, options, warrants or convertible or exchangeable securities (collectively, the "rights") entitling them to subscribe for or purchase Common Stock at a price per share of Common Stock (determined by dividing (A) the total amount receivable by the Corporation in consideration of the issuance of such rights plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights) that is lower than the Current Market Price per share of Common Stock in effect immediately prior to such issuance, then the number of shares of Common Stock issuable upon conversion of all Then-Convertible Shares shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all Then-Convertible Shares by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation in connection with such issuance (as defined in the following sentence) would purchase at the then Current Market Price per share of Common Stock. For purposes of this Section 5(h), the "Current Market Price" per share of Common Stock for any date shall mean average of the Closing Prices of the Common Stock for the 10 Trading Days prior to such date. For purposes of this Section 5(h)(ii), the "aggregate consideration to be received by the Corporation" in connection with any issuance of such rights shall be deemed to be the consideration received by the Corporation for such rights plus any consideration or premiums stated in such rights to be paid for the shares of Common Stock covered thereby. Any increase of the number of shares of Common Stock issuable upon exercise of all Then-Convertible Shares made pursuant to this
     Section 5.02(b) shall be allocated among such Then-Convertible Shares on a pro rata basis.

          (iii) Issuance of Common Stock at Lower Values. In case the Corporation shall, in a transaction to which Section 5(h)(i) is inapplicable (and, in any event, other than upon conversion of Series A Preferred Stock, Series B Junior Convertible Preferred Stock or the Corporation's Common Stock Equivalent Convertible Preferred Stock, or upon exercise of any warrants or employee stock options that were outstanding on the Initial Issuance Date or pursuant to contractual commitments to which the Corporation was bound on the Initial Issuance Date), issue or sell shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount receivable by the Corporation in consideration of the issuance and sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (B) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) that is lower (at the date of such sale or issuance) than the Current Market Price per share of Common Stock in effect immediately prior to such sale or issuance or for no consideration, then in each case the number of shares of Common Stock thereafter issuable upon the conversion of the Then-Convertible Shares shall be increased in a manner determined by multiplying the number of shares of Common Stock theretofore issuable upon the conversion of all Then-Convertible Shares by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance, plus the number of additional shares of Common Stock offered for subscription or purchase or to be issued upon conversion or exchange of such convertible or exchangeable securities, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the sale or issuance plus the number of shares of Common Stock which the aggregate consideration to be received by the Corporation (as defined in the following paragraph) in connection with such sale or issuance would purchase at the then Current Market Price per share of Common Stock.

          For the purpose of such adjustments the "aggregate consideration to be received by the Corporation" therefor shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities plus any consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock covered thereby.

          In case the Corporation shall issue or sell shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(h)(ii) and 5(h)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of such property. In case the Corporation shall issue and sell rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock, together with one or more other securities as part of a unit at a price per unit, then in determining the "price per share of Common Stock" and the "consideration" receivable by or payable to the Corporation for purposes of Sections 5(h)(ii) and 5(h)(iii), the Board of Directors of the Corporation shall determine, in good faith, the fair value of the rights, options, warrants or convertible or exchangeable securities then being sold as part of such unit.

          Any increase of the number of shares of Common Stock issuable upon conversion of Then-Convertible Shares made pursuant to this Section 5(h)(iii) shall be allocated among such Then-Convertible Shares on a pro rata basis.

          (iv) Expiration of Rights, Options and Conversion Privileges. Upon the expiration of any rights, options, warrants or conversion or exchange rights that have previously resulted in an adjustment under this Section 5(h), if any thereof shall not have been exercised, the number of shares of Common Stock issuable upon conversion of Then-Convertible Shares shall be readjusted and shall thereafter, upon any future exercise, be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or conversion or exchange rights and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for issuance, sale or grant of all such rights, options, warrants or conversion or exchange rights whether or not exercised; provided that no such readjustment shall have the effect of decreasing the number of shares issuable upon conversion of Then-Convertible Shares by a number that is in excess of the amount or number of the adjustment initially made in respect of the issuance, sale or grant of such rights, options, warrants or conversion or exchange rights or shall have the effect of decreasing the number of shares of Common Stock that have been issued upon conversion of any shares of Series B Junior Convertible Stock prior to the date of such readjustment.

          (v) De minimis Adjustments. No adjustment in the number of shares of Common Stock issuable under any Then-Convertible Shares shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock purchasable upon a conversion of Then-Convertible Shares; provided, that any adjustments which by reason of this Section 5(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest one-thousandth of a share.

          (vi) Notice of Adjustment. Whenever the number of shares of Common Stock or other stock or property issuable upon the conversion of Then-Convertible Shares is adjusted, as herein provided, the Corporation shall deliver to the holders thereof a certificate of a firm of independent public accountants selected by the Board of Directors of the Corporation (who may be the regular accountants employed by the Corporation) setting forth the number of shares of Common Stock or other stock or property issuable upon the conversion of each Then-Convertible Share after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made and shall promptly mail by first class mail, postage prepaid, to each holder notice of such adjustment or adjustments.

6. OPTIONAL REDEMPTION

     (a) Redemption Price. The Corporation, at its sole option, may redeem shares of the Series B Junior Convertible Preferred Stock, in whole or part, for cash, at any time or from time to time, for a redemption price per share equal to the sum of the Stated Value and any accrued and unpaid dividends on such shares.

     (b) Selection of Shares to be Redeemed. If fewer than all of the outstanding shares of the Series B Junior Convertible Preferred Stock are to be called for redemption, such redemption of Series B Junior Convertible Preferred Stock will apply to shares of Series B Junior Convertible Preferred Stock in the order they became or will become convertible pursuant to Section 5(a), i.e., if the Corporation redeems 50% of the outstanding shares of Series B Junior Convertible Preferred Stock, then the remaining shares of Series B Junior Convertible Preferred Stock would not become convertible until the third and fourth Conversion Dates (March 1, 1998 and June 1, 1998). If following a notice of redemption pursuant to Section 6(c), holders exercise their right to convert shares of Series B Junior Convertible Preferred Stock pursuant to Section 5(a), then the Corporation may elect to redeem only those shares to be called for redemption that have not been converted or may elect to redeem the full number of shares called for redemption, subject to the order of redemption set forth in the preceding sentence. Subject to the foregoing, the number of shares of Series B Junior Convertible Preferred Stock called for redemption shall be redeemed ratably from each holder of Series B Junior Convertible Preferred Stock proportionate to the amount of Series B Junior Convertible Preferred Stock held by each holder after giving effect to any conversion pursuant to Section 5(a).

     (c) Notice of Redemptions. Notice of redemptions shall be given by first class mail, postage prepaid, mailed not less than 20 nor more than 60 business days prior to the redemption date or, if such notice period is not feasible in connection with a transaction described in Section 5(g), such notice period as is practicable in the circumstances, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of the Series B Junior Convertible Preferred Stock to be redeemed and, if fewer than all of the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (iv) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (v) if applicable, that the right to convert Series B Junior Convertible Preferred Stock pursuant to Section 5 will expire unless exercised within 15 business days after receipt of the notice of redemption.

     (d) Cessation of Dividends on Shares Redeemed. Notice having been mailed as stated in subsection (c) above, from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of the Series B Junior Convertible Preferred Stock redeemed shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

     (e) Status of Redeemed or Converted Shares. Upon redemption or conversion, any shares of the Series B Junior Convertible Preferred Stock which have been so redeemed or converted shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

7. MANDATORY REDEMPTION.

     On        , 2009 (the "Final Redemption Date")(1), the Corporation shall redeem from any source of funds legally available therefor, in the manner provided in Section 6(c) above, all of the shares of the Series B Junior Convertible Preferred Stock then outstanding at a redemption price equal to the Stated Value per share, plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends per share to the Final Redemption Date.

8. PREEMPTIVE RIGHTS.

     No shares of Series B Junior Convertible Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.
---------------

(1) [Twelfth anniversary of the Initial Issuance Date]

                                                                       EXHIBIT C

                                METROCALL, INC.

                             1996 STOCK OPTION PLAN

                                                                      AS AMENDED
                                                      EFFECTIVE FEBRUARY 5, 1997

                                METROCALL, INC.

                             1996 STOCK OPTION PLAN
                     AS AMENDED, EFFECTIVE FEBRUARY 5, 1997

     METROCALL, INC., a Delaware corporation (the "Corporation"), sets forth herein the terms of the 1996 Stock Option Plan (the "Plan") as follows:

1.  PURPOSE

     The Plan is intended to advance the interests of the Corporation by providing eligible employees and outside directors ("Eligible Directors") of the Corporation, its predecessors, and its affiliates an opportunity to acquire or increase their proprietary interest in the Corporation, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Corporation and its subsidiaries. Options granted under the Plan (the "Options") to employees may be nonqualified stock options ("NQSOs") or may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or the corresponding provision of any subsequently enacted tax statute. Options granted to Eligible Directors must be NQSOs.

2.  ADMINISTRATION

     2.1. COMMITTEE

     The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Corporation (the "Board"). The Board may remove members, add members, and fill vacancies on the Committee from time to time, all in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law. The Board may also act under the Plan as though it were the Committee.

     2.2. ACTION BY COMMITTEE

     The Committee shall have such powers and authorities related to the administration of the Plan as are consistent with the Certificate of Incorporation and Bylaws of the Corporation and applicable law. The Committee shall have the full power and authority to take all actions and to make all determinations required or permitted under the Plan and any Option granted hereunder. The Committee shall have the full power and authority to take all other actions and determination not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan. The Committee's powers shall include, but not be limited to, the power to amend, waive, or extend any provision or limitation of any Option. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Committee present at a meeting or by unanimous consent of the Committee executed in writing in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law. The interpretation and construction by the Committee of any provision of the Plan or any Option granted hereunder shall be final and conclusive.

     Notwithstanding the foregoing, the Committee shall have no discretion over the amount, price or timing of options granted to Eligible Directors.

     2.3. NO LIABILITY

     No member of the Board or of the Committee shall be liable for any action or determination made, or any failure to take or make an action or determination, in good faith with respect to the Plan.

     2.4. APPLICABILITY OF RULE 16b-3

     Those provisions of the Plan that make express reference to Rule 16b-3 shall apply only to persons who are required to file reports under Section 16(a) of the Exchange Act.

3.  STOCK AND OTHER RIGHTS

     The stock that may be issued pursuant to Options shall be shares of common stock of the Corporation (the "Stock"), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued under the Plan shall not exceed in the aggregate 2,000,000 shares of Stock, which number of shares is subject to adjustment as provided in Section 12. If any Option expires, terminates or is terminated for any reason prior to exercise in full, the shares of Stock that were subject to the unexercised portion of such Option shall be available immediately for future grants of Options under the Plan.

     No additional options will be granted under either the Metrocall, Inc. Amended and Restated 1993 Stock Option Plan or the Metrocall, Inc. Directors Stock Option Plan (together, the "Predecessor Plans"). However, any shares of Stock that were available for grants under the Predecessor Plans as of the date of such approval but had not been the subject of options granted under the Predecessor Plans shall be available for grants under this Plan, provided, however, that such shares shall not be available for the grant of Options intended to qualify as Incentive Stock Options.

     The maximum number of shares of Stock that may be issued pursuant to Options granted under the Plan to any person is 750,000 shares, which number of shares is subject to adjustment as provided in Section 12.

     In satisfaction of certain obligations of the Corporation under its merger agreement with A+ Network, Inc. ("AN"), dated as of May 16, 1996 (the "Merger Agreement"), the Plan has issued Options to persons who were employees or outside directors of AN before its merger with the Corporation (the "AN Replacement Options"). The AN Replacement Options have the terms specified by AN's Board of Directors before the merger (as adjusted for the effects of the merger) and include the right under this Plan to acquire "variable common rights" ("VCRs") issued by the Corporation in the form and with the terms provided in the Merger Agreement. The maximum number of VCRs that may be issued pursuant to AN Replacement Options granted under the Plan is that number of VCRs that would satisfy the obligations under the Merger Agreement, which number of rights is subject to adjustment at the same time and in the same manner as shares are adjusted under Section 12.

4.  ELIGIBILITY

     Options may be granted under the Plan to any employee or director of the Corporation or any Subsidiary (including any such employee who is an officer or director of the Corporation or any Subsidiary) and as the Committee shall determine and designate from time to time prior to expiration or termination of the Plan. Options may also be granted in accordance with the AN Merger Agreement. (Individuals who have been granted Options are referred to as "Optionees.") An individual may hold more than one Option, subject to such restrictions as are provided herein.

5.  EFFECTIVE DATE AND TERM

     5.1. EFFECTIVE DATE

     The Plan became effective as of April 5, 1996 (the "Effective Date") and was approved by the stockholders on May 1, 1996. The amendment was approved by the Board on February 5, 1997.

     5.2. TERM

     The Plan shall terminate ten years after the Effective Date unless previously terminated under Section 11.

6.  EMPLOYEE STOCK OPTIONS

     6.1. GRANT OF OPTIONS

     Subject to the terms and conditions of the Plan, the Committee may, at any time and from time to time prior to the termination of the Plan, grant to such eligible employees as the Committee may determine, Options to purchase such number of shares of Stock on such terms and conditions as the Committee may determine, including any terms or conditions that may be necessary to qualify such Options as Incentive Stock Options under Code Section 422. The date on which the Committee approves the grant of an Option shall be considered the date on which such Option is granted. Neither the employee nor any person entitled to exercise any rights hereunder shall have any of the rights of a stockholder with respect to the shares of Stock subject to an Option except to the extent that the certificates for such shares have been issued upon the exercise of the Option.

     6.2. LIMITATION ON INCENTIVE STOCK OPTIONS

     An Option granted to an employee shall constitute an Incentive Stock Option only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other plans of the Corporation and its parent and subsidiary corporations, within the meaning of the Code Section 422(d)), does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which such Options were granted.

     6.3. OPTION AGREEMENTS

     All Options granted to employees pursuant to the Plan shall be evidenced by written agreements in such form or forms as the Committee shall from time to time determine. Option agreements may be amended by the Committee from time to time and need not contain uniform provisions.

     6.4. OPTION PRICE

     The purchase price of each share of Stock subject to an Option issued under
Section 6 shall be fixed by the Committee. In the case of an Option not intended to constitute an Incentive Stock Option, the option price shall be not less than the par value of the Stock covered by the Option. In the case of an Option that is intended to be an Incentive Stock Option, the option price shall be not less than the greater of par value of the Shares or 100% of the Fair Market Value (as defined below) of a share of Stock covered by the Option on the date the Option is granted; provided, however, that in the event the employee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Code Sections 422(b)(6) and 424(d) (relating to more-than-10%-stock-owners), the option price of an Option that is intended to be an Incentive Stock Option shall be not less than the greater of par value or 110% of the Fair Market Value of a share of Stock covered by the Option at the time such Option is granted.

     Fair Market Value of Stock for purposes of this Plan shall mean, in the event that the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association of Security Dealers Automated Quotation System, or is publicly traded on an established securities market, the closing price of the Stock on such exchange or system or in such market (the highest such closing price if there is more than one such exchange or market on the date the Option is granted) or, if there is no such closing price, then the mean between the highest bid and lowest asked price or between the high and low prices on such date, or, if no sale of stock has been made on such day, on the preceding day on which any such sale shall have been made.

     6.5. TERM

     Each Option granted to an employee under the Plan shall terminate and all rights to purchase Stock thereunder shall cease upon the expiration of ten years from the date such Option is granted, or on such prior date as may be fixed by the Committee and stated in the option agreement relating to such Option; provided, however, that in the event the employee would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Code Sections 422(b)(6) and 424(d)(relating to more-than-10%-stock-owners), an Option granted to such employee that is intended to be an Incentive Stock Option shall in no event be exercisable after the expiration of five years from the date it is granted.

     6.6. EXERCISE BY OPTIONEE

     Only the employee receiving an Option (or, in the event of the Optionee's legal incapacity or incompetency, the employee's guardian or legal representative, and in the case of the employee's death, the employee's estate) may exercise the Option.

     6.7. OPTION PERIOD AND LIMITATIONS ON EXERCISE

     Each Option granted under the Plan to an employee shall be exercisable in whole or in part at any time and from time to time over a period commencing on or after the date of grant of the Option and ending upon expiration or termination of the Option, as the Committee shall determine and set forth in the option agreement. Without limiting the foregoing, the Committee, subject to the terms and conditions of the Plan, may in its sole discretion provide that the Option granted to an employee may not be exercised in whole or in part for any period or periods of time during which such Option is outstanding as the Committee shall determine and set forth in the option agreement. Any such limitation on the exercise of an Option may be rescinded, modified or waived by the Committee, in its sole discretion, at any time and from time to time after the date of grant of such Option.

     6.8. METHOD OF EXERCISE

     An Option that is exercisable by an employee hereunder may be exercised by delivery to the Corporation on any business day, at its principal office addressed to the attention of the Corporate Secretary, of written notice of exercise. Such notice shall specify the number of shares for which the Option is being exercised and shall be accompanied by payment in full of the option price of the shares for which the Option is being exercised. Payment in full of the Option price need not accompany the written notice of exercise provided the notice directs that the stock certificates for the shares issued upon the exercise be delivered to a licensed broker acceptable to the Corporation as the agent for the individual exercising the option and at the time the stock certificates are delivered to the broker, the broker will tender to the Corporation cash or cash equivalents acceptable to the Corporation equal to the exercise price.

     Payment of the option price for the shares of Stock purchased pursuant to the exercise of an Option by an employee shall be made, as determined by the Committee and set forth in the option agreement, as follows:

          (a) in cash or by certified check payable to the order of the Corporation;

          (b) through the tender to the Corporation of shares of Stock, which must have been held by the individual exercising the option for at least six months at the time of surrender or must have been acquired under an option granted not less than six months prior to the time of surrender and which shall be valued, for purposes of determining the extent to which the option price has been paid, at their Fair Market Value on the date of exercise; or

          (c) by a combination of the foregoing methods or any other method that the Committee may allow.

     The Committee may, in the option agreement and after due consideration of the effect on the Corporation's financial statements, provide that the Optionee can direct the Corporation to withhold shares of Stock otherwise issuable pursuant to exercise of an Option equal in value to the option price or any portion thereof.

     Notwithstanding the preceding, the Committee may, in its discretion, impose and set forth in the option agreement such limitations or prohibitions on the methods of exercise as the Committee deems appropriate. Promptly after the exercise of an Option and the payment in full of the option price of the shares of Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a Stock certificate or certificates evidencing such individual's ownership of such shares. A separate Stock certificate or certificates shall be issued for any shares purchased pursuant to the exercise of an Option that is an Incentive Stock Option, which certificate or certificates shall not include any shares that were purchased pursuant to the exercise of an Option that is not an Incentive Stock Option. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Stock covered thereby are fully paid and issued to such individual and, except as provided in
Section 12, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

     6.9. WITHHOLDING

     The Corporation shall have the right to withhold, or require an individual exercising an Option to remit to the Corporation, an amount sufficient to satisfy any applicable federal, state or local withholding tax requirements imposed with respect to the exercise of Options. To the extent permissible under applicable tax, securities and other laws, the option agreement may permit satisfaction of a tax withholding requirement by withholding shares of Stock issued as a result of the exercise of an Option.

7.  DIRECTOR STOCK OPTIONS

     7.1. GRANT OF FORMULA OPTIONS

     On the Effective Date, an Eligible Director then serving on the Board shall be granted a Formula Option to purchase 10,000 shares of Stock. Thereafter, each Eligible Director whose Commencement of Service is after the Effective Date shall be granted a Formula Option to purchase 10,000 shares of Stock on the date of such Commencement of Service. "Commencement of Service" means the date of commencement of the Eligible Director's first term as an Eligible Director, which shall be the earlier of (a) the date of the first meeting of the Board attended by the Eligible Director as a member of the Board, including the meeting at which such Eligible Director was first appointed as a member of the Board, if attended by such Eligible Director, or (b) the date of the first action by written consent joined by the Eligible Director. Each Eligible Director shall be granted an additional Formula Option to purchase 1,000 shares of Stock on each anniversary of the date on which he or she was granted the initial Formula Option pursuant to this Section 7.1, provided the Eligible Director continues to qualify as such on that anniversary date.

     7.2. DISCRETIONARY GRANTS TO DIRECTORS

     Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, grant to such Eligible Directors as the Board may determine, Options, in addition to the Formula Options, to purchase such number of shares of Stock on such terms and conditions as the Board may determine. The date on which the Board approves the grant of an Option shall be considered the date on which such Option is granted. Neither the director nor any person entitled to exercise any rights hereunder shall have any of the rights of a stockholder with respect to the shares of Stock subject to an Option except to the extent that the certificates for such shares have been issued upon the exercise of the Option.

     7.3. EXERCISE PRICE

     The exercise price of each Option granted to an Eligible Director shall be the Fair Market Value of the Stock subject to the Option on the date the Option is granted or the date of initial shareholder approval of the Plan if later, except as the Board otherwise specifies.

     7.4. VESTING

     Formula Options granted to Eligible Directors shall be fully vested and exercisable six months after the date of grant. The Board may specify the same or a different vesting schedule for other Options granted to Eligible Directors.

     7.5. EXERCISE OF OPTION

     Subject to Section 7.4 hereof, an Eligible Director may, at any time, exercise an Option with respect to all or any part of the shares of Stock then subject to such Option by giving the Corporation written notice of exercise, specifying the number of shares as to which the Option is being exercised. Such notice shall be addressed to the Corporate Secretary at the Corporation's principal office, and shall be effective when actually received (by personal delivery, fax or other delivery) by the Corporate Secretary. Such notice shall be accompanied by an amount equal to the option price of such shares, in the form of any one or combination of the following: cash or cash equivalents, or shares of Stock valued at Fair market Value in accordance with the Plan. Shares of Stock acquired by the Eligible Director through exercise of an Option may be surrendered in payment of the Option price of Options; provided however, that any Stock surrendered in payment must have been (a) held by the Eligible Director for more than six months at the time of surrender or (b) acquired under an Option granted not less than six months prior to the time of surrender. Payment in full of the Option price need not accompany the written notice of exercise provided the notice directs that the Stock certificate or certificates for the shares for which the Option is exercised be delivered to a licensed broker acceptable to the Corporation as the agent for the individual exercising the Option and, at the time such Stock certificate or certificates are delivered, the broker tenders to the Corporation cash (or cash equivalents acceptable to the Corporation) equal to the Option price.

     7.5. TERM OF OPTION

     Options granted to Eligible Directors shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten years from the date such Option is granted. Termination of the Optionee's status as an Eligible Director shall not cause a Formula Option to terminate, but the Board may designate termination as a director as a grounds for forfeiture of other Options granted to Eligible Directors.

     All options granted to Directors pursuant to Section 7 shall be evidenced by uniform, written agreements setting forth the terms specified in this Section
7. The Board, but not the Committee, may amend the terms of any such agreements relating to the amount, price or timing of the awards granted to Eligible Directors.

8.  TRANSFERABILITY OF OPTIONS

     No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution.

9.  USE OF PROCEEDS

     The proceeds received by the Corporation from the sale of Stock pursuant to Options shall constitute general funds of the Corporation.

10.  REQUIREMENTS OF LAW

     10.1. GENERAL

     The Corporation shall not be required to sell or issue any shares of Stock under any Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or by the Corporation of any provision of any law or regulation of any governmental authority, including, without limitation, any federal or state securities laws or regulations. If at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of any shares subject to the Option upon any securities exchange or under any state or federal law, or the consent of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically in connection with the Securities Act of 1933, as amended (the "Securities Act"), upon exercise of any Option, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Option, the Corporation shall not be required to sell or issue such shares unless the Corporation has received evidence satisfactory to the Corporation that the Optionee may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final and conclusive. The Corporation may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Corporation shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable unless and until the shares of Stock covered by such Option are registered or are subject to an available exemption from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

     10.2. RULE 16b-3

     The Plan is intended to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative, to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event Rule 16b-3 is revised or replaced, the Board may exercise discretion to modify the Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

11.  AMENDMENT AND TERMINATION

     The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Options have not been granted; provided, however, that no amendment by the Board with respect to ISOs shall be made without stockholder approval when required to comply with Section 422 of the Code. The Corporation also may retain the right in an option agreement to cause a forfeiture of the shares or gain realized by an Optionee on account of the Optionee taking actions in "competition with the Corporation," as defined in the applicable option agreement. Furthermore, the Corporation may, in the option agreement, retain the right to annul the grant of an Option if the holder of such grant was an employee of the Corporation or a Subsidiary and is terminated "for cause," as described in the applicable option agreement. Except as permitted under Sections 10 or 12, no amendment, suspension or termination of the Plan or option agreement shall, without the consent of the Optionee, alter or impair rights or obligations under any Option previously granted under the Plan.

12.  EFFECT OF CHANGES IN CAPITALIZATION

     12.1. CHANGES IN STOCK

     If the number of outstanding shares of Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation, occurring after the Effective Date of the Plan, a proportionate and appropriate adjustment shall be made by the Corporation in the number and kind of shares for which Options are outstanding, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares subject to the unexercised portion of the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share. Appropriate adjustment shall also be made to the number of shares of stock subject to options to be granted under Section 7.1 after such adjustment.

     12.2. REORGANIZATION WITH CORPORATION SURVIVING

     Subject to Section 12.3, if the Corporation is the surviving corporation in any reorganization, merger or consolidation of the Corporation with one or more other entities, any Option previously granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the option price per share so that the aggregate option price thereafter shall be the same as the aggregate option price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation.

     12.3. OTHER REORGANIZATIONS; SALE OF ASSETS OR STOCK

     Upon the dissolution or liquidation of the Corporation, or upon a merger, consolidation or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or upon a sale of substantially all of the assets of the Corporation to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Corporation is the surviving corporation) approved by the Board that results in any person or entity (other than persons who are holders of stock of the Corporation at the time the Plan is approved by the Stockholders and other than an affiliate of the Corporation as defined in Rule 144(a)(1) under the Securities Act) owning 80 percent or more of the combined voting power of all classes of stock of the Corporation, the Plan and all Options outstanding hereunder shall terminate, except to the extent provision is made in connection with such transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, each Optionee shall have the right (subject to the general limitations on exercise set forth in the option agreement relating to such Option), immediately prior to the occurrence of such termination and during such period occurring prior to such termination as the Committee in its sole discretion shall designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such termination occurs, but subject to any additional limitations that the Committee may, in its sole discretion, include in any option agreement. The Committee shall send written notice of an event that will result in such a termination to all Optionees not later than the time at which the Corporation gives notice thereof to its stockholders.

     12.4. ADJUSTMENTS

     Adjustments under this Section 12 relating to stock or securities of the Corporation shall be made by the Committee, whose determination in that respect shall be final and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

     12.5. NO LIMITATIONS ON CORPORATION

     The grant of an Option or pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

13.  DISCLAIMER OF RIGHTS

     No provision in the Plan or any option agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the service of the Corporation or any Subsidiary, or to interfere in any way with the right and authority of the Corporation or any Subsidiary either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the Corporation or any Subsidiary. The obligation of the Corporation to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Corporation to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

14.  NONEXCLUSIVITY

     Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

15.  INDEMNIFICATION

     To the extent permitted by applicable law, the Committee shall be indemnified and held harmless by the Corporation against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by the Committee in connection with or resulting from any claim, action, suit or proceeding to which the Committee may be a party or in which the Committee may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by the Committee (with the Corporation's written approval) in the settlement thereof, or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding except a judgment in favor of the Corporation; subject, however, to the conditions that upon the institution of any claim, action, suit or proceeding against the Committee, the Committee shall give the Corporation an opportunity in writing, at its own expense, to handle and defend the same before the Committee undertakes to handle and defend it on the Committee's own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such persons may be entitled as a matter of law or otherwise, or any power the Corporation may have to indemnify the Committee or hold the Committee harmless.

     The Committee and each officer and employee of the Corporation shall be fully justified in reasonably relying or acting upon any information furnished in connection with the administration of the Plan by the Corporation or any employee of the Corporation. In no event shall any persons who are or were members of the Committee, or an officer or employee of the Corporation, be liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including furnishing of information) taken or any failure to act, if in good faith.

                                                                      APPENDIX A

                            BUSINESS OF PAGE AMERICA

GENERAL

     Page America provides paging, messaging and information products and services through networks which it owns and operates as a RCC under licenses from the FCC. As of December 31, 1996, Page America provided paging services to approximately 205,000 pagers in geographic areas encompassing a total population of 34 million people.

     Page America's strategy is to concentrate its operations in major metropolitan markets in which it could achieve both critical mass and a substantial market share position. Page America targets specific user segments and, through its broad distribution capabilities, markets and delivers its comprehensive package of paging and value-added messaging services to each particular segment. Page America has secured licenses for multiple channels in each of its markets and has developed networks which can support significant future growth in paging units as well as value-added messaging and information services. Page America emphasizes customer ownership of pagers, as compared to leasing of pagers, which significantly reduces Page America's capital costs. At March 1, 1997, approximately 75 percent of Page America's units in service were owned by customers or resellers.

     The accompanying financial statements have been prepared on a going concern basis. Page America, since its inception, has experienced a deficiency in working capital and recurring losses. In 1995, as a result of non-compliance by Page America with certain covenants of the Page America Credit Facility, the terms were modified to accelerate the final maturity to December 29, 1995, and the Subordinated Notes were modified to provide for a final maturity of six months thereafter. On April 26, 1996, the Credit Facility was again modified to provide for a revolving credit loan of $750,000, a waiver of all existing defaults on certain financial and other covenants, the omission of financial covenants effective April 30, 1996 and an extension of the maturity date to November 30, 1996. The Credit Facility was not repaid at maturity causing the Credit Facility to be in default. In addition, the Subordinated Notes matured at December 31, 1996 and are in default (see Note E of Notes to Consolidated Financial Statements). Such debt is classified as a current liability and the Company's current liabilities exceeded its current assets by $58.4 million at December 31, 1996. The cash to be received by Page America from the sale of its assets to Metrocall will not be sufficient for Page America to pay in full in cash its outstanding obligations under the Credit Facility or under the Subordinated Notes or to pay its other outstanding liabilities. Page America is negotiating with the creditors to satisfy its obligations. In addition, the consent of Page America's lenders is required for the sale to Metrocall. There is no assurance that Page America will be able to reach agreement with its creditors, that this transaction will be completed or that the Company will have sufficient funds to finance its operations, which continue to show losses, through the year ending December 31, 1997.

     All of these matters raise substantial doubt about Page America's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.

     Page America was incorporated in 1976 under the laws of the State of New York. Page America's principal executive offices are located at 125 State Street, Hackensack, New Jersey 07601, and its telephone number is (201) 342-6676.

SALE OF CALIFORNIA AND FLORIDA OPERATIONS

     On July 28, 1995, Page America sold to Paging Network of Florida, Inc. its California and Florida paging assets for a cash purchase price of $19.4 million. Approximately $500,000 of the purchase price is held in escrow. Management expects that the escrow will be released to Page America in accordance with the time frame set forth in the agreement. The assets sold had a net book value of approximately $19.1 million and consisted of the assets which Page America acquired from Crico Communications Corporation ("Crico") on

December 30, 1993 and the 900 Mhz channel which is licensed to provide state-wide coverage in California which Page America acquired in 1994 for a purchase price of $500,000. The purchase price paid by Page America for the Crico assets consisted of $12,650,000 in cash paid to Crico's lenders, the issuance of an aggregate of 1,435,903 shares of Common Stock to Crico's lenders and the issuance of 240,000 shares of Common Stock and warrants to purchase 130,000 shares of Common Stock at an exercise price of $5.00 per share to a company related to certain shareholders of Crico. After expenses, the sale resulted in a loss of approximately $718,000.

BACKGROUND OF THE PAGING INDUSTRY

     Radio paging began more than four decades ago as an adjunct to telephone answering services, delivering tone-only messages to subscribers. Beginning in the 1970's, cost-effective technological innovations and regulatory reforms helped to accelerate the use of paging services. Advances in microprocessor technology facilitated dramatic reductions in the size and weight of pagers. In 1982, the FCC increased the number of available channels for paging, further stimulating growth of the industry.

     During the 1980's, the paging industry expanded significantly. Factors contributing to the growth in the paging industry include: (i) a continuing shift towards a service-based economy and a resultant need to keep in contact;
(ii) increasing mobility among workers; (iii) increasing awareness of the benefits of mobile communications; (iv) a reduction in the price of pagers; (v) product distribution at the retail level; and (vi) increasing availability of information service-based offerings.

     In addition, the benefits of mobile and wireless communications have gained widespread acceptance as a result of the growth in cellular communications. Page America believes that paging will continue to grow with the wireless communications industry generally, because it believes paging is the most cost-effective form of mobile communication. Since paging is a form of one-way communication, it is less expensive than communicating by cellular telephones. Pagers and air time required to transmit an average message cost less than equipment and air time for cellular telephones. In fact, some users of cellular telephones use a pager in conjunction with their telephones to screen incoming calls and to minimize usage-based charges.

     The availability of value-added paging products and services is creating demand within certain market segments which previously had not been attracted by the benefits of basic paging services alone. Demand for paging services is anticipated to increase further as a result of technological advances which permit messaging to be integrated into business tools (such as lap top and palm top computers) and into consumer products (such as wristwatches).

BUSINESS STRATEGY

     Page America's objective is to maximize revenues by focusing on a business strategy which emphasized the following elements: (i) major metropolitan market focus; (ii) broad product distribution capabilities; (iii) network infrastructure and channel capacity; (iv) comprehensive service options; (v) targeted market segments; (vi) value-added services; and (vii) customer ownership of pagers.

          Major Metropolitan Market Focus. Page America presently operates in the New York and Chicago metropolitan area markets serving an aggregate population of 34 million. Based upon its knowledge and experience in these markets, Page America believes that in each of its markets, the four largest competitors serve approximately 80 percent of pager users. Significant barriers to entry exist in the New York and Chicago metropolitan area markets, since there are no more FCC paging channels currently available for license and substantial capital would be required to construct and operate efficient and competitive paging systems.

          Broad Product Distribution Capabilities. Page America has developed multiple distribution channels which reach targeted market segments. Products are distributed through a number of different outlets, including 11 sales offices, four company-owned retail stores, a direct sales force and resellers.

          Network Infrastructure and Channel Capacity. Page America believes that controlling licenses to a large number of FCC-allocated paging channels is important to adequately service both current and future demand for paging and messaging services. The New York network utilizes 220 transmitters over 14 available paging channels to provide service to 131,000 pagers throughout most of Connecticut, New York State south of Albany (including Long Island), New Jersey and Eastern Pennsylvania. The Chicago network consists of 82 transmitters over 11 available paging channels. This network provides service to 74,000 pagers from the Wisconsin border, throughout Illinois, Northern Indiana and into Western Michigan. Page America has substantial capacity to expand in its New York and Chicago metropolitan area markets utilizing its existing network without the need for more licenses or significant additional capital expenditures for transmission and telephony infrastructure.

          Comprehensive Service Options. Since Page America has multiple channels, it is able to offer customers the widest possible choice in services (tone, tone/voice, numeric, alphanumeric), geographic coverage and pricing options. Customers select from a wide variety of pagers, which come with both silent and audible alerts. Convenience, as evidenced by the location of the sales offices, and flexible policies regarding service plan options are significant components of why customers select Page America.

          Targeted Market Segments. Page America has designed its product and service offerings to attract defined user groups. Page America's marketing efforts are focused on four principal market segments: mobile workers; medical and other on-call professionals; business professionals seeking a competitive advantage and the home market.

          Value-Added Services. Page America provides subscribers with value-added services, such as voice mail messaging and operator-assisted alphanumeric messaging, as well as equipment related services, including loss and damage protection and paging maintenance programs. Such offerings include: PageTalk(SM), a voice mail system; PageGram(SM), which involves delivery of messages from a personal computer; Group Calling, which allows notification of several pager users simultaneously with a common telephone number; and Nationwide Paging which enables a subscriber to be paged in over 200 cities across the United States.

          Customer Ownership of Pagers. Page America emphasizes customer ownership of pagers, as compared to leasing, since customer ownership significantly reduces Page America's capital costs and reduces potential exposure to changes in technology. Approximately 75 percent of Page America's units in service are customer owned (including resellers).

PAGING SERVICES

     Paging operations consist of a process of signaling, through the use of a radio transmission network, a portable pocket size, battery-operated radio receiver carried by a subscriber, commonly called a "pager" or a "beeper". Each paging subscriber is assigned a distinct telephone number. When a telephone call for a subscriber is received at one of Page America's computerized paging terminals, Page America transmits a radio signal to the subscriber's pager, which causes the pager to emit a beep, vibrate or generate another signal and, in certain cases, provides the subscriber with additional information from the caller.

     Page America currently provides the following four types of pagers:

        TYPE OF PAGER                                 FUNCTIONS
    ---------------------   -------------------------------------------------------------
    Tone Only               Alerts the user with a signal, so the user will know to call a pre-determined telephone number (such as the office).
    Tone and Voice          Alerts the user with a signal, followed by a brief voice
                            message.
    Numeric (Digital)       Visually displays numbers (such as a telephone number or a
      Display               coded message) on a screen to communicate with the user.
    Alphanumeric Display    Visually displays up to one-third of a page of text and/or numbers on a screen so the user receives actual messages,
                            instead of just a telephone number or coded message.

     The table below sets forth the number of various types of pagers in service with subscribers of Page America at the dates indicated:

          TYPES OF PAGERS IN SERVICE WITH SUBSCRIBERS OF PAGE AMERICA

                                                                DECEMBER 31,
                                           -------------------------------------------------------
                                                1994                1995                1996
                                           ---------------     ---------------     ---------------
                                            UNITS      %        UNITS      %        UNITS      %
                                           -------   -----     -------   -----     -------   -----
Digital display........................    283,000    91.0%    207,000    93.7%    192,000    93.7%
Tone only..............................      8,000     2.7       4,000     1.8       2,000     1.0
Tone and voice.........................      1,000     0.3           *      --           *      --
Alphanumeric display...................     19,000     6.0      10,000     4.5      11,000     5.3
                                           -------   -----     -------   -----     -------   -----
          Total........................    311,000   100.0%    221,000   100.0%    205,000   100.0%
                                           =======   =====     =======   =====     =======   =====

---------------
* Less than 500 units in service

     Page America sells and leases a variety of paging models, including credit card-sized pagers, pen-like pagers, wristwatch pagers and conventional pagers, with a range of available options, such as silent vibrating alert and extended message memory. Page America provides its subscribers with local, wide-area and national coverage.

     Page America's value-added services include PageTalk(SM), which combines the features of an answering machine and paging, enabling a caller to leave a voice message in the private mailbox of an end user on Page America's voice mail system, which in turn pages the end user to call the mailbox and retrieve the message; PageGram(SM), which permits people originating messages to the end user to use either an operator or a personal computer to send a message to an end user who carries an alphanumeric pager; Group Calling, which allows the notification of several pager users simultaneously with a common telephone number; and Nationwide Paging, which allows a pager user to be paged in over 200 cities across the United States on a common frequency.

     Page America provides paging services to pagers that are either (i) owned by Page America and leased to its subscribers, (ii) owned by its subscribers or
(iii) owned by third party resellers which buy pagers from Page America, lease or sell such pagers to their own subscribers and resell Page America's paging services as resellers under agreements with Page America. Subscribers who own their own pagers pay a monthly paging service fee to Page America. Subscribers who lease pagers pay a monthly rental fee which is combined with a monthly paging service fee. Service fees, leasing rates and purchase prices for pagers vary widely by region served, service type and number of pagers purchased or leased by the subscriber.

     The following table sets forth the respective numbers and percentages of pagers that are (i) serviced directly by Page America and owned by Page America,
(ii) serviced directly by Page America and owned by subscribers and (iii) serviced by Page America through third party resellers, which may be owned by the third party resellers or by their subscribers.

        OWNERSHIP OF PAGERS IN SERVICE WITH SUBSCRIBERS OF PAGE AMERICA

                                                                 DECEMBER 31,
                                           --------------------------------------------------------
                                                 1994                1995                1996
                                           ----------------    ----------------    ----------------
                                            UNITS       %       UNITS       %       UNITS       %
                                           -------    -----    -------    -----    -------    -----
Company owned...........................    96,000     30.9%    58,000     26.2%    53,000     25.9%
Subscriber owned........................   109,000     35.0     87,000     39.4     88,000     42.9
Third party reseller....................   106,000     34.1     76,000     34.4     64,000     31.2
                                           -------    -----    -------    -----    -------    -----
          Total.........................   311,000    100.0%   221,000    100.0%   205,000    100.0%
                                           =======    =====    =======    =====    =======    =====

TECHNICAL FACILITIES

     Page America owns and operates RCC network facilities in each of its two markets. Page America presently provides service over six primary channels in New York and three primary channels in Chicago enabling Page America to provide a wide range of coverage, pricing and product offerings. One channel in New York, for example, is devoted exclusively to alphanumeric service. Page America's operations are highly automated and centralized, with all sales offices linked to a centralized billing, inventory and customer service computer system, and allowing direct interfacing from its resellers.

     Page America completed construction of its own RCC system in New York in 1985. On July 13, 1990, Page America acquired the New York metropolitan area paging assets and business of NYNEX Mobile Communications Company and its affiliates ("NYNEX"). This acquisition increased Page America's number of units in service by approximately 74,000 pagers. The New York technical facilities currently consist of seven paging terminals. The New York network utilizes 220 transmitters over 14 available channels to provide service to 131,000 pagers throughout most of Connecticut, New York State south of Albany (including Long Island), New Jersey and Eastern Pennsylvania.

     The Chicago RCC facilities, which were acquired by Page America in 1984, serve approximately 74,000 pagers in the Illinois and Northwestern Indiana areas. The Chicago technical facilities consist of three paging terminals, and the Chicago network consists of 82 transmitters over 11 available channels. This network provides service from the Wisconsin border, throughout Illinois, Northwestern Indiana and into Western Michigan.

MARKETING

     Page America's customers include individuals, corporations and other organizations whose business or personal needs involve field operations or require substantial mobility, accessibility and the need to receive timely information. Potential users of pagers include people in every industry. Page America services four principal market segments: mobile workers; medical and other on-call professionals; business professionals seeking a competitive advantage and the home market.

     In order to reach these markets, Page America has developed four channels of distribution: a direct sales force, resellers, independent retail dealers and retail stores. Each of Page America's distribution channels focuses on those market segments which it addresses most cost effectively. At December 31, 1996, Page America employed 80 persons in direct sales and marketing support positions.

     The following table sets forth the respective revenues and percentages of revenues that are attributed to (i) Page America's direct sales force, including retail dealers, (ii) third party resellers and (iii) retail stores.

                            CHANNELS OF DISTRIBUTION

                                                             DECEMBER 31,
                                   -----------------------------------------------------------------
                                          1994                   1995                   1996
                                   -------------------    -------------------    -------------------
                                    REVENUES       %       REVENUES       %       REVENUES       %
                                   -----------   -----    -----------   -----    -----------   -----
Direct Sales Force..............   $30,626,000    82.2%   $24,117,000    82.9%   $17,976,000    81.8%
Resellers.......................     6,505,000    17.5      4,611,000    15.8      3,275,000    14.8
Retail Stores...................       127,000     0.3        379,000     1.3        733,000     3.4
                                   -----------   -----    -----------   -----    -----------   -----
          Total.................   $37,258,000   100.0%   $29,107,000   100.0%   $21,984,000   100.0%
                                   ===========   =====    ===========   =====    ===========   =====

     Page America's own direct sales force operates out of 8 sales offices. The direct sales effort is supported through a multimedia marketing campaign with advertising, promotion and subscriber enhancement campaigns. Page America also advertises in print media, including periodicals and yellow pages.

     Page America also has a sales force which sells products and services in bulk to resellers. Resellers purchase service at wholesale rates from Page America, and in turn, provide service to their own customers.

Resellers contribute to Page America's profits without Page America having to incur any significant selling or administrative overhead.

     Page America, in order to market its products directly to the consumers and reduce its cost of sales has opened three Company-owned stores in New York and one in Illinois. These stores sell cellular as well as paging products and maintain a high end, high tech appearance attracting consumers at all levels.

     Page America's marketing strategies have been focused on small to medium-sized customer accounts, with the result that Page America is not dependent on any single customer or reseller. No single customer or reseller accounted for more than one percent of Page America's total revenues in the fiscal year ended December 31, 1996.

REGULATION

     The construction and operation of RCCs are subject to both federal and state regulation, principally by the FCC under the Communications Act. Page America believes it is in compliance with all applicable federal and state regulations.

     The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Page America is subject may be modified significantly. The FCC recently has proposed adopting a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area, rather than being licensed on a site-by-site basis. Under the proposal, existing paging facilities would be entitled to protection as grandfathered systems. The ability of paging carriers to make major modifications to their current systems has been restricted during the pendency of that rule making proceeding, and may continue to be restricted once wide-area licensing rules are adopted. On February 8, 1996, the FCC announced a temporary cessation in the acceptance of applications for new paging stations, and restricted current licensees from expanding into new territories on existing channels. Existing licensees were (and are) permitted to add transmitters or make modifications to existing facilities that do not expand the licensee's previously authorized interference contours. On April 23, 1996, the FCC partially lifted its "freeze" on the filing of paging applications to permit limited expansion by existing licensees on their previously-authorized channels. The FCC subsequently stated, by Public Notice, that it would process paging applications filed on or before July 31, 1996; applications filed after that date may or may not be processed, depending upon their status when the FCC adopts a Report and Order in its rule making proceeding to adopt market area licensing. The FCC also has proceedings underway that may have a significant impact on the manner in which telephone numbers are assigned and utilized by common carriers, including paging companies. Some of the alternatives under consideration by the FCC, if adopted, could adversely affect Page America.

     Paging operations may be conducted only on channels assigned by the FCC. The FCC grants a license for the use of such channels only upon compliance with FCC regulations. Upon receiving a grant, a licensee is authorized to construct and operate an RCC facility in the assigned area using the designated channel. In Page America's markets all available channels have been allocated.

     The FCC licenses granted to Page America are for terms of 10 years, at the end of which time renewal applications must be approved by the FCC. The majority of Page America's current licenses expire in 1999. In the past, FCC renewal applications routinely have been granted upon a demonstration of compliance with FCC regulations and adequate service to the public. The FCC has granted each renewal license Page America has filed. Although Page America is unaware of any circumstances which would prevent the grant of any renewal applications, no assurance can be given that any of Page America's licenses will be renewed by the FCC. In addition, the FCC has the authority to revoke or modify licenses. No licenses owned by Page America have ever been revoked.

     The Communications Act requires licensees such as Page America to obtain prior approval from the FCC for the transfer of control of any construction permit or station license, or any rights thereunder. The Communications Act also requires prior approval by the FCC of acquisitions by Page America of other paging companies and transfers by Page America of a controlling interest in any of its licenses or construction permits. The FCC has approved each acquisition and transfer of control for which Page America has sought approval.

     The Communications Act also limits foreign ownership of entities that hold licenses from the FCC. All of Page America's FCC licenses are owned by wholly-owned subsidiaries of Page America. As a result, no more than 25 percent of Page America's stock may be owned or voted by aliens or their representatives, a foreign government or its representatives, or a foreign entity.

     Historically, RCC paging operations were also subject to regulation by the states. The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") preempted most all state and local rate and entry regulation of all Commercial Mobile Radio Services ("CMRS") operators effective August 10, 1994. Entry regulations typically refer to the process whereby an RCC operator must apply to the state to obtain a certificate to provide service in that state. Rate regulation typically refers to the requirement that RCCs file a tariff describing the carrier's rates, terms and conditions by which it provides paging services. Under Section 332(c)(3)(B) of the Communications Act, however, any state that had such regulations in place as of June 1, 1993, was permitted to petition the FCC to extend such rate regulations. The FCC indicated that the states who wished to continue such regulations bore the burden of proving that, due to lack of marketplace competition and unavailability of local telephone service, such continued regulation of RCC/CMRS operators would be necessary.

     In August of 1994, eight states, Hawaii, Arizona, California, Connecticut (cellular telephone service only) Louisiana, New York, Ohio, and Wyoming petitioned the FCC to retain rate regulation authority over intrastate CMRS operators. The FCC has denied all but one of these state petitions (no confirmation as to the status of the Wyoming petition was available from the
FCC), and all appeals of those denials before the FCC have been exhausted. One state, Connecticut, filed an appeal of the FCC's order denying its petition with the U.S. Court of Appeals for the Second Circuit. The Second Circuit affirmed the FCC's decision in early 1996.

     Apart from rate regulations, some states may continue to regulate other aspects of Page America's business in the form of zoning regulations, or "health and safety" measures. The Budget Act does not preempt state authority to regulate such matters. Although there can be no assurances given with respect to future state regulatory approvals, based on its experience to date, Page America knows of no reason to believe such approvals would not be granted.

     More recently, Congress enacted the Telecommunications Act of 1996 (the "Telecommunications Act"), which requires, inter alia, that state and local zoning regulations shall not unreasonably discriminate among providers of "functionally equivalent" wireless services, and shall not have the effect of prohibiting the provision of personal wireless services. The Telecommunications Act provides for expedited judicial review of state and local zoning decisions. Additionally, state and local governments may not regulate the placement, construction and modification of personal wireless service facilities on the basis of the environmental effects of radio frequency emissions, if the facilities comply with the FCC's requirements.

     From time to time, legislation which could potentially affect Page America, either beneficially or adversely, is proposed by federal and state legislators. In 1993, federal legislation was enacted which permits auction of new radio spectrum allocated by the FCC to new or existing services which may have the effect of increasing competition for scarce spectrum and affecting costs of operation in markets in which Page America operates.

     The recently-enacted Telecommunications Act will also have an impact on the paging industry; the Company expects that the impact will be mostly positive. For example, the Telecommunications Act imposes a duty on all telecommunications carriers to provide interconnection to other carriers, and requires local exchange carriers (LECs) to, among other things, establish reciprocal compensation arrangements for the transport and termination of calls, provide other telecommunications carriers access to network elements on an unbundled basis on reasonable and nondiscriminatory rates, terms and conditions. The Telecommunications Act also requires the FCC to appoint (an) impartial entit(y)(ies) to administer telecommunications numbering and to make numbers available on an equitable basis. Additionally, as previously indicated, the Telecommunications Act restricts state and local authority with regard to zoning and environmental regulation of telecommunications operators. Other provisions of the Telecommunications Act, however, may provide for increased competition to the Company (for example, the provisions allowing the FCC to forbear from applying regulations and provisions of the Communications Act to any class of carriers, not only to CMRS, and the provisions allowing public utilities to provide telecommunications services directly) and may impose additional regulatory costs (for example, provisions requiring contributions to universal service by providers of both interstate and intrastate telecommunications).

COMPETITION

     Page America experiences competition, from independent companies as well as Regional Bell Operating Companies, in its efforts to attract and retain customers for its services in the markets in which it operates. Competition for subscribers to Page America's paging services is based primarily on the quality, price and breadth of services offered (including geographic coverage in each market served). Since the transmitting and receiving equipment is virtually identical, companies differentiate themselves by marketing, channels of distribution, price competition, the variety of service options and breadth of service coverage (more transmitters covering a larger territory). Page America believes that based on the quality, price and breadth of services offered, it generally competes effectively with its competitors.

     Many RCCs in the United States are small companies serving limited market areas; however, some of Page America's competitors, including Regional Bell Operating Companies, are larger, have greater financial resources and are more established than Page America.

     In addition, future technological advances in the telecommunications industry could create new services or products competitive with the paging services currently provided by Page America. There can be no assurance that Page America would not be adversely affected in the event of such technological change.

EMPLOYEES

     At February 28, 1997, Page America employed 140 persons, none of whom was represented by a labor union. Page America believes that its relations with its employees are good.

PROPERTIES

     Page America leases approximately 15,200 square feet of office space at 125 State Street, Hackensack, New Jersey, under a lease expiring in 2000, at an annual base rent of $281,000, approximately 10,715 square feet of office space at 1919 South Highland Avenue, Lombard, Illinois, under a lease expiring in 2005, at an annual base rent of $151,000 and approximately 500 square feet of retail space at 41 East 42nd Street, New York, New York, under a lease expiring in 2004, at an annual base rent of $84,000. Page America has several other leases for office and retail space which are not material individually and which aggregate $472,000 per year expiring at various dates between 1997 and 2005. Page America does not own any material real property. Page America also leases sites for its transmitters on commercial broadcast towers, buildings and other fixed sites at various rentals for various terms. Page America believes its facilities are suitable and adequate for its purposes.

LEGAL PROCEEDINGS

     Page America is involved in various lawsuits and proceedings arising in the normal course of business. In the opinion of management of Page America, the ultimate outcome of these lawsuits and proceedings will not have a material effect on the results of operations, financial position or cash flows of Page America.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND STATISTICAL DATA OF PAGE AMERICA

     The following selected consolidated financial data with respect to Page America's statements of operations for each of the years in the three year period ended December 31, 1996 and consolidated balance sheets at December 31, 1995 and 1996 are derived from the consolidated financial statements of Page America that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such financial statements and notes related thereto. The consolidated statement of operations data for years ended December 31, 1992 and 1993 and the consolidated balance sheet data at December 31, 1992, 1993 and 1994 are also derived from audited financial statements not included in this Proxy Statement.

     The selected consolidated financial data below should be read in conjunction with "-- Management's Discussion and Analysis of Financial Condition and Results of Operations of Page America" and the consolidated financial statements of Page America and the related notes thereto contained elsewhere in this Proxy Statement.

                                                                            YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------------------
                                                          1992        1993      1994(4)        1995(2)           1996
                                                        --------    --------    --------      ----------      ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AND PAGER DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:(1)
Total revenues......................................... $ 32,805    $ 30,257    $ 37,258       $ 29,107        $  21,984
Operating expenses:
  Cost of service and sales............................    3,296       4,253       5,709          4,363            3,412
  Selling..............................................    6,544       4,879       6,842          6,066            3,988
  General and administrative...........................    8,940       8,688      10,653          8,923            6,270
  Technical............................................    3,455       3,343       4,685          4,262            3,190
  Depreciation, amortization and
    write-off of intangibles...........................    9,519       9,793      10,817          8,585            6,173
                                                         -------     -------     -------        -------          -------
Operating profit (loss)................................    1,051        (699)     (1,448)        (3,092)          (1,049)
Interest expense.......................................    4,783       4,032       5,102          6,263            6,153
Other expenses.........................................    1,957       1,814         478          3,738              908
Extraordinary gain(5)..................................    7,156          --          --             --               --
Cumulative effect of changes in accounting
  principles(7)........................................   (3,960)         --          --             --               --
                                                         -------     -------     -------        -------          -------
Net loss...............................................   (2,493)     (6,545)     (7,028)       (13,093)          (8,110)
Preferred stock dividend requirements..................   (2,791)     (3,268)     (3,023)(3)     (2,863)(3)       (2,864)
                                                         -------     -------     -------        -------          -------
Net loss applicable to common shares................... $ (5,284)   $ (9,813)   $(10,051)      $(15,956)       $ (10,974)
                                                         =======     =======     =======        =======          =======
Net loss per common share(6)........................... $  (1.40)   $  (2.55)   $  (1.55)      $  (2.01)       $   (0.88)
                                                         =======     =======     =======        =======          =======
Weighted average shares outstanding....................    3,774       3,847       6,464          7,936           12,498
OTHER DATA:
Pagers in service at end of period.....................  228,000     305,000     311,000        221,000          205,000
Capital expenditures, net of book value of pagers sold
  (excluding acquisitions)............................. $  4,296    $  2,630    $  5,365       $  3,300        $   2,597
Net cash provided by (used in) operating, investing and
  financing activities.................................       92       2,746      (1,784)          (377)            (461)

                                                                                DECEMBER 31,
                                                       ---------------------------------------------------------------
                                                       1992(5)     1993(4)     1994(3)       1995(2)(3)       1996(2)
                                                       --------    --------    --------      ----------      ---------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficiency).......................... $(10,242)   $ (2,053)   $ (9,541)      $(52,444)      $ (58,409)
Total assets..........................................   58,755      75,193      70,229         44,003          39,561
Long-term debt, less current maturities...............   48,269      57,850      56,953             69              37
Series A, A-2 and B Preferred Stock...................   17,063          --          --             --              --
Accumulated deficit...................................  (59,365)    (68,980)    (78,989)       (94,945)       (105,919)
Shareholders' equity (deficit)........................  (21,402)      9,096         439        (11,222)        (20,746)

---------------
(1) EBITDA (earnings before interest, taxes, depreciation and amortization) for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 was $10.6 million, $9.1 million, $9.4 million, $5.5 million, and $5.1 million, respectively. EBITDA is a standard measure of financial performance in the paging industry but should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with generally accepted accounting principles.

(2) In July 1995, Page America sold its California and Florida paging assets. Concurrently with the sale, Page America amended the Page America Credit Facility and Subordinated Notes providing, among other things, for accelerated maturities. Such debt, which was classified as long term at December 31, 1994, is in default and is classified as a current liability at December 31, 1995 and 1996.

(3) In August 1994 and March 1995, Page America issued shares of its Common Stock as full payment of fiscal year 1994 dividends on Series One Preferred Stock. On June 30, 1995, in exchange for the waiver of the dividend payment on Series One Preferred Stock, the accrued dividends were added to the liquidation value. In June 1996, Page America issued shares of its Common Stock in payment of accrued dividends at December 31, 1995 on Series One Convertible Preferred Stock. See Note G of Notes to Consolidated Financial Statements.

(4) On December 30, 1993, Page America acquired Crico and refinanced its senior and subordinated debt and redeemable Preferred Stocks.

(5) In June 1992, Page America repurchased its subordinated note payable.

(6) Page America has never paid any cash dividends on its Common Stock.

(7) Effective January 1, 1992, Page America changed its method of depreciation for pager equipment from the straight line method to the double declining balance method.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PAGE AMERICA

  RESULTS OF OPERATIONS

     The following table presents certain items in the Consolidated Statement of Operations and as a percentage of total revenues for the periods indicated.

                                                                                 YEARS ENDED DECEMBER 31,
                                                                 --------------------------------------------------------
                                                                      1994                 1995                1996
                                                                 ---------------     ----------------     ---------------
                                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Total revenues...............................................    $37,258   100.0%    $ 29,107   100.0%    $21,984   100.0%
Operating expenses:
  Cost of service and sales..................................      5,709    15.3        4,363    15.0       3,412    15.5
  Selling expenses...........................................      6,842    18.4        6,066    20.8       3,988    18.2
  General and administrative expenses........................     10,653    28.6        8,923    30.7       6,270    28.5
  Technical expenses.........................................      4,685    12.6        4,262    14.6       3,180    14.5
  Depreciation, amortization and write-off of intangibles....     10,817    29.0        8,585    29.5       6,173    28.1
                                                                 -------   -----      -------             -------
Operating profit (loss)......................................     (1,448)   (3.9)      (3,092)  (10.6)     (1,049)   (4.8)
  Interest expense...........................................      5,102    13.7        6,263    21.5       6,153    28.0
Net loss.....................................................    $(7,028)  (18.9)%   $(13,093)  (45.0)%   $(8,110)  (36.9)%

  YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     TOTAL REVENUES for fiscal 1996 were approximately $7.1 million (24.5 percent) lower than that of 1995. The decline was due to the sale, in 1995, of Page America's Florida and California operations ($4.4 million) plus a reduction in continuing operations ($2.7 million) resulting from lower average revenue per unit (ARPU) and a reduction in units in service. ARPU declined as a result of the emphasis on the sale of pagers (for which Page America does not receive recurring equipment rental revenue) and rates obtained from new subscribers were lower than the rates associated with lost subscribers due to competitive pressure. While revenue rates associated with leased units are higher than rates associated with customer owned units, Page America does not believe that overall profitability of these arrangements is substantially different because of the depreciation costs associated with leased units. Page America's units in service at December 31, 1996 declined by 16,000 units from the 221,000 units in service at December 31, 1995 as a result of limited capital available to purchase new pagers.

     COST OF SERVICE decreased by $512,000 (19.4 percent) in 1996. The decrease was principally due to cost of service associated with the sold operations. COST OF SALES decreased by approximately $439,000 (25.4 percent) in 1996. As a percent of sales revenues, cost of sales increased from 64% of sales revenues in 1995 to 67% in 1996, primarily as a result of lower selling prices due to competitive pressure. The average per unit sales price was $55 in 1996 versus $58 in 1995.

     SELLING EXPENSE decreased by approximately $2.1 million (34.3 percent) in 1996 as compared to 1995. $1 million of the decrease was due to selling expenses associated with the sold operations. Page America's remaining operations experienced a decrease of $1.1 million primarily due to a reduction in personnel, sales ($500,000) and advertising ($600,000).

     GENERAL AND ADMINISTRATIVE EXPENSES decreased by $2.7 million (29.7 percent). A decrease of $1.4 million was due to expenses associated with the sold operations. Page America's remaining operations experienced a decrease of $1.3 million primarily due to a reduction in personnel and a decrease in professional fees, partially offset by an increase in bad debt expense.

     TECHNICAL EXPENSES decreased by $1.1 million (25.1 percent), principally as a result of the sale of the Florida and California operations.

     DEPRECIATION EXPENSE decreased by $938,000 (17.9 percent), $778,000 of which was due to the sale of depreciable assets in Florida and California. The decrease experienced by Page America's existing operations resulted from the decrease in pagers on lease to customers.

     AMORTIZATION EXPENSE decreased by approximately $1.5 million (44.0 percent) in 1996 over 1995, principally due to the elimination of intangible assets related to the Florida and California operations.

     INTEREST EXPENSE remained relatively constant in 1996 as compared to 1995.

     OTHER EXPENSES decreased approximately $2.8 million (75.7 percent) in 1996. The decrease was primarily due to the following special charges in 1995: a write-down of deferred financing costs related to the senior debt and subordinated debt amounting to $1.6 million, loss realized on the sale of the Florida and California operations of approximately $718,000 and costs associated with the debt restructuring in the amount of $726,000. Fiscal year 1996 included banking fees of $450,000 associated with the modification of the senior credit facility.

     NET LOSS was $8.1 million (36.9 percent of total revenues) in the year ended December 31, 1996, as compared to $13.1 million (45.0 percent of total revenues) in the year ended December 31, 1995.

     EBITDA (earnings before interest, taxes, depreciation and amortization) in 1996 was $5.1 million as compared to $5.5 million in 1995.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     TOTAL REVENUES for fiscal 1995 were approximately $8.2 million (21.9 percent) lower than that of 1994. The sale of the operations in Florida and California accounted for a decrease of approximately $4.5 million while Page America's other operations experienced a $3.7 million decrease in total revenues as compared to 1994. Average revenue per subscriber declined as the result of the emphasis on the sale of pagers (for which Page America does not receive recurring equipment rental revenue) and rates obtained from new subscribers were lower than the rates associated with lost subscribers due to competitive pressure. While revenue rates associated with leased units are higher than rates associated with customer owned units, Page America does not believe that overall profitability of these arrangements is substantially different because of the depreciation costs associated with leased units. Subscriber growth in 1994 and 1995 was limited as pager purchases were constrained by limited available capital. Page America's units in service at December 31, 1995 showed a decrease of 90,000 units from the 311,000 units in service at December 31, 1994. A substantial portion of this decrease (78,000 units) is attributable to the sale of the Florida and California operations.

     COST OF SERVICE decreased $303,000 (10.3 percent) in 1995. This decrease was principally due to cost of service associated with the sold operations. Cost of sales decreased by approximately $1 million (37.7 percent) in 1995. As a percent of sales revenues, cost of sales increased from 61% of sales revenues in 1994 to 64% in 1995, primarily as a result of lower selling prices due to competitive pressure.

     SELLING EXPENSE decreased by approximately $776,000 (11.3 percent) in 1995 as compared to 1994. $661,000 of the decrease was due to selling expenses associated with the sold operations.

     GENERAL AND ADMINISTRATIVE EXPENSES decreased by $1.7 million (16.2 percent). A decrease of $1 million was due to expenses associated with the sold operations. Page America's remaining operations experienced a decrease of $700,000 primarily due to a reduction in bad debt expense and, to a lesser extent, reductions in personnel.

     TECHNICAL EXPENSES decreased by $423,000 (9.0 percent), principally as a result of the sale of the Florida and California operations, partially offset by an increase in personnel costs.

     DEPRECIATION EXPENSE decreased by $1.1 million (17.8 percent), $462,000 of which was due to the sale of depreciable assets in Florida and California. The decrease experienced by Page America's existing operations resulted from the lower average price of pagers purchased in 1995 and the decrease in pagers on lease to customers, partially offset by a $465,000 valuation adjustment of pager assets in the fourth quarter of 1995.

     AMORTIZATION EXPENSE decreased by approximately $1.1 million (24.7 percent) in 1995 over 1994, principally due to the elimination of intangible assets related to the Florida and California operations and certain customer lists becoming fully amortized in the second quarter of 1994 and first quarter of 1995, partially offset by a write off of certain intangibles related to the NYNEX acquisition.

     INTEREST EXPENSE increased by approximately $1.2 million (22.8 percent) in 1995 primarily due to higher interest rates, in the current period, on borrowings outstanding under Page America's senior credit facility and subordinated debt agreement.

     OTHER EXPENSES increased approximately $3.3 million (682 percent) in 1995. The increase was primarily due to a write-down of deferred financing costs related to the senior debt and subordinated debt amounting to $1.6 million, loss realized on the sale of the Florida and California operations of approximately $718,000 and costs associated with the debt restructuring in the amount of $726,000.

     NET LOSS was $13.1 million (45.0 percent of total revenues) in the year ended December 31, 1995, as compared to $7.0 million (18.9 percent of total revenues) in the year ended December 31, 1994.

     EBITDA in 1995 was $5.5 million as compared to $9.4 million in 1994.

  LIQUIDITY AND CAPITAL RESOURCES

     Page America had working capital deficiencies of $58.4 million, $52.4 million, $9.5 million and $2.1 million at December 31, 1996, 1995, 1994 and 1993, respectively. The $6.0 million increase in working capital deficiency from 1995 to 1996 was principally due to increases in accrued interest ($3.2 million), accrued dividends ($1.4 million) and short term borrowings ($900,000). The $42.9 million increase from 1994 to 1995 was principally due to an increase in current debt maturities related to Page America's Senior Credit Facility ($33.2 million) and Subordinated Notes ($14.7 million), offset by decreases in accounts payable ($2.8 million), accrued expenses ($1.5 million) and accrued interest ($700,000). The $7.4 million increase from 1993 to 1994 was principally due to Page America's investment in RCC equipment ($2.0 million), additional purchase price in connection with the Crico acquisition ($1.5 million), and to increases in accrued dividends ($1.4 million), accounts payable ($1.0 million) and accrued interest ($800,000).

     Page America, since its inception, has experienced a deficiency in working capital and recurring losses. In 1995, as a result of non-compliance by Page America with certain covenants of its credit facility (the "Credit Facility"), the terms were modified to accelerate the final maturity to December 29, 1995, and the Subordinated Notes were modified to provide for a final maturity of six months thereafter. On April 26, 1996, the Credit Facility was again modified to provide for a revolving credit loan of $750,000, a waiver of all existing defaults on certain financial and other covenants, the omission of financial covenants effective April 30, 1996 and an extension of the maturity date to November 30, 1996. The Credit Facility was not repaid at maturity causing the Credit Facility to be in default. In addition, the Subordinated Notes matured at December 31, 1996 and are in default (see Note E of Notes to Consolidated Financial Statements). Such debt is classified as a current liability and Page America's current liabilities exceeded its current assets by $58.4 million at December 31, 1996. On April 23, 1996, Page America entered into a definitive agreement to sell substantially all of its assets to Metrocall, Inc. On January 30, 1997, this agreement was amended. The amended agreement provides for a purchase price of (A) $25 million in cash, (B) 1,500 shares of series B Preferred Stock of Metrocall having a stated value of $15 million, (C) 762,960 shares of Metrocall Common Stock, and (D) shares of Metrocall Common Stock or other equity securities having a share value equal to $15 million, subject to adjustment based on changes in the Company's Working Capital Deficit and decreases in service revenue below specified thresholds. Metrocall has the option to substitute cash at closing for all or a portion of the stock consideration. Excluded from the sale are cash, assets related to the employee benefits plans and to the Florida and California operations which had been previously sold, liabilities under the senior credit facility, subordinated debt agreement and NEC America leasing contract and obligations with respect to federal, state and local taxes. This sale is subject to the approval of Page America's shareholders. After expenses, it is anticipated that the sale will result in a gain of approximately $19 million. There is no assurance that the transaction will be consummated.

     At December 31, 1996 Page America had net operating losses of approximately $79.9 million for federal income tax purposes which will expire at varying dates between 1998 and 2011. Certain stockholder transactions have resulted in an ownership change, as defined, which, under the Internal Revenue Code, limits the utilization of the net operating loss carryforwards.

     Page America maintains a policy for delinquent customers of billing and attempting to collect the balance of the unexpired term of their contracts and the value of unreturned leased pagers. In 1996, the Company wrote off approximately $900,000 of accounts receivable against the allowance of doubtful accounts.

  INFLATION AND CHANGING PRICES

     Inflation has not materially affected the sale of paging services by Page America. Paging systems equipment, leasing costs and transmission costs have not risen significantly, nor has Page America substantially increased its charges to customers. Pager costs have actually declined in recent years. This reduction in cost has generally been reflected in lower prices charged to subscribers. Overhead expenses are, however, subject to inflationary pressure.

                  PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)

     The following unaudited pro forma condensed combined balance sheet under the heading "Pro Forma Metrocall and Page America" gives effect to the acquisition of substantially all of the assets of Page America Group, Inc. (the "Page America Acquisition") for (A) cash of approximately $25.0 million, subject to reduction for amounts payable for pagers provided to Page America by Metrocall, (B) approximately 4,292,000 shares of Metrocall Common Stock at $4.25 per share, (C) 1,500 shares of Series B Junior Convertible Preferred Stock having a Stated Value of $15 million bearing dividends at 14% per year, and expected direct acquisition costs of approximately $1.1 million as if the acquisition had occurred on December 31, 1996. The Page America Acquisition is subject to adjustment based upon its financial performance prior to closing. In the accompanying pro forma statements, these adjustments are estimated based upon financial performance for the period ended December 31, 1996. In addition, Metrocall has retained the option to substitute cash at closing for all or a portion of the stock consideration described in paragraphs B and C above. Accordingly, the actual cash and stock consideration to be issued by Metrocall could differ.

     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1996 gives effect to (a) the Parkway and Satellite Acquisitions and the A+ Network merger under the heading "Pro Forma Metrocall" together with the issuance of $39.9 million of Series A Redeemable Convertible Preferred Stock and the refinancing of A+ Network's long-term debt and (b) the pending acquisition of Page America under the heading "Pro Forma Combined Company and Page America" as if each had occurred on January 1, 1996.

     Each of the recent and pending acquisitions has been or will be accounted for by the purchase method of accounting. The purchase prices have been or will be allocated on a preliminary basis to the assets to be acquired based upon the estimated value of such assets. The final allocation of intangible assets will be based upon appraised values.

     This information should be read in conjunction with the notes included herein and the Page America Financial Statements included herewith. The unaudited pro forma condensed combined financial data do not purport to represent what Surviving Corporation's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project the Surviving Corporation's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of management of Metrocall, all adjustments have been made that are necessary to present the unaudited pro forma condensed combined data.

                                METROCALL, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                                 (in Thousands)

                                                                    PRO FORMA ADJUSTMENTS
                                                                ------------------------------      COMBINED
                                            HISTORICAL            ASSETS AND                         COMPANY
                                       ---------------------    LIABILITIES NOT     OTHER PRO          AND
                                                      PAGE        ACQUIRED OR         FORMA           PAGE
                                       METROCALL    AMERICA       ASSUMED(A)       ADJUSTMENTS       AMERICA
                                       ---------    --------    ---------------    -----------      ---------
                                                    ASSETS
Current assets:
  Cash and cash equivalents.........    $ 10,917    $    290        $   (290)        $     --        $ 10,917
  Accounts receivable, net..........      25,796         899              --               --          26,695
  Prepaid expenses and other current
    assets..........................       5,681         672            (564)              --           5,789
                                        --------    --------        --------         --------        --------
    Total current assets............      42,394       1,861            (854)              --          43,401
Furniture and equipment, net........     153,412       5,382              --               --         158,794
Intangibles, net....................     452,639      31,815              --           24,158 (B)     508,612
Other assets........................       3,023         503            (190)              --           3,336
                                        --------    --------        --------         --------        --------
         Total assets...............    $651,468    $ 39,561        $ (1,044)        $ 24,158        $714,143
                                        ========    ========        ========         ========        ========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
    obligations.....................    $    700    $ 51,814        $(51,814)        $     --        $    700
  Accounts payable and accrued
    expenses........................      34,440       3,807          (2,267)           1,107 (C)      37,087
  Deferred revenues and subscriber
    deposits........................      12,827       1,785              --               --          14,612
  Other current liabilities.........       1,694       2,864          (2,864)              --           1,694
                                        --------    --------        --------         --------        --------
    Total current liabilities.......      49,661      60,270         (56,945)           1,107          54,093
Capital lease obligations...........       3,244          --              --               --           3,244
Long-term obligations...............     323,848          37             (37)          25,000 (D)     348,848 (M)
Deferred income taxes...............      76,687          --              --               --          76,687
Minority interest...................         499          --              --               --             499
                                        --------    --------        --------         --------        --------
    Total liabilities...............     453,939      60,307         (56,982)          26,107         483,371
Redeemable preferred stock..........      31,231          --              --           15,000 (E)      46,231 (M)
Total stockholders' equity..........     166,298     (20,746)         55,938          (16,949)(F)     184,541 (M)
                                        --------    --------        --------         --------        --------
Total liabilities, redeemable
  preferred stock and stockholders'
  equity............................    $651,468    $ 39,561        $ (1,044)        $ 24,158        $714,143
                                        ========    ========        ========         ========        ========

              See accompanying notes to this unaudited statement.

                                METROCALL, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (In Thousands Except Per Share Data)

                                                         HISTORICAL                                  PRO
                                            -------------------------------------       A+          FORMA
                                            METROCALL   PARKWAY(G)   SATELLITE(G)   NETWORK(G)   ADJUSTMENTS
                                            ---------   ----------   ------------   ----------   -----------
Service, rent & maintenance revenues....    $124,029      $5,302        $6,564       $ 78,994      $     --
Product sales...........................      25,928         860           801          5,408            --
                                            --------      ------        ------       --------      --------
        Total revenues..................     149,957       6,162         7,365         84,402            --
Net book value of products sold.........     (21,633)       (934)         (805)        (7,435)          220 (H)
                                            --------      ------        ------       --------      --------
                                             128,324       5,228         6,560         76,967           220
Service, rent & maintenance expense.....      38,347       1,417         2,418         17,016            --
Selling, marketing, general and
  administrative........................      57,226       2,305         2,449         43,329        (1,087)(I)
Depreciation & amortization.............      58,196         586           447         24,882        16,181 (J)
Other...................................          --          --            12            396            --
                                            --------      ------        ------       --------      --------
        Total operating expenses........     153,769       4,308         5,326         85,623        15,094
                                            --------      ------        ------       --------      --------
(Loss) income from operations...........     (25,445)        920         1,234         (8,656)      (14,874)
Interest and other income
  (expense) net.........................     (21,031)       (274)         (713)       (11,844)        3,289 (K)
                                            --------      ------        ------       --------      --------
    Net (loss) income before taxes......     (46,476)        646           521        (20,500)      (11,585)
Benefit (provision) for taxes...........       1,021        (229)           --             --         4,822 (L)
                                            --------      ------        ------       --------      --------
    Net (loss) income...................    $(45,455)     $  417        $  521       $(20,500)     $ (6,763)
                                            ========      ======        ======       ========      ========
Net loss per share......................    $  (2.80)
                                            ========
Shares used in computing net loss per
  share.................................      16,253
                                            ========

                                                                            PRO FORMA ADJUSTMENTS
                                                                         ---------------------------       COMBINED
                                                                                             OTHER         COMPANY
                                                            HISTORICAL                        PRO            AND
                                            PRO FORMA          PAGE        OPERATIONS        FORMA           PAGE
                                            METROCALL        AMERICA     NOT ACQUIRED(A)  ADJUSTMENTS      AMERICA
                                            ---------       ----------   ---------------  -----------      --------
Service, rent & maintenance revenues....    $214,889         $ 20,074        $    --        $    --         $234,963
Product sales...........................      32,997            1,910             --             --           34,907
                                            --------         --------        -------        -------         --------
        Total revenues..................     247,886           21,984             --             --          269,870
Net book value of products sold.........     (30,587)          (1,284)            --             --          (31,871)
                                            --------         --------        -------        -------         --------
                                             217,299           20,700             --             --          237,999
Service, rent & maintenance expense.....      59,198            5,318             --             --           64,516
Selling, marketing, general and
  administrative........................     104,222           10,258             --             --          114,480
Depreciation & amortization.............     100,292            6,173             --          3,318 (J)      109,783
Other...................................         408               --                                            408
                                            --------         --------        -------        -------         --------
        Total operating expenses........     264,120           21,749             --          3,318          289,187
                                            --------         --------        -------        -------         --------
(Loss) income from operations...........     (46,821)          (1,049)            --         (3,318)         (51,188)
Interest and other income
  (expense) net.........................     (30,573)          (7,061)         6,153         (2,000)(K)      (33,481)(M)
                                            --------         --------        -------        -------         --------
    Net (loss) income before taxes......     (77,394)          (8,110)         6,153         (5,318)         (84,669)
Benefit (provision) for taxes...........       5,614               --             --             --            5,614
                                            --------         --------        -------        -------         --------
    Net (loss) income...................    $(71,780)        $ (8,110)       $ 6,153        $(5,318)        $(79,055)(M)
                                            ========         ========        =======        =======         ========
Net loss per share......................    $  (2.86)                                                       $  (2.69)(M)
                                            ========                                                        ========
Shares used in computing net loss per
  share.................................      25,113                                                          29,405 (M)
                                            ========                                                        ========

              See accompanying notes to this unaudited statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The pro forma condensed combined financial statements assume a per share price of $4.25 for the Company Common Stock to be issued in connection with the Page America Acquisition ("Acquisition"). The purchase price ultimately will be based upon the trading price of Company Common Stock on the closing date of the Acquisition. The purchase price and allocations are subject to change, which may be material, based upon a variety of factors including actual share prices at closing, financial performance prior to closing, and asset appraisals.

     (A) Reflects those assets not acquired and liabilities not assumed of Page America in the asset purchase transaction including cash, certain prepaid expenses and other assets, substantially all debt and related obligations (including accrued but unpaid dividends).

     Reflects those revenues, expenses and results of operations not assumed of Page America including interest related to unacquired debt.

     (B) Reflects fair values assigned to intangible assets acquired which consists of the following (in thousands):

                                                                               PAGE AMERICA
                                                                               ------------
    FCC License.............................................................     $ 37,502
    Subscriber Lists........................................................       18,471
    Less: Historical Intangibles............................................      (31,815)
                                                                                 --------
                                                                                 $ 24,158
                                                                                 ========

     (C) Reflects estimated accruals for direct acquisition costs related to Page America acquisition.

     (D) Reflects the cash payment of $25 million related to Page America acquisition which is assumed to be financed as long-term debt.

     (E) Reflects the issuance of 1,500 shares of Series B Junior Convertible Preferred Stock of Metrocall having a Stated Value of $15 million bearing dividends at 14% per year.

     (F) Reflects the issuance of 762,960 shares of Metrocall Common Stock and additional shares of Metrocall Common Stock, subject to adjustment based on changes in Page America's financial position. As of December 31, 1996, the total Metrocall Common Stock estimated to be issued is approximately 4,292,372 shares.

     (G) Historical statements for Parkway, Satellite and A+ Network in 1996 are through July 16, 1996, August 30, 1996, and November 15, 1996, respectively, which are the dates the respective acquisitions were completed. Subsequent to completion of the acquisitions, all financial reporting data is included in the historical Metrocall data.

     (H) Reflects the estimated difference in the net book value of products sold based upon Metrocall's estimated useful lives of subscriber equipment.

     (I) Reflects the elimination of certain executive salaries and bonuses for Parkway, Satellite and A+ Network executives terminated upon completion of the respective acquisitions in July, August and November of 1996.

     (J) Reflects incremental depreciation and amortization based upon the preliminary allocation of depreciable and amortizable assets and assumed useful lives of 5 years for subscriber lists, 25 years for FCC licenses and 15 years for goodwill.

     (K) Represents the estimated incremental interest at a rate of 8.00% that would have been incurred assuming all acquisitions were completed on January 1, 1996.

     (L) Represents the tax benefit resulting from the amortization of acquired intangibles for A+ Network and Parkway assuming an effective tax rate of 40%.

(M) Pursuant to the Page America Acquisition, the Company has retained the option to substitute cash at closing for all or a portion of the common and preferred stock consideration. Were the Company to substitute cash (funded by advances under the Company's credit facility) for Series B Junior Convertible Preferred Stock ($15.0 million) and Common Stock (valued at approximately $18.2 million), total long-term obligations would increase by approximately $33.2 million increasing total liabilities to approximately $516.6 million. As a result of the cash substitution, redeemable preferred stock and total stockholders' equity would be reduced by approximately $15.0 million to $31.2 million and $18.2 million to $166.3 million, respectively.

     Due to the increase in long-term obligations, interest expense would increase by approximately $2.7 million (assuming an incremental interest rate of 8.00%). The effect of the increased interest expense would be to increase the pro forma net loss for the year ended December 31, 1996 to approximately $81.7 million or a net loss per share of approximately $3.25. The pro forma weighted average number of shares would be reduced by approximately 4.3 million shares to 25,113 shares.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
Report of Independent Auditors.......................................................    F-2
Consolidated Balance Sheets at December 31, 1996 and December 31, 1995...............    F-3
Consolidated Statements of Operations for the years ended December 31, 1996, December
  31, 1995, and December 31, 1994....................................................    F-4
Consolidated Statements of Cash Flows for the years ended December 31, 1996, December
  31, 1995, and December 31, 1994....................................................    F-5
Consolidated Statement of Shareholders' Equity (Deficit) for the years ended December
  31, 1996, December 31, 1995, and December 31, 1994.................................    F-6
Notes to Consolidated Financial Statements...........................................    F-7

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
  Page America Group, Inc.

     We have audited the accompanying consolidated balance sheets of Page America Group, Inc. and subsidiaries as of December 31, 1996 and December 31, 1995, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Page America Group, Inc. and subsidiaries at December 31, 1996 and December 31, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that Page America Group, Inc. will continue as a going concern. Losses from operations in recent years have significantly weakened the Company's financial position and its ability to purchase paging equipment and meet current operating expenses. Further, as discussed in Note A, the Company is in default of its debt agreements under which it has outstanding borrowings of $51 million, including $34 million of borrowings under a credit facility with certain banks which is secured by substantially all of the assets of the Company. Such debt is classified as a current liability and the Company's current liabilities exceeded its current assets by $58 million at December 31, 1996. Management's plans in regard to these matters which are also described further in Note A, include the sale of substantially all of the Company's net operating assets in 1997 and the liquidation of the Company thereafter. These planned transactions require the approval of the Company's shareholders, lenders and certain other creditors.

     The matters referred to in the preceding paragraph raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Hackensack, New Jersey
March 12, 1997

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996        1995
                                                                          ---------   --------
                                    ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................................  $     290   $    751
  Accounts receivable, net of allowance for doubtful accounts of $278
     and $277...........................................................        899      1,017
  Prepaid expenses and other current assets.............................        672        944
                                                                          ---------   --------
          Total current assets..........................................      1,861      2,712
EQUIPMENT, less accumulated depreciation and amortization...............      5,382      6,662
OTHER ASSETS
  Certificates of authority, net of accumulated amortization of $3,821
     and $3,216.........................................................     20,363     20,968
  Customer lists, net of accumulated amortization of $8,537 and
     $7,992.............................................................      3,232      3,776
  Other intangibles, net of accumulated amortization of $3,472 and
     $3,184.............................................................      8,220      8,945
  Deferred financing costs, net.........................................         --         32
  Deposits and other non-current assets.................................        503        908
                                                                          ---------   --------
                                                                             32,318     34,629
                                                                          ---------   --------
                                                                          $  39,561   $ 44,003
                                                                          =========   ========

                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
  Current maturities of long-term debt..................................  $  51,814   $ 48,666
  Accounts payable......................................................      1,620      1,982
  Accrued expenses and other liabilities................................      2,187      1,535
  Preferred dividends payable...........................................      2,864      1,432
  Customer deposits.....................................................        249        299
  Deferred revenue......................................................      1,536      1,242
                                                                          ---------   --------
          Total current liabilities.....................................     60,270     55,156
LONG-TERM DEBT, less current maturities.................................         37         69
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT)
  Series One Convertible Preferred Stock, 10% cumulative, $.01 par value, authorized 310,000 shares; issued and outstanding -- 286,361
     shares; liquidation value -- $105 per share........................     30,068     30,068
  Common stock -- $.10 par value, authorized -- 100,000,000 shares;
     issued and outstanding 16,037,095 and 8,052,305 shares.............      1,604        805
Paid-in capital.........................................................     53,501     52,850
Accumulated deficit.....................................................   (105,919)   (94,945)
                                                                          ---------   --------
                                                                            (20,746)   (11,222)
                                                                          ---------   --------
                                                                          $  39,561   $ 44,003
                                                                          =========   ========

        The accompanying notes are an integral part of these statements.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              1996           1995          1994
                                                           -----------    ----------    ----------
Service revenues........................................   $    20,074    $   26,415    $   32,693
Sales revenues..........................................         1,910         2,692         4,565
                                                           -----------    ----------    ----------
          Total revenues................................        21,984        29,107        37,258
Operating expenses:
  Cost of service.......................................         2,128         2,640         2,943
  Cost of sales.........................................         1,284         1,723         2,766
  Selling...............................................         3,988         6,066         6,842
  General and administrative............................         6,270         8,923        10,653
  Technical.............................................         3,190         4,262         4,685
  Depreciation..........................................         4,297         5,235         6,370
  Amortization and write-off of intangibles.............         1,876         3,350         4,447
                                                           -----------    ----------    ----------
                                                                23,033        32,199        38,706
                                                           -----------    ----------    ----------
  Operating loss........................................        (1,049)       (3,092)       (1,448)
Interest expense........................................        (6,153)       (6,263)       (5,102)
Other income (expenses)
  (Loss) gain on disposal of assets.....................           (91)         (657)          371
  Amortization and write-off of deferred costs..........           (80)       (2,688)         (437)
  Other.................................................          (737)         (393)         (412)
                                                           -----------    ----------    ----------
                                                                  (908)       (3,738)         (478)
                                                           -----------    ----------    ----------
Net loss................................................        (8,110)      (13,093)       (7,028)
Preferred stock dividend requirements...................        (2,864)       (2,863)       (3,023)
                                                           -----------    ----------    ----------
Net loss applicable to common stock.....................   $   (10,974)   $  (15,956)   $  (10,051)
                                                           ===========    ==========    ==========
Loss per common share...................................   $     (0.88)   $    (2.01)   $    (1.55)
                                                           ===========    ==========    ==========
Weighted average number of shares outstanding...........    12,497,800     7,936,410     6,463,889
                                                           ===========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)
                     DECREASE IN CASH AND CASH EQUIVALENTS

                                                                      YEARS ENDED DECEMBER 31,
                                                                   ------------------------------
                                                                    1996        1995       1994
                                                                   -------    --------    -------
Net loss........................................................   $(8,110)   $(13,093)   $(7,028)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization.................................     6,253       9,690     11,254
  Write-off of deferred financing costs.........................        --       1,584         --
  Net book value of pagers sold.................................     1,164       1,596      2,731
  Provision for losses on accounts receivable...................       908         710      1,703
  Provision for lost pagers.....................................       238         249        342
  Non-cash interest expense.....................................     1,950       1,950         --
  Loss (gain) on disposal of assets.............................        91         657       (371)
  Other.........................................................       492         578        204
  Change in assets and liabilities:
     (Increase) decrease in accounts receivable.................      (790)        374       (698)
     Decrease (increase) in prepaid expenses and other assets...       170         279       (245)
     (Decrease) increase in accounts payable....................      (293)     (1,759)        83
     Increase (decrease) in accrued expenses....................       671        (219)       229
     Increase (decrease) in customer deposits and deferred
       revenue..................................................       244        (532)       398
                                                                   -------    --------    -------
Net cash provided by operating activities.......................     2,988       2,064      8,602
Cash flows from investing activities:
  Capital expenditures..........................................    (3,523)     (5,938)    (8,016)
  Licensing costs...............................................        --        (206)    (1,016)
  Acquisitions and related liabilities..........................        --          --       (265)
  Net proceeds from disposal of assets..........................       616      17,473        416
                                                                   -------    --------    -------
     Net cash (used in) provided by investing activities........    (2,907)     11,329     (8,881)
  Cash flows from financing activities:
  Proceeds from issuance of debt................................     1,337         116         --
  Principal payments on debt....................................    (1,562)    (13,077)      (919)
  Costs related to financing of debt............................      (129)       (741)      (177)
  Costs related to planned Metrocall transaction................      (188)         --         --
  Cost related to issuance of preferred and common stock........        --         (68)      (409)
                                                                   -------    --------    -------
     Net cash used in financing activities......................      (542)    (13,770)    (1,505)
                                                                   -------    --------    -------
Net decrease in cash and cash equivalents.......................      (461)       (377)    (1,784)
Cash and cash equivalents at beginning of period................       751       1,128      2,912
                                                                   -------    --------    -------
Cash and cash equivalents at end of period......................   $   290    $    751    $ 1,128
                                                                   =======    ========    =======
Supplemental schedule of noncash investing and financing
  activities:
  Dividends accrued on preferred stock..........................   $ 2,864    $  1,432    $ 1,444
  Dividends added to the liquidation value of preferred
     shares.....................................................        --       1,432         --
  Common stock issued in connection with acquisition............        --       1,471         --
  Common stock issued to employee stock purchase plan...........        22          16        130
  Common stock adjustment relating to Crico asset acquisition...        --          --      1,471
  Common stock issued as payment on preferred stock.............     1,432       1,445      1,527
  Capital expenditures in accounts payable and accrued
     expenses...................................................        31          94      1,367
  Capital expenditures financed.................................       989       1,287         --

        The accompanying notes are an integral part of these statements.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                                ($ IN THOUSANDS)

                                                                             SERIES ONE             SERIES C            COMMON
                                                                          PREFERRED STOCK        PREFERRED STOCK        STOCK
                                                                         ------------------    -------------------    ----------
                                                                         SHARES     AMOUNT      SHARES     AMOUNT       SHARES
                                                                         -------    -------    --------    -------    ----------
BALANCE AT JANUARY 1, 1994.............................................. 305,768    $30,577     131,479    $1,831      5,999,322
Issuance of Common Stock:
  To employee stock purchase plan and trust.............................                                                  33,548
  For dividends on Preferred Stock -- Series One........................                                                 406,220
  Purchase price adjustment related to an acquisition...................                                                 (38,000)
Conversion of Preferred Stock........................................... (16,887)    (1,689)    (18,970)     (264)       394,197
Preferred Stock -- Series C Exchange....................................                       (112,509)   (1,567)       306,581
Expenses related to issuance of Common Stock and Preferred
  Stock -- Series One...................................................
Dividends declared on Preferred Stock...................................
Net loss................................................................
                                                                         -------    -------    --------    -------    ----------
BALANCE AT DECEMBER 31, 1994............................................ 288,881     28,888                            7,101,868
Issuance of Common Stock:
  To employee stock purchase plan and trust.............................                                                  20,912
  For dividends on Preferred Stock -- Series One........................                                                 437,629
  Purchase price adjustment related to an acquisition...................                                                 435,903
Conversion of Preferred Stock...........................................  (2,520)      (252)                              55,993
Dividends added to the liquidation value of Preferred Stock.............              1,432
Expenses related to issuance of Common Stock............................
Dividends declared on Preferred Stock...................................
Net loss................................................................
                                                                         -------    -------    --------    -------    ----------
BALANCE AT DECEMBER 31, 1995............................................ 286,361     30,068           0         0      8,052,305
Issuance of Common Stock:
  To employee stock purchase plan and trust.............................                                                  85,200
  For dividends on Preferred Stock -- Series One........................                                               7,899,590
Expenses related to issuance of Common Stock............................
Dividends declared on Preferred Stock...................................
Net Loss................................................................
                                                                         -------    -------    --------    -------    ----------
BALANCE AT DECEMBER 31, 1996............................................ 286,361    $30,068           0    $    0     16,037,095
                                                                         =======    =======    ========    =======    ==========

                                                                          COMMON
                                                                          STOCK     PAID-IN
                                                                          ------    CAPITAL    ACCUMULATED
                                                                          AMOUNT    AMOUNT       DEFICIT       TOTAL
                                                                          ------    -------    -----------    --------
BALANCE AT JANUARY 1, 1994..............................................  $  600    $45,069     $ (68,980)    $  9,097
Issuance of Common Stock:
  To employee stock purchase plan and trust.............................       3        127                        130
  For dividends on Preferred Stock -- Series One........................      40      1,487                      1,527
  Purchase price adjustment related to an acquisition...................      (4)      (163)                      (167)
Conversion of Preferred Stock...........................................      40      1,913                          0
Preferred Stock -- Series C Exchange....................................      31      1,536                          0
Expenses related to issuance of Common Stock and Preferred
  Stock -- Series One...................................................               (139)                      (139)
Dividends declared on Preferred Stock...................................                           (2,981)      (2,981)
Net loss................................................................                           (7,028)      (7,028)
                                                                          ------    -------    -----------    --------
BALANCE AT DECEMBER 31, 1994............................................     710     49,830       (78,989)         439
Issuance of Common Stock:
  To employee stock purchase plan and trust.............................       2         14                         16
  For dividends on Preferred Stock -- Series One........................      44      1,401                      1,445
  Purchase price adjustment related to an acquisition...................      43      1,427                      1,470
Conversion of Preferred Stock...........................................       6        246                          0
Dividends added to the liquidation value of Preferred Stock.............                                         1,432
Expenses related to issuance of Common Stock............................                (68)                       (68)
Dividends declared on Preferred Stock...................................                           (2,863)      (2,863)
Net loss................................................................                          (13,093)     (13,093)
                                                                          ------    -------    -----------    --------
BALANCE AT DECEMBER 31, 1995............................................     805     52,850       (94,945)     (11,222)
Issuance of Common Stock:
  To employee stock purchase plan and trust.............................       9         13                         22
  For dividends on Preferred Stock -- Series One........................     790        642                      1,432
Expenses related to issuance of Common Stock............................                 (4)                        (4)
Dividends declared on Preferred Stock...................................                           (2,864)      (2,864)
Net Loss................................................................                           (8,110)      (8,110)
                                                                          ------    -------    -----------    --------
BALANCE AT DECEMBER 31, 1996............................................  $1,604    $53,501     $(105,919)    $(20,746)
                                                                          ======    =======    ===========    ========

         The accompanying notes are an integral part of this statement.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS -- The Company is a radio paging company which markets and provides over-the-air messaging information, products and services in the New York and Chicago metropolitan area markets through facilities which it owns and operates as a radio common carrier ("RCC") under licenses from the Federal Communications Commission. The Company's diversified customer base provides for a lack of concentration of credit risk.

     BASIS OF PRESENTATION -- Certain amounts in the prior year financial statements have been reclassified to conform with the current year presentation.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less, at date of acquisition, to be cash equivalents.

     EQUIPMENT -- Equipment is stated at cost less accumulated depreciation and amortization and includes pagers held for sale or lease. Depreciation is computed by the declining balance method for pager equipment and the straight-line method for all other equipment in amounts sufficient to allocate the cost of depreciable assets to operations over their estimated useful lives. Leasehold improvements are amortized over the shorter of the life of the respective lease or service life of the improvement. Cost of sales and service does not include depreciation expense, which is presented separately in the accompanying statements of operations.

     CERTIFICATES OF AUTHORITY -- The costs of certificates of authority related to the conduct of RCC operations are amortized on a straightline basis principally over periods of 40 years.

     CUSTOMER LISTS -- Customer lists generally consist of a portion of the cost of business acquisitions assigned to the value of customer accounts and are amortized on a straight-line basis over the estimated lives of those customers which range up to fourteen years.

     OTHER INTANGIBLES -- Other intangibles include the excess of the purchase price over the fair market value of the net assets acquired and are amortized on a straight-line basis principally over 40 year periods. The Company routinely evaluates the carrying value of all of its intangibles for impairment.

     INTEREST RATE PROTECTION -- On December 30, 1993, the Company entered into a new senior credit facility with certain banks. On February 15, 1994, the Company entered into an interest rate cap agreement which protected the Company against increases in interest rates on $25 million of this debt. The cost of this agreement was fully amortized as of December 31, 1996.

     LOSS PER SHARE -- Loss per share is computed based upon the weighted average number of common shares outstanding during the periods presented and is computed after giving effect to preferred stock dividend requirements. Stock options, warrants and the assumed conversion of the convertible preferred stock have not been included in the calculation, since their inclusion would be anti-dilutive for each of the periods presented.

     EMPLOYEE STOCK BASED COMPENSATION -- The Company follows Accounting Principles Board Statement No. 25 with regard to the accounting for stock issued as compensation for employees.

     NET LOSSES AND MANAGEMENT'S PLANS -- The accompanying financial statements have been prepared on a going concern basis. The Company, since its inception, has experienced a deficiency in working capital and recurring losses. In 1995, as a result of non-compliance by the Company with certain covenants of its credit

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES facility (the "Credit Facility"), the terms were modified to accelerate the final maturity to December 29, 1995, and the Subordinated Notes were modified to provide for a final maturity of six months thereafter. On April 26, 1996, the Credit Facility was again modified to provide for a revolving credit loan of $750,000, a waiver of all existing defaults on certain financial and other covenants, the omission of financial covenants effective April 30, 1996 and an extension of the maturity date to the earlier of November 30, 1996 or the completion of the sale of the Company's assets to Metrocall, Inc. The Credit Facility has not been repaid and the lenders have declared the Company in default. In addition, the Subordinated Notes matured at December 31, 1996 and are in default (see Note E). Such debt is classified as a current liability and the Company's current liabilities exceeded its current assets by $58.4 million at December 31, 1996. The Company has entered into a definitive agreement to sell substantially all of its assets to Metrocall, Inc. The cash to be received by Page America from this sale will not be sufficient for Page America to pay in full in cash its outstanding obligations under the Credit Facility or under the Subordinated Notes or to pay its other outstanding liabilities. Page America is negotiating with the creditors to satisfy its obligations. In addition, the consent of Page America's lenders is required for the sale to Metrocall. There is no assurance that Page America will be able to reach agreement with its creditors, that this transaction will be completed or that the Company will have sufficient funds to finance its operations, which continue to show losses, through the year ending December 31, 1997.

     All of these matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classifications of liabilities that may result from the outcome of this uncertainty.

     Following completion of the sale of its assets to Metrocall, the Company plans to liquidate.

NOTE B -- SALE OF FLORIDA AND CALIFORNIA OPERATIONS

     On July 28, 1995, the Company sold its California and Florida paging assets for a cash sale price of $19.4 million. At December 31, 1996, cash proceeds of $500,000 are being held in escrow and are scheduled to be released to the Company in 1997, as provided for in the agreement. Part of the proceeds was used to reduce the Company's senior debt by $11.8 million and to prepay interest of $1.2 million through December 29, 1995. In connection with this sale, the Company incurred expenses amounting to approximately $1.0 million. This sale included approximately 78,000 pagers, two statewide and several regional frequencies. The assets sold had a net book value of approximately $19.1 million and consisted of the assets which the Company acquired from Crico Communications Corporation ("Crico") on December 30, 1993 and the 900 Mhz channel which is licensed to provide state-wide coverage in California which the Company acquired in 1994 for a purchase price of $500,000. The purchase price paid by the Company for the Crico assets consisted of $12,650,000 in cash paid to Crico's lenders, the issuance of an aggregate of 1,435,903 shares of Common Stock to Crico's lenders and the issuance of 240,000 shares of Common Stock and warrants to purchase 130,000 shares of Common Stock at an exercise price of $5.00 per share to a company related to certain shareholders of Crico. As a result of the sale, the Company incurred a loss of approximately $718,000.

NOTE C -- PLANNED SALE OF NEW YORK AND CHICAGO OPERATIONS

     On April 23, 1996, Page America entered into a definitive agreement to sell substantially all of its assets to Metrocall, Inc. On January 30, 1997, this agreement was amended. The amended agreement provides for a purchase price of
(A) $25 million in cash, (B) 1,500 shares of series B Preferred Stock of Metrocall having a stated value of $15 million, (C) 762,960 shares of Metrocall Common Stock, and (D) shares of Metrocall Common Stock or other equity securities having a share value equal to $15 million, subject to adjustment based on changes in the Company's Working Capital Deficit and decreases in service revenue below specified thresholds. Metrocall has the option to substitute cash at closing for all or a portion of the stock consideration.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

Excluded from the sale are cash, assets related to the employee benefit plans and to the Florida and California operations which had been previously sold, liabilities under the senior credit facility, subordinated debt agreement and NEC America leasing contract and obligations with respect to federal, state and local taxes. This sale is subject to the approval of the Company's shareholders. There is no assurance that the transaction will be consummated.

NOTE D -- BALANCE SHEET CLASSIFICATIONS ($ IN THOUSANDS)

     Prepaid expenses and other current assets comprise the following:

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1996        1995
                                                                   --------    --------
        Current portion of escrow amount from the sale of
          Florida and California assets.........................   $    502    $    502
                                                                   --------    --------
        Other current assets....................................        170         442
                                                                   $    672    $    944
                                                                   ========    ========

     Equipment consists of the following:

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1996        1995
                                                                   --------    --------
        Pagers..................................................   $  6,510    $  8,164
        Radio common carrier equipment..........................     13,282      12,914
        Office equipment........................................      3,939       3,946
        Leasehold improvements..................................        614         614
        Building and land.......................................         64          64
                                                                   --------    --------
                                                                     24,409      25,702
        Less accumulated depreciation and amortization..........    (19,027)    (19,040)
                                                                   --------    --------
                                                                   $  5,382    $  6,662
                                                                   ========    ========

     Accrued expenses and other liabilities comprise the following:

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1996        1995
                                                                   --------    --------
        Interest................................................   $    751    $    101
        Taxes...................................................        768         818
        Salaries and bonuses....................................        132         366
        Professional services...................................        116          95
        Other...................................................        420         155
                                                                   --------    --------
                                                                   $  2,187    $  1,535
                                                                   ========    ========

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

NOTE E -- LONG-TERM DEBT

     Long-term debt is as follows:

                                                                       DECEMBER 31,
                                                                   --------------------
                                                                     1996        1995
                                                                   --------    --------
                                                                     ($ IN THOUSANDS)
        Bank credit facility....................................   $ 33,948    $ 33,200
        Subordinated notes (including deferred interest)........     16,900      14,667
        Other...................................................      1,003         868
                                                                   --------    --------
                                                                     51,851      48,735
        Less current maturities.................................     51,814      48,666
                                                                   --------    --------
                                                                   $     37    $     69
                                                                   ========    ========

     On December 30, 1993, the Company entered into a senior secured credit facility with certain banks. The bank credit facility replacing the Company's then existing credit facility, provided for an $11.27 million reducing revolving credit line and a $45 million term loan facility, each with an original final maturity of March 31, 2000. At closing, the Company paid a fee to the Banks in the amount of $951,550. The Company was also required to pay the Banks a commitment fee of 0.5 percent on the unused balance of the revolving credit facility and annual fees of $55,000. The Company canceled its revolving credit facility effective November 29, 1994. Payments on the Credit Facility initially were to be interest only with mandatory principal payments due quarterly beginning on September 30, 1995.

     On July 28, 1995, concurrent with the sale of the Company's Florida and California paging assets, the Credit Facility was amended. Among other things, the amendment provided for an acceleration of the maturity to December 29, 1995 and modified the financial covenants so that the Company would no longer be in default as of the amendment date. The Company used the net proceeds from the sale of its Florida and California operations to reduce the debt by $11.8 million and prepay interest at the LIBOR rate from August 1, 1995 through December 29, 1995. In the third fiscal quarter of 1995, the Company recorded a charge of approximately $1.8 million related to the amended agreement which includes the write-down of deferred financing costs of approximately $1.1 million. On April 26, 1996, the Company's Credit Facility was again modified to provide for a revolving credit loan of $750,000, a waiver of all existing defaults on certain financial and other covenants, the omission of financial covenants effective April 30, 1996 and an extension of the maturity date to the earlier of November 30, 1996 or the completion of the sale of the Company's assets to Metrocall, Inc. The Credit Facility has not been repaid and the lenders have declared the Company in default. The Credit Facility is secured by substantially all the assets of the Company. At December 31, 1996, the interest rate was prime of 8.25 percent plus margin of 1.75 percent and 3.75 percent on the term loan and revolving credit loan, respectively.

     On December 30, 1993, the Company sold $13 million aggregate principal amount of 12 percent Subordinated Notes originally due 2003, with warrants, pursuant to a Note Purchase Agreement. Payments on the Subordinated Notes initially were to be interest only with mandatory principal payments of $1.3 million due semi-annually beginning on June 30, 1999. All payments on the notes are subordinated to the prior payment in full of all amounts outstanding under the Credit Facility. The notes are governed by certain financial covenants. In July, 1994, the Company exchanged the notes for identical notes which were registered under the Securities Act of 1933.

     On July 28, 1995, the subordinated notes were modified to provide for a final maturity of six months subsequent to the final maturity of the Credit Facility and to defer the cash payment of interest until maturity. The subordinated notes were due on December 31, 1996 and have not been paid. The Company is in default on payment of the subordinated notes. Commencing January 1, 1995, interest is increased from 12 to

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

15 percent per annum, compounded semi-annually and is satisfied by the issuance of additional promissory notes with terms substantially identical to the subordinated notes, as amended. In 1995 the Company recorded a charge of approximately $500,000 related to the modified agreement, which includes the write-down of deferred financing costs of approximately $479,000. If a change in control of the Company occurs, the note holders will have the right to require the Company to repurchase the notes at par plus accrued interest.

     As a result of the default of the aforementioned loans, it is not practicable for the Company to estimate the fair value of its long-term debt.

     Interest payments for the fiscal years 1996, 1995 and 1994 were $3.3 million, $4.5 million and $4.1 million, respectively.

NOTE F -- CUMULATIVE SERIES C PREFERRED STOCK EXCHANGE

     On March 7, 1994, the Company offered the holders of its Cumulative Series C Preferred Stock to exchange each share of such stock, and undeclared dividends thereon, for 2.725 shares of common stock. The holders of 112,509 shares of Series C elected to accept this offer. Accordingly, 306,581 shares of Common Stock of the Company were issued in exchange for those shares of Series C and the holders' right to $970,400 of associated undeclared dividends. In accordance with the original terms, on September 12, 1994, the remaining shares outstanding were mandatorily converted to shares of Common Stock of the Company and accrued dividends of $17,500 were paid.

NOTE G -- SHAREHOLDERS' EQUITY

     SERIES ONE CONVERTIBLE PREFERRED STOCK -- The Series One Convertible Preferred Stock has a 10 percent dividend, payable semi-annually in arrears and is convertible into Common Stock at $4.50 per share, subject to certain anti-dilution provisions. Payment of dividends may be made in cash or in Common Stock of the Company. Any dividend payments not made when permitted under the Credit Facility and the Subordinated Note Financing will result in, among other things, an increase in the dividend rate to 15 percent per annum and entitle holders of the majority of the Series One Convertible Preferred Stock to elect an additional representative to the Board of Directors of the Company. On August 11, 1994 and March 8, 1995, the Company issued 406,220 shares and 437,629 shares of its Common Stock, respectively, to the holders of Series One Convertible Preferred Stock, as full payment of dividends for the year ended December 31, 1994. On June 30, 1995, the Preferred shareholders waived their rights to receive the dividend payment of $1,432,000 due on the same date. In exchange, this amount was added to the liquidation value of the shares. On June 12, 1996, the Company issued 7,899,590 shares of its Common Stock as full payment of the dividends accrued at December 31, 1995.

     The Company may redeem the Series One Convertible Preferred Stock if the average closing price of the Common Stock for both the preceding 60 day and five day periods has equalled or exceeded 150 percent of the conversion price. After December 31, 2000, the Series One Convertible Preferred Stock may be redeemed at par, plus accrued dividends. If the Company calls the Series One Convertible Preferred Stock for redemption, the holders may convert to shares of Common Stock. Upon any redemption, accrued dividends must be paid by the Company in cash. Upon conversion of the Series One Convertible Preferred Stock, the Company will have the option to pay accrued dividends by issuing additional shares of its Common Stock. Holders of the Series One Convertible Preferred Stock are entitled to vote as if their shares of Series One Convertible Preferred Stock were converted into shares of Common Stock. Holders of a majority of the Series One Convertible Preferred Stock, as a class, are entitled to elect two representatives to the Board of Directors. If a change in control in the Company occurs, the holders of Series One Convertible Preferred Stock will have the right to cause the Company to repurchase such stock at the liquidation value, plus accrued dividends.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

     WARRANTS -- In connection with the issuance of the Subordinated Notes, the Company also issued warrants to purchase an aggregate of 1,205,556 shares of Common Stock, at a purchase price of $3.50 per share. The warrants expire in 2003. The Company may accelerate the expiration of the warrants if the average closing price of the Common Stock for both the 60 day and the five day periods preceding the notice date is equal to or greater than 150 percent of the warrant exercise price. The holders will be entitled to anti-dilution protection under certain circumstances. If a change of control of the Company occurs at less than a 25 percent premium over the exercise price, the warrant holders will have the right to cause the Company to pay to them the difference between the exercise price and 125 percent of the exercise price; provided, however, the warrants must be exercised.

     COMMON STOCK RESERVED FOR ISSUANCE -- As of December 31, 1996, unissued Common Stock of the Company was reserved for issuance in accordance with the terms of outstanding warrants (1,503,252), stock options (240,000) and convertible preferred stock (6,363,578).

     STOCK OPTIONS -- The Company's 1983 Stock Option Plan, as amended, provides for the granting of options to purchase an aggregate of 235,000 shares of the Company's Common Stock to key employees. The option prices cannot be less than the fair market value of Common Stock at dates of grant. Options may not be exercised until specified time restrictions have lapsed and option periods cannot exceed five years. No more options may be granted under this plan.

     The Company's 1990 Stock Option Plan provides for the grant by the Company of options to purchase not more than 555,000 shares of Common Stock to key employees and directors. The exercise price per share is the fair market value of a share of Common Stock for options granted after December 29, 1992, and the greater of (i) the fair market value of a share of Common Stock or (ii) $7.00, for options granted on or before December 29, 1992. Options to be granted under the 1990 Stock Option Plan may not be exercised prior to one year from the date of grant and options may be exercised 20 percent per year thereafter. Exercise of such options will be accelerated if the Company is sold, a change in control occurs or as the Compensation Committee of the Board of Directors deems appropriate.

     Option activities under the Incentive Plans are detailed in the following table:

                                                                                      WEIGHTED
                                                                                   AVERAGE OPTION
                                                         1990 PLAN    1983 PLAN    PRICE PER SHARE
                                                         ---------    ---------    ---------------
    Outstanding at January 1, 1994....................     300,458      106,000         $5.09
      Forfeited/Cancelled.............................     (11,750)          --          7.16
                                                         ---------    ---------        ------
    Outstanding at December 31, 1994..................     288,708      106,000          5.03
      Granted.........................................     225,000           --           .75
      Forfeited/Cancelled.............................    (267,008)    (101,000)         4.90
                                                         ---------    ---------        ------
    Outstanding at December 31, 1995..................     246,700        5,000          1.39
      Forfeited/Cancelled.............................     (11,700)          --          7.00
                                                         ---------    ---------        ------
    Outstanding at December 31, 1996..................     235,000        5,000          1.12
                                                          ========     ========        ======
    Exercisable at December 31, 1996..................      54,000        5,000          2.13
                                                         ---------    ---------        ------
    Exercisable at December 31, 1995..................      18,700        3,750          6.80
                                                         ---------    ---------        ------
    Exercisable at December 31, 1994..................     225,566       53,000          4.96
                                                         ---------    ---------        ------

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

     At December 31, 1996, for each of the following classes of options as determined by range of exercise price, the information regarding weighted-average exercise prices and weighted-average remaining contractual lives of each said class is as follows:

                                                               WEIGHTED-AVERAGE                   WEIGHTED-AVERAGE
                                           WEIGHTED-AVERAGE       REMAINING                           EXERCISE
                                            EXERCISE PRICE       CONTRACTUAL        NUMBER OF         PRICE OF
                             NUMBER OF            OF               LIFE OF           OPTIONS          OPTIONS
                              OPTIONS        OUTSTANDING         OUTSTANDING        CURRENTLY        CURRENTLY
      OPTION CLASS          OUTSTANDING        OPTIONS             OPTIONS         EXERCISABLE      EXERCISABLE
-------------------------   -----------    ----------------    ----------------    -----------    ----------------
Price of $.75............     225,000            $ .75              5.8 yrs           45,000            $ .75
Prices ranging from
  $5.25-$7.38............      15,000            $6.66               .7 yrs           14,000            $6.59

     During 1996 and 1995, the Company did not sell any shares of common stock under the 1990 or the 1983 plans.

     Had the Company been accounting for its employee stock options under the fair value method of SFAS No. 123, there would not have been a material impact on the Company's net loss or net loss per common share during 1995 and 1996.

NOTE H -- INCOME TAXES

     The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss and tax credit carryforwards to offset future taxable income following a corporate "ownership change". In general, an ownership change occurs if the percentage of stock of a loss corporation owned (actually, constructively and, in some cases, deemed ownership) by one or more "5 percent shareholders" has increased by more than 50 percentage points over the lowest percentage of such stock owned by those persons during a three year testing period. If an ownership change occurs it would limit the utilization of the net operating loss carryforwards for federal income tax purposes. The Company has determined that there has been an ownership change as of December 31, 1993. As of December 31, 1996, the Company had net operating losses of approximately $80.2 million for federal income tax purposes which will expire at various dates between 1998 and 2011. Net operating losses of $52.6 million are subject to the aforementioned limitations. In addition, the Company has investment tax credit carryforwards of approximately $670,000 which expire principally in 1997 through 2000, which are also subject to limitation.

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES

     The effects of temporary differences that gave rise to deferred tax assets and liabilities are as follows:

                                                        DECEMBER 31, 1996         DECEMBER 31, 1995
                                                      ---------------------     ---------------------
                                                      CURRENT     LONG-TERM     CURRENT     LONG-TERM
                                                      -------     ---------     -------     ---------
                                                                      (IN THOUSANDS)
Deferred tax assets:
  FCC License amortization..........................              $     32                  $    110
  Allowance for bad debts...........................                             $  13
  Commission expense................................                 1,351                     1,425
Investment tax credit carryforwards.................                   670                       670
Net operating loss carryforwards....................                30,937                    27,362
Other...............................................                   163                       256
                                                        ----       -------         ---       -------
          Total deferred tax assets.................                33,153          13        29,823
  Less: Valuation allowance.........................               (32,729)        (13)      (29,699)
                                                        ----       -------         ---       -------
  Net deferred tax assets...........................                   424                       124
Deferred tax liabilities:
  Depreciation......................................                   424                       124
                                                        ----       -------         ---       -------
          Total deferred tax liabilities............                   424                       124
                                                        ----       -------         ---       -------
Net deferred tax asset/liability....................              $      0       $   0      $      0
                                                        ====       =======         ===       =======

     The Company's valuation allowance increased by approximately $3,017,000 to $32,729,000 as of December 31, 1996 due principally to the increase in the net operating losses.

     The reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense is:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1996        1995        1994
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Tax (benefit) at U.S. statutory rates.................  $(2,757)    $(4,429)    $(2,390)
    State income taxes, net of federal benefit............     (278)       (487)       (195)
    Valuation allowance...................................    3,017       4,315       3,014
    Other.................................................       18         601        (429)
                                                            -------     -------     -------
                                                            $     0     $     0     $     0
                                                            =======     =======     =======

NOTE I -- CONTINGENCIES

     The Company is involved in various lawsuits and proceedings arising in the normal course of business. In the opinion of management of the Company, the ultimate outcome of these lawsuits and proceedings will not have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE J -- RELATED PARTY TRANSACTIONS

     A company (the "Related Company") whose president is a Director of the Company acted as a placement agent in connection with the sale by the Company of shares of Series One Convertible Preferred Stock and subordinated notes and the entering into of the bank credit facility.

     The Related Company has been engaged to provide investment banking functions for which it receives an annual fee of $105,000, subject to cost of living adjustments. This agreement will terminate if the Related Company ceases to control a majority of the Series One Convertible Preferred Stock (or Common Stock

                   PAGE AMERICA GROUP, INC. AND SUBSIDIARIES issued upon conversion thereof) or owns less than 20% of the Company's fully diluted shares of Common Stock. At December 31, 1996, investment banking and other fees accrued but unpaid were $288,565.

     In conjunction with the purchase of Series A and Series A-2 Preferred Stock and the issuance of subordinated note from 1990 to 1992, the Related Company was issued warrants to purchase 167,696 shares of the Company's Common Stock.

NOTE K -- RENTALS

     Rental expense for the fiscal years 1996, 1995 and 1994 was approximately $2,383,000, $3,062,000 and $3,236,000, respectively.

     Future minimum annual payments under non-cancelable operating leases for office space and transmitter sites, as of December 31, 1996, are as follows:

                                                                            AMOUNT
                                                                        ---------------
                                                                        (IN THOUSANDS)
        1997.........................................................        $1,894
        1998.........................................................         1,625
        1999.........................................................         1,451
        2000.........................................................           857
        2001.........................................................           680
        Thereafter...................................................         2,039
                                                                             ------
                                                                             $8,546
                                                                             ======

     Certain leases are subject to increases in taxes, operating and other expenses.

NOTE L -- EMPLOYEE BENEFIT PLAN

     The Company has a 401(K) plan covering substantially all of its employees. All employees who have completed ninety days of service are eligible to participate. Employees may contribute 1% to 4% of compensation to the plan on an after-tax basis and also defer additional amounts of compensation in 1% increments on a pre-tax basis, subject to limits established by the Internal Revenue Code. The Company matched 100% of after-tax and 25% of pre-tax contributions with shares of its common stock until March 15, 1996, after which matching contributions were paid in cash. The total cost of the plan amounted to $43,900, $69,400 and $124,800 in 1996, 1995 and 1994, respectively.

                                                                      APPENDIX B

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the notes thereto which are incorporated by reference herein.

     All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future capital requirements, the Company's future development plans, the Company's ability to obtain additional debt, equity or other financing, and the Company's ability to generate cash from operations and further savings from existing operations, are based on current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause actual results to differ materially are the following: the availability of sufficient capital to finance the Company's business plan on terms satisfactory to the Company; competitive factors, such as the introduction of new technologies and competitors into the paging and wireless communications industry; pricing pressures which could affect demand for the Company's services; changes in labor, equipment and capital costs; future acquisitions and strategic partnerships; general business and economic conditions; and the other risk factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.

OVERVIEW

     Metrocall is the fifth largest paging company in the United States, based on 2,142,351 pagers in service as of December 31, 1996. From December 31, 1993 to December 31, 1996, the Company has increased its base of pagers in service from less than 250,000 to more than 2.1 million. This growth has been accomplished through a combination of internal growth and a program of mergers and acquisitions. In July, August, and November 1996, Metrocall completed the Parkway Paging, Satellite Paging, Message Network and A+ Network acquisitions, respectively. As a result of these acquisitions, Metrocall added approximately 900,000 subscribers to its base of pagers in service. In addition to the acquisitions, the Company grew its subscriber base by approximately 32% through internal growth. During 1995, the Company's total pagers in service grew approximately 25%, exclusively through internal growth. In August and November 1994, Metrocall completed the FirstPAGE acquisition and the MetroPaging acquisition, respectively. As a result of these acquisitions, Metrocall added approximately 420,000 subscribers to its base of pagers in service, more than doubling its total pagers in service during 1994 alone. The consolidated statements of operations for the years ended December 31, 1994 and 1996 includes the results of operations for acquired companies from their respective acquisition dates only. The definitions below relate to management's discussion of the Company's results of operations that follows.

     - Service, rent and maintenance revenues: include primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not generally dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement. Service, rent and maintenance revenues also include revenues derived from telemessaging, cellular and long distance services.

     - Net revenues: include service, rent and maintenance revenues and sales of customer owned and maintained ("COAM") pagers less net book value of pagers sold.

     - Service, rent and maintenance expenses: include costs related to the management, operation and maintenance of the Company's network systems and customer support centers.

     - Selling and marketing expenses: include salaries, commissions and administrative costs for the Company's sales force and related marketing and advertising expenses.

     - General and administrative expenses: include executive management, accounting, office telephone, rents and maintenance, information services and employee benefits.

     The Company derives the majority of its revenues from fixed periodic (usually monthly) fees, generally not dependent on usage, charged to subscribers for paging services. While a subscriber continues to use the Company's service, operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other fixed costs. The Company's total revenues have grown from $37.7 million for the year ended December 31, 1993 to approximately $150.0 million for the year ended December 31, 1996.

     In recent years, paging, including paging related services, has been one of the fastest growing, most cost competitive forms of wireless communications. Industry experts estimate that total pagers in service will increase to more than 75 million by the end of the century from approximately 43 million in 1996. In order to capitalize on this anticipated growth, the Company has expanded its channels of distribution to include Company-owned and operated retail stores, strategic partnerships and alliances, franchises and internet sales, among others; with each focusing on the sale rather than lease of pagers. While there has been an increase in the percentage of pagers sold through indirect, as opposed to direct, channels, the Company does not believe that this change will have a material effect on its results of operations or liquidity. The Company's average monthly service, rent and maintenance revenue per unit ("ARPU") for paging services for the years ended December 31, 1995 and 1996 was $9.15 and $8.01, respectively. This decline in ARPU is largely a function of the changing mix of distribution channels through internal growth and acquisitions and an overall average ARPU decline of approximately 6.6%. In order to increase penetration and maximize utilization of its network, the Company emphasizes a number of distribution channels characterized by lower ARPU, with correspondingly lower costs. For example, the Company's strategic partners and third-party resellers do not lease pagers from the Company and generally purchase services in large quantities at discounted prices. This lower revenue base is, however, offset by lower sales and administrative costs for their subscribers. The Company has reduced capital expenditure requirements for these new customers, as they do not need to make investments in paging equipment for these subscribers. More customers are purchasing pagers either directly from the Company or through Company owned retail stores, third-party retail outlets and the Company's strategic partners. While the Company does not earn lease revenues from these sold units, the overall capital expenditure requirement is reduced or eliminated. Enhanced services have partially offset declines in ARPU. The Company has been successful in marketing enhanced services such as nationwide paging service and voice mail, to its subscriber base, as well as branded customer service and billing services for the Company's strategic partners and franchisees. Such services carry a low incremental cost to the Company. The Company is attempting to offset declines in ARPU through the expansion of its distribution channels, continued marketing of enhanced services and expansion into support functions, including billing and customer service.

     The Company's growth and expansion into new markets, whether internal or through acquisitions, require significant capital investment for the installation of paging equipment and technical infrastructure. Additionally, the Company incurred significant expenditures throughout the first three quarters of 1996 while it completed the expansion and buildout of its nationwide network. The Metrocall Nationwide Network serves the top 100 Standard Metropolitan Statistical Areas. The Company also purchases pagers for that portion of its subscriber base that leases equipment from the Company.

     The Company's focus is now on integrating its 1996 acquisitions and increasing the utilization of its networks constructed during 1996. As a result of the completion of the Company's nationwide network and an emphasis on distribution channels through which pagers are sold rather than leased, capital expenditures are expected to be reduced in 1997. The combination of growing revenues and EBITDA along with reduced levels of capital expenditures should result in improving leverage ratios and access to capital in future periods. While the Company has no current outstanding commitments, other than the agreement to acquire the assets of Page America, the Company will continue to evaluate strategic acquisition targets in the future. Potential future acquisitions would be evaluated on significant strategic opportunities such as geographic coverage and regulatory licenses and other factors including overall valuation, consideration and availability of financing.

     The Company's long-term strategy is to continue to expand its business by providing paging and other wireless communication services to an increasingly broad base of subscribers throughout the United States, while increasing total revenues and EBITDA and de-emphasizing that portion of the business which has historically leased pagers. The Company believes that increases in revenues from the sale of pagers and service revenue from providing paging service to such pagers will more than make up for losses of rental revenues derived from leasing pagers, which has increasingly involved high volume, lower margin transactions. The Company is seeking to increase its base of subscribers by expanding its operations in existing, contiguous and other markets, through start-up operations and internal growth. As discussed above, the Company significantly expanded its geographic coverage and subscriber base through four acquisitions in 1996. Furthermore, the Company has signed a definitive acquisition agreement to acquire the assets of Page America Group, Inc. (the "Page America Acquisition"), as discussed below.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of net revenues (total revenues less the net book value of products sold) represented by certain items in the Company's Consolidated Statements of Operations and certain other information for the periods indicated.

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1994       1995        1996
                                                              -------    -------    ---------
    CONSOLIDATED STATEMENT OF OPERATIONS DATA:
      Revenues:
         Service, rent and maintenance.....................      97.7%      96.7%        96.7%
         Product sales.....................................      16.0       19.6         20.2
         Net book value of products sold...................     (13.7)     (16.3)       (16.9)
                                                                -----      -----        -----
              Net revenues.................................     100.0      100.0        100.0
                                                                -----      -----        -----
      Operating expenses:
         Service, rent and maintenance.....................      27.4       28.6         29.9
         Selling and marketing.............................      14.6       16.4         18.9
         General and administrative........................      26.2       25.9         25.7
         Depreciation and amortization.....................      27.2       33.1         45.4
         Management reorganization charge..................        --        2.1           --
                                                                -----      -----        -----
      Income (loss) from operations........................       4.6       (6.1)       (19.9)
      Interest and other income............................       0.3        2.1         (0.5)
      Interest expense.....................................      (7.3)     (13.1)       (15.9)
      Loss before extraordinary item.......................      (2.1)     (16.5)       (35.5)
      Loss attributable to common stockholders.............      (4.7)%    (21.1)%      (38.9)%
    OTHER DATA:
      Units in service (end of period).....................   755,546    944,013    2,142,351
      EBITDA (in thousands)(1).............................   $16,152    $27,771    $  32,751
      Ratio of EBITDA to net revenues(1)...................      31.7%      29.1%        25.5%
      ARPU(2)..............................................   $ 10.53    $  9.15    $    8.01
      Average monthly operating cost per unit(3)...........   $  7.36    $  6.71    $    6.28

---------------
(1) EBITDA (earnings before interest, taxes, depreciation and amortization and certain one-time charges), while not a measure under GAAP, is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income
    (loss) from operations, cash flows from operating activities or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which the Company's covenants are calculated under the Indenture and its credit facility. See "-- Liquidity and Capital Resources" for discussion of significant capital requirements and commitments. EBITDA excludes one-time, non-recurring charges for severance and other compensation costs of approximately $2.0 million incurred as a part of a management reorganization charge in 1995.

(2) ARPU (average monthly paging revenue per unit) is calculated by dividing (a) service, rent and maintenance revenues for the period by (b) the average number of units in service for the period. ARPU calculation excludes revenues derived from non-paging services such as telemessaging, long distance and cellular telephone.

(3) Average monthly operating expense per unit is calculated by dividing (a) total recurring operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period. For this calculation, operating expenses exclude a non-recurring charge of approximately $2.0 million incurred as a part of a management reorganization in 1995.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH DECEMBER 31, 1995

     Total revenues increased approximately $39.1 million from $110.9 million in the year ended December 31, 1995 ("1995") to approximately $150.0 million for the year ended December 31, 1996 ("1996"). Net revenues increased approximately $33.0 million, or 34.6% from $95.3 million in 1995 to $128.3 million in 1996. The increase is attributable to greater service revenues due to the growth of pagers in service from 944,013 at December 31, 1995 to 2,142,351 at December 31, 1996. The Parkway, Satellite Paging, Message Network and A+ Network acquisitions, completed in July, August and November 1996, respectively, added approximately 900,000 pagers to the Company's subscriber base. Operations of the acquired companies are included in the results of operations from their respective acquisition dates. ARPU for paging services has declined from $9.15 in 1995 to $8.01 in 1996 due primarily to the increase in the base of customers serviced through indirect channels (which generally have lower ARPU due to volume discounts) and an overall decline in monthly rates of approximately 6.6% during 1996. On a pro forma basis, assuming each of the acquisitions occurred on January 1, 1996, the ARPU for paging services (excluding long distance, telemessaging and cellular services) is estimated to have been $8.52 and $8.21 per month for the year and quarter ended December 31, 1996. Factors affecting ARPU in future periods include distribution mix of new subscribers, competition and new technologies, among others. There can be no assurance that ARPU will not decline in future periods.

     Net book value of products sold increased approximately $6.1 million from $15.5 million in 1995 to $21.6 million in 1996. The gross margin on products sold decreased from 17.0% in 1995 to 16.6% in 1996. Net book value of products sold increased principally due to the increase in product sales, partially offset by increased depreciation expense.

     Overall, the Company has experienced a decrease in total average operating expenses per unit in service (operating expenses per unit before depreciation and amortization) from 1995 to 1996. Average monthly operating expenses per unit decreased from $6.71 for 1995 to $6.28 for 1996. Each component of operating expenses is discussed separately below. Acquisitions require integration of each company's administrative, finance, sales and marketing organizations, as well as the integration of each company's technical network operations. Until the operations of A+ Network are fully integrated, the Company expects average operating expenses per unit to increase in 1997 from historical 1996 amounts. On a pro forma basis, assuming that all acquisitions were completed as of January 1, 1996, the Company's average monthly total operating expense per unit in service is estimated to have been approximately $7.05 for 1996 and $6.63 for the quarter ended December 31, 1996. The increase in average monthly total operating expense per unit is primarily due to higher overall per unit operating costs and a lower number of subscribers per employee in the A+ Network operations.

     Service, rent and maintenance expenses increased approximately $11.0 million from $27.3 million in 1995 to $38.3 million in 1996 and increased as a percentage of net revenues from 28.6% in 1995 to 29.9% in 1996. The Company estimates that this overall increase in service, rent and maintenance expenses is primarily attributable to the acquisitions of Parkway Paging ($1.1 million), Satellite Paging and Message Network ($1.2 million), and A+ Network ($2.4 million) and increased carrier line costs paid to third party service providers ($2.8 million), increased transmitter site rental costs associated with expanded system coverage ($1.7 million) and increased personnel costs ($1.7 million). On a per unit basis, monthly service, rent and maintenance expenses decreased from $2.71 in 1995 to $2.52 in 1996 as a result of combining operations for greater efficiencies. On a pro forma basis, assuming that all acquisitions were completed as of January 1, 1996, the Company's average monthly service, rent and maintenance expense per unit in service is estimated to have been approximately $2.55 for 1996 and $2.33 for the quarter ended December 31, 1996.

     Selling and marketing expenses increased approximately $8.5 million from $15.7 million in 1995 to $24.2 million in 1996 and increased as a percentage of net revenues from 16.4% in 1995 to 18.9% in 1996. The Company estimates this increase in selling and marketing expenses is primarily associated with the acquisitions of Parkway Paging ($0.7 million), Satellite Paging and Message Network ($0.5 million), and A+ Network ($2.6 million) and in part due to increased personnel costs, including salaries and commissions, ($3.6 million), advertising and promotion ($0.7 million), rents ($0.2 million) and travel expenses ($0.2 mil-

lion). Monthly selling and marketing expenses per unit have increased slightly from $1.55 in 1995 to $1.59 in 1996, due primarily to increasing the Company's sales force as a result of acquisitions in new geographic areas for the Company. Selling and marketing expenses may increase as a percentage of revenue as the Company continues to increase markets and expand geographic coverage. On a pro forma basis, assuming that all acquisitions were completed as of January 1, 1996, the Company's average monthly selling and marketing expense per unit in service for the year and quarter ended December 31, 1996 is estimated to have been approximately $1.77 and $1.68, respectively.

     General and administrative expenses increased approximately $8.4 million from $24.6 million in 1995 to $33.0 million in 1996 and decreased as a percentage of net revenues from 25.9% in 1995 to 25.7% in 1996. The Company estimates that this increase in general and administrative expenses is primarily attributable to the acquisitions of Parkway Paging ($0.3 million), Satellite Paging and Message Network ($0.5 million) and A+ Network ($3.7 million) from their respective acquisition dates, offset by synergies resulting from the reduction of duplicative functions, and in part due to increased expenses for collection activities ($0.6 million), professional services, including legal and accounting fees, ($1.2 million) and general corporate expenses ($2.1 million), including personnel, taxes and maintenance. Monthly general and administrative expenses per unit have decreased from $2.45 in 1995 to $2.17 in 1996. On a pro forma basis, assuming that all acquisitions were completed as of January 1, 1996, the Company's average monthly general and administrative expense per unit in service for the year and quarter ended December 31, 1996 is estimated to have been approximately $2.73 and $2.62, respectively.

     EBITDA increased approximately $5.0 million from $27.8 million in 1995 to $32.8 million in 1996. As a percentage of net revenues, EBITDA decreased from 29.1% in 1995 to 25.5% in 1996.

     Depreciation and amortization increased approximately $26.7 million from $31.5 million in 1995 to $58.2 million in 1996 and increased as a percentage of net revenues from 33.0% to 45.4% for 1995 and 1996, respectively. The Company estimates that the increase in total depreciation expense resulted from depreciation on additional pagers in service ($12.2 million) and paging equipment ($2.7 million), other operating equipment ($3.4 million) and depreciation of assets acquired in the acquisitions of Parkway, Satellite Paging and Message Network and A+ Network ($2.0 million). Amortization increased substantially during 1996 due to the amortization of goodwill and other intangibles recorded in the acquisitions completed in 1996. Effective July 1, 1996, the Company changed the estimated useful lives of certain intangibles acquired in 1994, including goodwill and regulatory licenses issued by the FCC from 40 years to 15 years for goodwill and from 40 years to 25 years for FCC licenses. The impact of these changes was to increase amortization expense for 1996 by approximately $1.3 million.

     Interest and other income (expense) decreased approximately $2.6 million from $2.0 million in 1995 to a loss of $0.6 million in 1996. The decrease is the result of the recognition of the Company's share of losses of A+ Network (from June 1996 through November 15, 1996, during which time the Company's investment was being accounted for under the equity method) of $4.1 million, and the Company's equity in the Solo America loss ($0.2 million). These losses were partially offset by a gain recognized on the sale of equipment ($1.2 million) and increased interest income reflecting higher cash balances in the first half of 1996.

     Interest expense increased approximately $7.9 million from $12.5 million in 1995 to $20.4 million in 1996 primarily due to the Company's 10 3/8% senior subordinated notes being outstanding all of 1996. Since net proceeds from the subordinated notes offering were used partially to refinance existing debt, the impact is to increase interest expense by the marginal increase in the interest rate of the debt.

     During the fourth quarter of 1996, the Company recognized an extraordinary charge of approximately $3.7 million to expense fees and cash payments incurred in the tender and consent solicitation for the A+ Network 11 7/8% senior subordinated notes (the "A+ Notes") outstanding.

     The Company's loss attributable to common stockholders increased approximately $29.8 million from $20.1 million in 1995 to $49.9 million in 1996. The increase in the loss attributable to common stockholders is primarily attributable to increased depreciation and amortization expense and increased interest costs in 1996. The Company's net losses are expected to continue for additional periods in the future. In addition, the Page

America Acquisition may result in increased net losses as a result of additional depreciation and amortization and interest expense attributable to the Page America transaction and borrowings to pay the cash portion of the purchase price. In November 1996, the Company issued $39.9 million of Series A Convertible Preferred Stock ("Series A Preferred") together with warrants to acquire approximately 2.9 million shares of the Company's Common Stock with an exercise price of $7.40 per share. The Series A Preferred bears dividends at 14% of the stated value per year. Total dividends accrued but unpaid at December 31, 1996 were approximately $698,000. The total value allocated to the warrants, $7.9 million or $2.70 per share, will be accreted over the term of the Series A Preferred as preferred dividends. Since the issuance of the Series A Preferred, accretion of the allocated value of the warrants was approximately $82,000.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH DECEMBER 31, 1994

     Net revenues increased approximately $44.4 million, or 87.2%, from $50.9 million in the year ended December 31, 1994 ("1994"), to $95.3 million for the year ended December 31, 1995 ("1995"). The increase is attributable to greater service revenues due to the growth of pagers in service from 755,547 at December 31, 1994 to 944,013 at December 31, 1995. The FirstPAGE and MetroPaging acquisitions, completed on August 31, 1994 and November 29, 1994, respectively, added approximately 420,000 pagers in service. Operations of FirstPAGE and MetroPaging are included in the results of operations from their respective acquisition dates. ARPU has declined from $10.53 in 1994 to $9.15 in 1995 due primarily to the increase in the base of customers serviced through indirect channels and, to a lesser extent, the inclusion of the operations of FirstPAGE and MetroPaging. Declining ARPU during 1995 is generally offset by increased sales of enhanced services including the Nationwide Network services. Product sales increased $10.6 million from $8.1 million in 1994 to $18.7 million in 1995 largely due to the FirstPAGE and MetroPaging acquisitions, and increased as a percentage of net revenues from 16.0% in 1994 to 19.6% in 1995 due to increased sales to resellers and other indirect sales channels.

     Net book value of products sold increased approximately $8.5 million from $7.0 million in 1994 to $15.5 million in 1995. The gross margin on products sold increased from 14.5% in 1994 to 17.0% in 1995. Net book value of products sold increased principally due to the increase in product sales, partially offset by increased depreciation expense.

     Overall, the Company has experienced a decline in total average operating expenses per unit in service (operating expenses per unit before depreciation and amortization) from 1994 to 1995. Average monthly operating expenses per unit decreased from $7.36 for 1994 to $6.71 for 1995. Each operating expense is discussed separately below.

     Service, rent and maintenance expenses increased approximately $13.3 million from $14.0 million in 1994 to $27.3 million in 1995 and increased as a percentage of net revenues from 27.5% in 1994 to 28.6% in 1995. The Company estimates that this overall increase in service, rent and maintenance expenses is primarily attributable to the acquisitions of FirstPAGE ($6.5 million) and MetroPaging ($5.3 million) and, to a lesser extent, increased carrier line costs paid to third party service providers ($0.8 million), increased transmitter site rental costs associated with expanded system coverage ($0.4 million) and increased personnel costs ($0.3 million). On a per-unit basis, monthly service, rent and maintenance expenses declined from $2.97 in 1994 to $2.71 in 1995 as a result of increased efficiencies due largely to the integration of the FirstPAGE and MetroPaging operations.

     Selling and marketing expenses increased approximately $8.2 million from $7.4 million in 1994 to $15.6 million in 1995 and increased as a percentage of net revenues from 14.6% in 1994 to 16.4% in 1995. The Company estimates this increase in selling and marketing expenses is primarily associated with the acquisitions of FirstPAGE ($2.5 million) and MetroPaging ($4.2 million), and in part due to increased personnel costs ($1.2 million) and travel expenses ($0.3 million). Additionally, the Company commenced operations in six new markets during 1995 including Boston, Pittsburgh, Miami, San Diego, Phoenix and Las Vegas. Monthly selling and marketing expenses per unit have declined from $1.57 in 1994 to $1.55 in 1995, due primarily to efficiencies gained by consolidating the Company's sales force with those of FirstPAGE and

MetroPaging. Selling and marketing expenses may increase as a percentage of revenue as the Company continues to increase markets and expand geographic coverage.

     General and administrative expenses increased approximately $11.3 million from $13.3 million in 1994 to $24.6 million in 1995 and decreased as a percentage of net revenues from 26.2% in 1994 to 25.9% in 1995. The Company estimates that this increase in general and administrative expenses is primarily attributable to the acquisitions of FirstPAGE ($7.2 million) and MetroPaging ($4.9 million) from their respective acquisition dates, offset by synergies resulting from the reduction of duplicative functions and lower personnel costs ($0.8 million). Monthly general and administrative expenses per unit have declined from $2.82 in 1994 to $2.45 in 1995. General and administrative expenses per unit should continue to decline as the Company realizes continued benefits from the integration of its back-office operations and economies of scale.

     In 1995, the Company recognized a charge for $2.0 million as a management reorganization charge to accrue for severance and other compensation costs associated with the replacement of the Company's Chairman of the Board and resignation of its Chief Executive Officer. In addition, the Company instituted a reduction-in-force whereby certain non-sales positions were eliminated. Management estimates the reorganization and reduction-in-force will result in approximately $1.0 million of savings in 1996.

     EBITDA increased approximately $11.6 million from $16.2 million in 1994 to $27.8 million in 1995. As a percentage of net revenues, EBITDA decreased from 31.7% in 1994 to 29.1% in 1995.

     Depreciation and amortization increased approximately $17.7 million from $13.8 million in 1994 to $31.5 million in 1995 and increased as a percentage of net revenues from 27.2% to 33.1% for 1994 and 1995, respectively. The Company estimates that the increase in total depreciation expense resulted from depreciation on additional pagers in service ($5.8 million) and paging equipment ($2.1 million), other operating equipment ($1.2 million) and depreciation of assets acquired in the FirstPAGE acquisition ($2.6 million) and MetroPaging acquisition ($1.1 million). Amortization increased substantially during 1995 due to the amortization of goodwill and other intangibles recorded in the acquisitions of FirstPAGE ($3.2 million) and MetroPaging ($1.7 million). Beginning in the quarter ended September 30, 1995, the Company began recording all purchases of new pagers as a component of subscriber paging equipment. Amounts previously classified as inventories in the prior year financial statements have been reclassified to conform to the current period's presentation. This resulted in an increase to depreciation expense of approximately $2.7 million.

     Interest and other income increased approximately $1.8 million from $0.2 million in 1994 to $2.0 million in 1995. The increase is the result of interest earned on cash balances, resulting from the completion of public offerings of
4.0 million shares of the Company's common stock and $150.0 million Senior Subordinated Notes, net of amounts used to repay existing debt and other costs.

     Interest expense increased approximately $8.8 million from $3.7 million in 1994 to $12.5 million in 1995. Interest expense increased due to the completion in October 1995 of the Company's public offering of senior subordinated notes bearing interest at 10 3/8%, payable semiannually on April 1 and October 1, due 2007. This raised the Company's average level of debt outstanding and increased the average interest rate in effect in 1995.

     During the fourth quarter of 1995, the Company recognized an extraordinary charge of $4.4 million to expense unamortized debt financing costs and other costs associated with the repayment of balances outstanding on its credit agreement in October 1995.

     The Company's net loss increased approximately $17.7 million from $2.4 million in 1994 to $20.1 million in 1995.

INFLATION

     Inflation is not a material factor affecting the Company's business. Paging system equipment and operating costs have not increased while pager costs have declined significantly in recent years. This reduction in costs has been reflected in lower prices charged to the Company's subscribers. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to inflationary pressures.

NEW ACCOUNTING PRONOUNCEMENT

     On March 3, 1997, the Financial Accounting Standards Board released Statement No. 128, "Earnings Per Share." Statement 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all periods presented. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to Accounting Principles Bulletin No. 15. Statement 128 is effective for fiscal years ending after December 15, 1997, and when adopted, it will require restatement of prior years' earnings per share.

     Since the effect of outstanding options is antidilutive, they have been excluded from the Company's computation of net loss per share. Accordingly, management does not believe that Statement 128 will have an impact upon historical net loss per share as reported.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operations require the availability of substantial funds to finance the growth of its existing paging operations and customer base, development and construction of future wireless communications networks, expansion into new markets and the acquisition of other wireless communications companies. Further cash requirements also include debt service, working capital and general corporate requirements.

     The Company has financed its internal growth in 1996 through its operating cash flow, the use of available cash and, to a limited extent, borrowings under the Company's credit facility. Net cash provided by operating activities decreased from $15.7 million for the year ended December 31, 1995 to $15.6 million for the year ended December 31, 1996. Of the $125.0 million of A+ Notes outstanding, the Company refinanced approximately $122.5 million under its credit facility. Through the refinancing of the A+ Notes, the Company expects to lower its overall interest costs in future periods. See Note 7 to the Company's consolidated financial statements for a discussion of the Company's credit facility and other indebtedness.

     At December 31, 1996, the Company had a deficit in working capital of approximately $7.3 million. The Company has experienced such deficits in prior years and such deficits are likely to continue. Pursuant to the Page America Acquisition, the Company will assume current liabilities of Page America. This may result in a significant increase in the Company's working capital deficit. The Company attempts, when possible, to finance its growth through operating cash flow and available cash balances rather than incurring additional indebtedness. As a result, purchases of noncurrent assets, including pagers and other network and transmission equipment, may be financed with current liabilities (e.g., accounts payable), causing a deficit in working capital. The Company currently has sufficient borrowing capacity available under its credit facility, discussed below, to fund the working capital deficit at December 31, 1996.

     Cash flows used in investing activities were primarily to fund purchases of property and equipment and complete the acquisitions of Parkway, Satellite Paging, Message Network and A+ Network. Capital expenditures were approximately $62.1 million and $44.1 million for the years ended December 31, 1996 and 1995, respectively. The Company experienced much greater capital expenditure requirements in 1996 due to the completion of the Company's Nationwide Network, the expansion and upgrading of the Company's management information, database and customer service systems and increased pager placements. In June 1996, the Company completed a cash offer for approximately 4.4 million shares of the outstanding common stock of A+ Network for $91.8 million. In July and August 1996, the Company acquired Parkway and Satellite Paging and Message Network, respectively. The acquisitions of Parkway and Satellite were financed primarily with cash payments totaling approximately $45 million and the issuance of shares of the Company's Common Stock.

     Cash flows provided by financing activities for the year ended December 31, 1996, included payments on long-term debt approximately $25.5 million. Borrowings under the Company's credit facility increased by approximately $194.9 million primarily for the acquisitions of Parkway ($28 million), Satellite and Message Network ($17 million) and the purchase of the A+ Notes ($122.5 million) and other working capital requirements. Borrowings under the Company's credit facility are expected to further increase to finance the cash portion of the Page America Acquisition ($25 million plus, at the Company's option, additional cash in substitution for all or a portion of the consideration payable in securities of the Company). In November 1996, the Company sold Series A Preferred, bearing dividends at 14% of the stated value per year, to a group of investors. Net proceeds were approximately $38.3 million. Dividends on the Series A Preferred may be paid in either cash or additional shares of Series A Preferred, at the Company's option. However, under certain circumstances, as defined in the certificate of designation, the dividend rate may increase to 16% and dividends must be paid in cash to the extent permitted by the terms of the Company's debt agreements. Further, Metrocall is required to redeem all outstanding shares of Series A Preferred (including dividend shares) in November 2008 unless the holders have previously converted such shares to Common Stock. From the net proceeds of the Series A Preferred, the Company repaid $25 million outstanding under the credit facility.

     Total capital expenditures during 1997 are estimated to be approximately $60 million primarily for the acquisition of pagers, paging and transmission equipment and information system enhancement. This estimate does not include the cash consideration to be paid in the Page America Acquisition, or the related transaction costs, but does include estimated capital expenditures related to the Page America assets after the acquisition. The Company expects that its capital expenditures in 1997 will be financed through a combination of operating cash flow and borrowings. Projected capital expenditures are subject to change based on the Company's internal growth, general business and economic conditions and competitive pressures. The Company has aggregate rental commitments under operating leases of approximately $11.9 million, $9.5 million and $6.4 million for the years ending December 31, 1997, 1998 and 1999, respectively. Future cash requirements include debt service costs, primarily interest. Based on existing debt at December 31, 1996, estimated interest payments, including fees, in 1997 are approximately $31.3 million. Principal payments due in 1997 are approximately $0.7 million. The Company will complete the acquisition of Page America Group, Inc. during 1997 which is discussed further below.

     In January 1996, the Company completed a management reorganization. Under the reorganization, the Company's Chairman of the Board was replaced and the Company's Chief Executive Officer resigned. Severance and other separation costs for the former Chairman and former Chief Executive Officer were accrued and recorded as a management reorganization charge in the accompanying consolidated financial statements as of and for the year ended December 31, 1995. Additionally, certain nonsales employees were terminated and related severance costs were included in the management reorganization charge. Severance costs included approximately $285,000 of compensation expense recognized upon amending option agreements with certain former employees and the Company's former Chief Executive Officer to increase vesting and exercise periods. As of December 31, 1996, the balance of accrued but unpaid severance costs included in the accompanying balance sheet was approximately $544,000.

     In connection with the acquisition of A+ Network, stockholders of A+ Network received approximately 8.1 million indexed Variable Common Rights ("VCRs"). Each VCR entitles the holder to receive a payment of up to $5.00 in either the Company's Common Stock or cash, at the Company's option, if the market value, as defined, of the Company's Common Stock at November 15, 1997, is less than a specified target price. The target price will be adjusted downward, but not upward, based on changes in an index composed of the average closing bid prices of three other companies in the paging industry since the announcement of the merger. If changes in the index cause the target price to be lower than a floor price of $16.10 (which is not indexed and therefore not adjusted downward), the VCR payment will be zero without regard to the trading value of the Company's Common Stock. At November 15, 1996, the date the merger was completed, and December 31, 1996, the target price was below the fixed floor price of $16.10 per share resulting in no current obligation under the VCRs. While the Company currently expects to incur no future obligations related to the VCRs, there can be no assurance that future changes in the Company's stock price or in the industry index, as defined in the merger agreement, will not create an obligation for the Company in the future.

SENIOR SECURED CREDIT FACILITY

     On September 20, 1996, the Company amended and restated the loan agreement governing the Company's existing credit facility. Subject to certain conditions set forth in the new agreement, the Company may borrow up to $350 million under two loan facilities. The first facility ("Facility A") is a $225 million reducing revolving credit facility and the second ("Facility B") is a $125 million reducing credit facility (together Facility A and Facility B are referred to as the "New Credit Facility"). The New Credit Facility has a term of eight years and is secured by substantially all the assets of the Company. Required quarterly principal repayments begin on March 31, 2000 and continue through December 31, 2004. At December 31, 1996, a total of $169.9 million was outstanding under the New Credit Facility. At January 1, 1997, total additional borrowings available to the Company under the credit facility were approximately $46.5 million. On January 14, 1997, the Company increased its borrowings under the credit facility by $10 million primarily to fund working capital requirements.

     The New Credit Facility contains various covenants that, among other restrictions, require the Company to maintain certain financial ratios, including total debt to annualized operating cash flow (not to exceed 6.0 to 1.0 from January 1, 1997 to December 31, 1997, and declining thereafter), senior debt to annualized operating cash flow, annualized operating cash flow to pro forma debt service, total sources of cash to total uses of cash, and operating cash flow to interest expense (in each case, as such terms are defined in the agreement relating to the New Credit Facility). The covenants also limit additional indebtedness and future mergers and acquisitions (other than the pending transaction with Page America discussed below) without the approval of the lenders, and restrict the payment of cash dividends and other stockholders distributions by Metrocall during the term of the New Credit Facility. The New Credit Facility also prohibits certain changes in ownership control of Metrocall, as defined, during the term of the New Credit Facility.

PENDING ACQUISITION

     On April 22, 1996, the Company signed a definitive acquisition agreement (the "Page America Agreement") with Page America Group, Inc. of Hackensack, New Jersey ("Page America"). The Page America Agreement was subsequently amended on January 30, 1997, (the "Amended Page America Agreement"). Pursuant to the Amended Page America Agreement, (i) Metrocall will acquire substantially all of the assets and assume substantially all of Page America's accounts payable and certain obligations under various office and equipment leases and (ii) Page America will receive (a) $25 million in cash, (b) 1,500 shares of Series B Preferred Stock having a stated value of $15 million, (c) 762,960 shares of the Company's Common Stock and (d) additional shares of the Company's Common Stock or other equity securities (CSE Preferred Stock, see Note 8 to the Company's Consolidated Financial Statements) having a value equal to $15 million, subject to adjustment based on certain changes in Page America's working capital and service revenues. Under the terms of the Page America Agreement, the Company has retained the option to substitute cash at closing for all or a portion of the equity securities that are part of the consideration. Consummation of the Page America acquisition is subject to a number of conditions including, but not limited to, receipt of all necessary regulatory approvals and approval by the Page America stockholders. There can be no assurance that such approvals will be obtained. The pending transaction, if consummated, will be accounted for as a purchase for financial reporting purposes. The Company expects to finance the cash portion of the purchase price with borrowings under its credit facility by leveraging Page America's operating cash flow as permitted under the agreement governing the New Credit Facility.

ADDITIONAL FACTORS AFFECTING FUTURE OPERATING RESULTS AND FINANCIAL CONDITION

     The ability of the Company to meet its debt service and other obligations will be dependent upon the future performance of the Company and its cash flows from operations, which will be subject to financial, business and other factors, certain of which are beyond its control, such as prevailing economic conditions. Management believes that funds generated from the Company's operations and funds available under its credit facility will be sufficient to meet projected capital expenditures and debt service requirements and to fund the Company's operations for the foreseeable future. Although management has no further obligation to do so (other than Page America discussed above), it plans to continue to expand its geographic service areas through internal growth and will continue to evaluate potential strategic acquisition targets in the future which may result in substantial capital requirements for which additional financing may be required. No assurance can be given that such additional financing would be available on terms satisfactory to the Company. Additionally, the following important factors, among others, could cause the Company's operating results and financial condition to differ materially from those indicated or suggested by forward looking statements made in this annual report.

  Substantial Indebtedness

     At December 31, 1996, the Company had outstanding approximately $327.8 million in long term debt consisting of bank loans, senior subordinated notes, mortgage indebtedness and capital leases, and expects to incur additional indebtedness in connection with the Page America acquisition. The Company increased its borrowings outstanding under its credit facility by $10.0 million in January 1997. Additionally, the Company expects to incur additional indebtedness (in the form of draws under the Company's senior secured credit facility) to meet working capital needs and other purposes. This substantial indebtedness, along with the net losses and working capital deficits sustained by the Company in recent periods, will have consequences for the Company, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense; (iii) indebtedness under the New Credit Facility bears interest at floating rates, which will cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; and (v) the Company may be more vulnerable in the event of a downturn in its business or in general economic conditions. In addition, the ability of the Company to access borrowings under its credit facility and to meet its debt service and other obligations (including compliance with financial covenants) will be dependent upon the future performance of the Company and its cash flows from operations, which will be subject to financial, business and other factors, certain of which are beyond its control, such as prevailing economic conditions. No assurance can be given that, in the event the Company were to require additional financing, such additional financing would be available on terms permitted by agreements relating to existing indebtedness or otherwise satisfactory to Metrocall.

  Possible Impact of Competition and Technological Change

     The Company faces competition from other paging companies in all markets in which it operates. The wireless communications industry is a highly competitive industry, with price being one of the primary means of differentiation among providers of numeric messaging services which account for the substantial majority of the Company's revenues. Companies in the industry also compete on the basis of coverage area, enhanced services, transmission quality, system reliability and customer service. Certain of Metrocall's competitors possess greater financial, technical, marketing and other resources than Metrocall. In addition, other entities offering wireless two-way communications technology, including cellular telephone, specialized mobile radio services and personal communications services, compete with the paging services provided by Metrocall. There can be no assurance that additional competitors will not enter markets served by Metrocall or that Metrocall will be able to compete successfully. In this regard, certain long distance carriers have or have announced their intention to market paging services jointly with other telecommunications services.

     The wireless communications industry is characterized by rapid technological change. Future technological advances in the wireless communications industry could create new services or products competitive with the paging and wireless messaging services provided or to be developed by Metrocall. Recent and proposed regulatory changes by the Federal Communications Commission ("FCC") are aimed at encouraging such services and products.

     In particular, in 1994, the FCC began auctioning licenses for new personal communications services ("PCS"). The FCC's rules also provide for the private use of PCS spectrum on an unlicensed basis. PCS will involve a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile voice and data communications. There are two types of PCS, narrowband and broadband. Narrowband PCS is expected to provide enhanced or advanced paging and messaging capabilities, such as "acknowledgment paging" or "talk-back" paging. Several PCS systems are currently operational. Additionally, other existing or prospective radio services have potential to compete with Metrocall. For example, the FCC has authorized non-geostationary mobile satellite service systems in several frequency bands, and has initiated proceedings to consider making additional licenses in some of those bands available. Licensees of those satellite services (some of whom have already launched satellites) are permitted to offer signaling and other mobile services that could compete with terrestrial paging companies. A recent FCC decision will allow land mobile licensees in the 220-222 MHz band to offer commercial paging services. The FCC has also initiated a rule making proceeding proposing to allow Multiple Address Systems, a fixed microwave service in various 900 MHz frequency bands, to offer mobile services. Any of these services may compete directly or indirectly with Metrocall.

     Moreover, changes in technology could lower the cost of competitive services and products to a level where Metrocall's services and products would become less competitive or to where Metrocall would be required to reduce the prices of its services and products. There can be no assurance that Metrocall will be able to develop or introduce new services and products to remain competitive or that Metrocall will not be adversely affected in the event of such technological developments.

     Technological changes also may affect the value of the pagers owned by Metrocall and leased to its subscribers. If Metrocall's subscribers requested more technologically advanced pagers, Metrocall could incur additional capital expenditures if it were required to replace pagers to its subscribers.

  History of Net Losses

     Metrocall has sustained net losses of $2.4 million, $20.1 million and $49.1 million for the years ended December 31, 1994, 1995 and 1996. No assurance can be given that losses can be reversed in the future. In addition, at December 31, 1996, Metrocall's accumulated deficit was $96.8 million and Metrocall had a deficit in working capital of $7.3 million. Metrocall's business requires substantial funds for capital expenditures and acquisitions that result in significant depreciation and amortization charges. Additionally, substantial levels of borrowing, which will result in significant interest expense, are expected to be outstanding in the foreseeable future. Accordingly, net losses are expected to continue to be incurred in the future. There can be no assurance that Metrocall will be able to operate profitably at any time in the future.

  Litigation

     In April 1996, the Company entered into an agreement to purchase certain of the assets of Source One Wireless, Inc. ("Source One") and placed $1 million cash in escrow. On June 26, 1996, the Company advised Source One that Source One had failed to meet certain conditions to completion of the transaction and terminated the agreement. On September 20, 1996, Source One filed an action in the Circuit Court of Cook County, Illinois claiming that the Company had breached the agreement and seeking specific performance of the purchase agreement or unspecified damages in excess of $80 million. The Company intends to vigorously defend the claims in this action and believes it has meritorious defenses to this action.

  Subscriber Turnover

     The results of operations of paging service providers, such as Metrocall, can be significantly affected by subscriber cancellations and by subscribers who switch their service to other carriers. Metrocall's average monthly subscriber turnover rate for the year ended December 31, 1996 was approximately 2.1%. In order to realize net growth in subscribers, disconnected subscribers must be replaced and new subscribers must be added. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because Metrocall's business is characterized by high fixed costs, disconnections directly and adversely affect Metrocall's results of operations. An increase in its subscriber cancellation rate may adversely affect Metrocall's results of operations.

  Potential for Change in Regulatory Environment

     Metrocall's paging operations are subject to regulation by the FCC and, to a lesser extent, by various state regulatory agencies. There can be no assurance that those agencies will not adopt regulations or take actions that would have a material adverse effect on the business of Metrocall. Changes in regulation of Metrocall's paging business or the allocation of radio spectrum for services that compete with Metrocall's business could adversely affect Metrocall's results of operations. For example, the FCC is currently engaged in a rule making proceeding whereby it proposes to issue paging licenses on a wide-area basis by competitive bidding. Although, Metrocall believes that the proposed rule changes may simplify Metrocall's regulatory compliance burdens, particularly regarding adding or relocating transmitter sites, those rule changes may also increase Metrocall's costs of obtaining paging licenses.

  Intangible Assets

     Intangible assets, net of accumulated amortization, increased from approximately $129.1 million in 1995 to approximately $452.6 million in 1996 primarily as a result of the Company's 1996 acquisitions of Parkway, Satellite, Message Network and A+ Network. At December 31, 1996, the Company's total assets of approximately $651.5 million included net intangible assets of approximately $452.6 million. Intangible assets include state certificates and FCC licenses, customer lists, debt financing costs, goodwill and certain other intangibles. The Company will record, for financial reporting purposes, additional intangible assets in connection with its acquisition of the assets of Page America in 1997. Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed. Impairment is measured by comparing the book value to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company's estimates of anticipated gross revenues, the remaining estimated lives of tangible and intangible assets, or both, could be reduced significantly in the future due to changes in technology, regulation, available financing and competitive pressures in any of the Company's individual markets. As a result, the carrying amount of long-lived assets and intangible assets including goodwill could be reduced materially in the future.

                                METROCALL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby constitutes and appoints the Proxy Committee comprised of Ronald V. Aprahamian and Richard M. Johnston the true and lawful agent and proxy with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Metrocall, Inc. to be held at the Ritz-Carlton, Pentagon City, 1250 South Hayes Street, Arlington, Virginia on May 7, 1997, at 9:00 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

Election of Directors each for a three-year term, Nominees:

William L. Collins, III, Francis A. Martin, III, Suzanne S. Brock

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARE(S) UNLESS YOU SIGN AND RETURN THIS CARD.

The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Metrocall either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
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                     /\       FOLD AND DETACH HERE       /\








                               METROCALL, INC.


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1997
                                   9:00 A.M.
                          RITZ-CARLTON, PENTAGON CITY
                            1250 SOUTH HAYES STREET
                              ARLINGTON, VIRGINIA










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
[X]PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.


   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE HELD VOTED FOR EACH PROPOSAL.

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                                           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS
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
                 FOR  WITHHELD                             FOR  AGAINST ABSTAIN                               FOR  AGAINST ABSTAIN
1. Election of   [ ]    [ ]    2. Ratification of the      [ ]    [ ]     [ ]    3. Approval of an            [ ]    [ ]     [ ]
   Directors                      appointment by the                                amendment to Amended and
   (See reverse)                  Board of Directors of                             Restated Certificates of
For, except vote withheld from    Arthur Andersen LLP as                            Incorporation increasing
the following nominee(s):         independent public                                the number of authorized
                                  accountants of Metrocall                          shares of Common Stock
-----------------------------     for the fiscal year ending                        from 33.5 million to 60.0
                                  December 31, 1997                                 million.

                                                                                 4. Approval of the           [ ]    [ ]     [ ]
                                                                                    conversion rights of
                                                                                    holders of Series B
                                                                                    Preferred Stock.

-------------------------------------------------------------------------------- 5. Approval of certain       [ ]    [ ]     [ ]
                                                                                    amendments to Metrocall
                                                                                    1996 Stock Option Plan.

                                                                                 6. In its discretion, the Proxy Committee is
                                                                                    authorized to vote such other business as may
                                                                                    properly come before the meeting or any
                                                                                    adjournments or postponements thereof.
                                                                                ---------------------------------------------------
                                                                                NOTE: Please sign exactly as name appears hereon.
                                                                                Only one signature is required in the case of
                                                                                jointly owned stock.  When signing as attorney,
                                                                                executor, administrator, trustee or guardian, please
                                                                                give full title as such.



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